Exhibit 4.41

EXECUTION VERSION

COMMON TERMS AGREEMENT

                     2014

US$250,000,000

CONVENTIONAL FACILIY

(WITH A GREENSHOE OPTION TO INCREASE THE FACILITY AMOUNT BY US$125,000,000)

and

US$250,000,000

ISLAMIC FACILIY

(WITH A GREENSHOE OPTION TO INCREASE THE FACILITY AMOUNT BY US$125,000,000)

for

VEDANTA RESOURCES PLC

with

TWIN STAR MAURITIUS HOLDINGS LTD.

as TSMHL

arranged by

FIRST GULF BANK PJSC

STANDARD CHARTERED BANK

as Conventional Facility Arrangers

and

FIRST GULF BANK PJSC

STANDARD CHARTERED BANK

as Islamic Facility Arrangers

and

STANDARD CHARTERED BANK (MAURITIUS) LIMITED

acting as Account Bank

and

STANDARD CHARTERED BANK

acting as Global Facility Agent

Allen & Overy LLP

THIS AGREEMENT is dated                      2014 and made

BETWEEN:

(1)	TWIN STAR MAURITIUS HOLDINGS LTD., a company registered under the laws of Mauritius with registration number C097881 (TSMHL);

(2)	VEDANTA RESOURCES PLC, a company registered under the laws of England and Wales with registration number 04740415 (the Company);

(3)	TWIN STAR ENERGY HOLDINGS LTD., a company incorporated under the laws of Mauritius with registration number C078309 C2/GBL (TSEHL);

(4)	FIRST GULF BANK PJSC AND STANDARD CHARTERED BANK as arrangers of the Conventional Facility (whether acting individually or together the Conventional Facility Arranger);

(5)	FIRST GULF BANK PJSC AND STANDARD CHARTERED BANK as arrangers of the Islamic Facility (whether acting individually or together the Islamic Facility Arranger);

(6)	STANDARD CHARTERED BANK, as global facility agent for the Finance Parties (the Global Facility Agent);

(7)	STANDARD CHARTERED BANK as investment agent under the Islamic Finance Documents (the Investment Agent);

(8)	STANDARD CHARTERED BANK as facility agent under the Conventional Finance Documents (the Conventional Facility Agent);

(9)	THE FINANCIAL INSTITUTIONS listed in Part 1 of Schedule 1 (The Original Parties) as original lenders under the Conventional Finance Documents (the Original Lenders);

(10)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (The Original Parties) as original participants under the Islamic Finance Documents (the Original Participants); and

(11)	STANDARD CHARTERED BANK (MAURITIUS) LIMITED acting as account bank (the Account Bank).

BACKGROUND:

(A)	The Original Lenders have agreed to make available credit facilities to TSMHL on the terms set out in the Conventional Finance Documents.

(B)	The Original Participants have agreed to provide finance to TSMHL on the terms set out in the Islamic Finance Documents.

(C)	This Agreement sets out the common terms which have been agreed by the Parties.

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Acceleration Date means the date on which the Loans or the Deferred Sale Prices are or become immediately due and payable:

(a)	by reason of acceleration pursuant to paragraphs (a)(i)(B)I and (a)(i)(C)I of Clause 18.20 (Acceleration); or

(b)	under Clause 5 (Repayment) of the Conventional Facility or Clause 6.6 (Payment of the Deferred Sale Price) of the Murabaha Agreement in each case on the last Final Maturity Date to occur; or

(c)	under Clause 5 (Prepayment and Cancellation).

Acceptable Bank means a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of A or higher by S&P or Fitch Ratings Ltd or A2 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency.

Accession Letter means a letter substantially in the form set out in Schedule 5 (Form of Accession Letter).

Account Mandate means an account mandate relating to the establishment and maintenance of the Proceeds Account.

Account Pledge (Collection Account) means the Mauritian law governed account pledge over the Collection Account entered into or to be entered into between TSMHL and the Common Security Agent pursuant to Clause 16.26 (Common Security Documents).

Account Pledge (Proceeds Account) means the Mauritian law governed account pledge over the Proceeds Account entered into or to be entered into between TSMHL and the Common Security Agent pursuant to Clause 16.26 (Common Security Documents).

Additional Debt has the meaning given in paragraph (c) of Clause 16.11 (No other business).

Adjustment Event means any event or action taken by Cairn India affecting the quantum of Cairn India Shares in issue (including, without limitation, a private placement) that may have a diluting or concentrative effect on the percentage of Cairn India Shares held by TSMHL.

Administrative Party means the Global Facility Agent, the Account Bank, a Facility Representative or an Arranger.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent means the Global Facility Agent or a Facility Representative.

Agreed Form means, in relation to a document, that it is in a form initialled by or on behalf of the Company and the Global Facility Agent or confirmed by counsel to both the Arranger and the Company to be in the agreed form.

Agreed Timeline means a timeline agreed to between the E&S Consultant or E&S VSAP Consultant (as the case may be) and the Company (each acting reasonably), or (if no such timeline has been agreed to between the E&S Consultant or E&S VSAP Consultant (as the case may be) and the Company after a reasonable period of discussions) such timeline as determined by the Majority Participating Banks.

Amortisation Amount has the meaning given thereto in the Murabaha Agreement.

Amortisation Date has the meaning given thereto in the Murabaha Agreement.

Anti-Money Laundering Laws means the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act and any similar law enacted in the US after the date of this Agreement.

Arranger means a Conventional Facility Arranger or an Islamic Facility Arranger.

Assignment Agreement means an agreement substantially in the form set out in Schedule 4 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

Authorisation means:

(a)	an authorisation, consent, approval, foreign exchange control approval, resolution, licence, exemption, filing, notarisation or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law or regulation if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

Availability Period means:

(a)	in relation to a Utilisation of any Available Commitment (other than an Increase Commitment), the period from and including the date of this Agreement to and including 31 August 2014; and

(b)	in relation to a Utilisation of any Increase Commitment, the period from and including the Commitment Increase Date in respect of that Increase Commitment of this Agreement to and including 31 August 2014.

Available Commitment means a Conventional Available Commitment or an Islamic Available Commitment.

Available Facility means:

(a)	a Conventional Available Facility; or

(b)	an Islamic Available Facility.

Borrowings has the meaning given to it in Clause 15 (Financial Covenants).

Break Costs has the meaning given to that term in the Conventional Facility Agreement.

Broker has the meaning given to that term in the Murabaha Agreement.

Broker Documents has the meaning given to that term in the Murabaha Agreement.

Business Day means a day (other than a Friday, Saturday or Sunday):

(a)	in relation to the first and last day of any Interest Period and any other day for payment of principal or interest in respect of a Loan or an Unpaid Sum denominated in US Dollars, which is a London Business Day and on which banks are open for general business in New York City;

(b)	in relation to the first and last day of any Transaction Period and any other day for payment of a Deferred Sale Price and/or Profit Amount denominated in US Dollars, which is a London Business Day and on which banks are open for general business in New York City

(c)	in relation to any day for payment of any other amount (not being principal or interest in respect of a Loan, the Deferred Sale Price, the Profit Amount or an Unpaid Sum denominated in US Dollars), on which banks are open for general business in the principal financial centre of the jurisdiction(s) whose lawful currency the payment is to be made (provided that if there is more than one such principal financial centre, that principal financial centre shall be as designated by the Global Facility Agent (acting reasonably)); and

(d)	for all other purposes, on which banks are open for general business in London, Mumbai and Mauritius.

Cairn India means Cairn India Limited, a company registered under the laws of India with its registered office at 101 West View, Veer Savarkar Marg, Prabhadevi, Mumbai – 400025, India.

Cairn India Share Value means, at any time, the value (in US$) of all Cairn India Shares then held by TSMHL (capped at the Minimum Cairn Shareholding) with such value being determined based on:

(a)	the volume weighted average price of Cairn India Shares traded on the stock exchanges operated by BSE Ltd and National Stock Exchange of India Limited during the five Trading Day period immediately preceding the date of calculation; and

(b)	the average of the exchange rates for each such Trading Day for the purchase of US$ with INR as determined by reference to the daily reference rate published by the RBI for the purchase of US$ with INR.

Cairn India Shares means ordinary shares in the issued capital of Cairn India.

Cash has the meaning given to it in Clause 15 (Financial Covenants).

Cash Equivalent Investments has the meaning given to it in Clause 15 (Financial Covenants).

Change of Control has the meaning given to it in paragraph (a) of Clause 5.2 (Change of Control).

Charged Assets means the assets from time to time subject, or expressed to be subject, to the Security created under any Common Security Document or any part of those assets.

Code means the US Internal Revenue Code of 1986.

Collection Account means the US Dollar denominated current account with number 01/201/11570/03 in the name of TSMHL held with the Account Bank (or any other account being a renewal, re-designation or replacement of that account as the Account Bank may, from time to time, specify by notice in writing to TSMHL and the Common Security Agent and any associated fixed term deposit).

Commitment means:

(a)	a Conventional Commitment; or

(b)	an Islamic Commitment.

Commitment Increase Date means the date on which a duly completed Increase Participating Bank Accession Agreement is executed by the Global Facility Agent.

Commodities has the meaning given to that term in the Murabaha Agreement.

Common Secured Debt means “Debt” as defined in the Intercreditor Agreement.

Common Security Agent means the person appointed and acting as common security agent under the Intercreditor Agreement.

Common Security Document means:

(a)	the Account Pledge (Collection Account);

(b)	the Account Pledge (Proceeds Account);

(c)	the Hedging Document Security Assignment (as and when entered into);

(d)	the TSMHL Floating Charge (Collection Account);

(e)	the TSMHL Floating Charge (Proceeds Account);

(f)	the TSEHL Fixed and Floating Charge (TSMHL Shares);

(g)	the TSMHL Share Pledge,

or any other document defined or designated as a Common Security Document under the Intercreditor Agreement.

Company Net Borrowings has the meaning given to it in Clause 15 (Financial Covenants).

Compliance Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

Confidential Information means all information relating to any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 33 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Global Facility Agent.

Contribution has the meaning given to it in the Investment Agency Agreement.

Conventional Available Commitment means:

(a)	a Conventional Facility A Available Commitment; or

(b)	a Conventional Facility B Available Commitment.

Conventional Available Facility means:

(a)	the Conventional Facility A Available Facility; or

(b)	the Conventional Facility B Available Facility.

Conventional Commitment means:

(a)	a Conventional Facility A Commitment; or

(b)	a Conventional Facility B Commitment.

Conventional Facility means:

(a)	Conventional Facility A; or

(b)	Conventional Facility B,

and	Conventional Facilities means each of them.

Conventional Facility A has the meaning given to “Facility A” in the Conventional Facility Agreement.

Conventional Facility A Available Commitment means in relation to Conventional Facility A, a Lender’s Conventional Facility A Commitment, less:

(a)	the amount of its participation in any outstanding Loans under Conventional Facility A; and

(b)	in relation to any proposed Utilisation of Conventional Facility A, the amount of its participation in any Loans under Conventional Facility A that are due to be made on or before the proposed Utilisation Date.

Conventional Facility A Available Facility means the aggregate for the time being of each Lender’s Conventional Facility A Available Commitment.

Conventional Facility A Commitment means:

(a)	in relation to an Original Lender, the USD denominated amount set opposite its name in Part 1 of Schedule 1 (The Original Lenders) under the heading “Conventional Facility A Commitments” and the amount of any other Conventional Facility A Commitment transferred or assigned to it under this Agreement; and

(b)	in relation to any Increase Participating Bank under Conventional Facility A, its Conventional Facility A Increase Commitment and the amount of any Conventional Facility A Commitment transferred or assigned to it under this Agreement; and

(c)	in relation to any other Lender, the amount of any Conventional Facility A Commitment transferred or assigned to it under this Agreement,

to the extent not cancelled, transferred or reduced under the Conventional Finance Documents.

Conventional Facility A Loan has the meaning given to “Facility A Loan” in the Conventional Facility Agreement.

Conventional Facility A Termination Date has the meaning given to “Facility A Termination Date” in the Conventional Facility Agreement.

Conventional Facility A Utilisation means a utilisation of Conventional Facility A.

Conventional Facility Agreement means the USD 250,000,000 credit facility agreement dated on or about the date of this Agreement between, among others, TSMHL, the Original Lenders and the Conventional Facility Agent.

Conventional Facility B has the meaning given to “Facility B” in the Conventional Facility Agreement.

Conventional Facility B Available Commitment means in relation to Conventional Facility B, a Lender’s Conventional Facility B Commitment, less:

(a)	the amount of its participation in any outstanding Loans under Conventional Facility B; and

(b)	in relation to any proposed Utilisation of Conventional Facility B, the amount of its participation in any Loans under Conventional Facility B that are due to be made on or before the proposed Utilisation Date.

Conventional Facility B Available Facility means the aggregate for the time being of each Lender’s Conventional Facility B Available Commitment.

Conventional Facility B Commitment means:

(a)	in relation to an Original Lender, the USD denominated amount set opposite its name in Part 1 of Schedule 1 (The Original Lenders) under the heading “Conventional Facility B Commitments” and the amount of any other Conventional Facility B Commitment transferred or assigned to it under this Agreement; and

(b)	in relation to any Increase Participating Bank under Conventional Facility B, its Increase Commitment under Conventional Facility B and the amount of any other Conventional Facility B Commitment transferred or assigned to it under this Agreement; and

(c)	for any other Lender, the amount of any Conventional Facility B Commitment transferred or assigned to it under this Agreement,

to the extent not cancelled, transferred or reduced under the Conventional Finance Documents

Conventional Facility B Loan has the meaning given to “Facility B Loan” in the Conventional Facility Agreement.

Conventional Facility B Termination Date has the meaning given to “Facility B Termination Date” in the Conventional Facility Agreement.

Conventional Facility B Utilisation means a utilisation of Conventional Facility B.

Conventional Fee Letter means any fee letter entered into by reference to the Conventional Facility Agreement between one or more Conventional Finance Parties and TSMHL setting out the amount of certain fees referred to in the Conventional Facility Agreement or this Agreement.

Conventional Finance Document means:

(a)	this Agreement;

(b)	the Conventional Facility Agreement;

(c)	the Common Security Documents;

(d)	a Conventional Fee Letter;

(e)	a Transfer Certificate relating to a Conventional Facility;

(f)	an Assignment Agreement relating to a Conventional Facility;

(g)	an Increase Participating Bank Accession Agreement relating to a Conventional Facility; or

(h)	any other document designated as such by the Conventional Facility Agent.

Conventional Finance Party means the Conventional Facility Agent, a Conventional Facility Arranger or a Lender.

Cost Price has the meaning given to that term in the Murabaha Agreement.

Current Assets has the meaning given to it in Clause 15 (Financial Covenants).

Current Liabilities has the meaning given to it in Clause 15 (Financial Covenants).

Debt Transfer Transaction means, in relation to a person, a transaction where such person:

(a)	acquires by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

all or part of any Commitment or amount outstanding under this Agreement.

Default means an Event of Default or any event or circumstance specified in Clause 18 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Defaulting Participating Bank means any Participating Bank:

(a)	which has failed to make its participation in a Loan available or has notified the Conventional Facility Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 4.3 (Participant Banks’ participation);

(b)	which has failed to make its Contribution available or has notified the Investment Agent that it will not make its Contribution available by the relevant Transaction Date in accordance with the Investment Agency Agreement;

(c)	which has otherwise rescinded or repudiated a Finance Document; or

(d)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by administrative or technical error and payment is made within five Business Days of its due date;

(ii)	a Disruption Event has occurred; or

(iii)	the Participating Bank is disputing in good faith whether it is contractually obliged to make the payment in question.

Deferred Payment Date has the meaning given to that term in the Murabaha Agreement.

Deferred Sale Price has the meaning give to that term in the Murabaha Agreement.

Designated Person means a person or entity:

(a)	listed in the annex to, or otherwise targeted by the provisions of, the Executive Order;

(b)	named as a “Specially Designated National and Blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(c)	to the best of any Obligor’s knowledge, with which any Finance Party is prohibited from dealing or otherwise engaging in any transaction by any Economic Sanctions Laws.

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Distribution Date means a Utilisation Date or a Transaction Date.

E&S Consultant means The ERM Group Inc., ENVIRON UK Ltd, URS Corporation (or any of their respective Affiliates) or an independent internationally recognised firm of environmental and social consultants acceptable to the Majority Participating Banks.

E&S Review means any environmental and social review to be prepared by the E&S Consultant with a scope satisfactory to the Majority Participating Banks.

E&S VSAP Consultant means Ernst & Young, KPMG, SGS United Kingdom Ltd. (or any of their respective Affiliates) or an independent internationally recognised firm of consultants acceptable to the Majority Participating Banks.

Early Payment means:

(a)	in respect of the Conventional Facility, the prepayment of a Loan; or

(b)	in respect of an Islamic Facility, the prepayment of the Cost Price element of the Deferred Sale Price under a Purchase Contract.

EBITDA has the meaning given to it in Clause 15 (Financial Covenants).

Economic Sanctions Laws means the Executive Order, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other law or regulation promulgated thereunder from time to time and administered by OFAC and any similar law enacted in the US after the date of this Agreement.

Environment means living organisms including the ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).

Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law or applicable International Standards.

Environmental Law means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

Environmental Licence means any Authorisation required at any time under Environmental Law.

Environmental or Social Incident means any incident or accident which results in a material adverse impact (as determined by the Majority Participating Banks) on the Environment, communities or workers.

Event of Default means any event or circumstance specified as such in Clause 18 (Events of Default).

Excluded Indebtedness means any Financial Indebtedness incurred to finance or refinance the ownership, acquisition (other than by means of the acquisition of or subscription for any share in a Key Subsidiary or an Obligor), development and/or operation of projects, assets or installations (including, without limitation, (1) the discovery, mining, extraction, transportation or development, construction (in each case whether directly or indirectly) of metals or minerals and oil or gas exploration and/or production, or (2) the development or operation of processing facilities in respect of energy (in each case whether directly or indirectly) related to natural resources including, without limitation, metals smelting, processing and refining and (3) the development, construction or operation of infrastructure) (the Relevant Property) in respect of which the person or persons (in this definition the Creditor) to whom any such Financial Indebtedness is or may be owed by the relevant obligor (whether or not a member of the Group but which must not be the Company, TSEHL or TSMHL) has or have no recourse whatsoever to any member of the Group for the repayment of all or any portion of such indebtedness other than:

(a)	recourse to such obligor for amounts limited to the present and future cash flow or net cash flow from the Relevant Property;

(b)	recourse to such obligor generally or to the Relevant Property or to the proceeds of enforcement of any Security given by such obligor over the Relevant Property or the income, cash flow or other proceeds deriving therefrom (or given by any shareholder or the like in such obligor over its shares or the like in the capital of such obligor) to secure such Financial Indebtedness;

(c)	recourse to such obligor generally, or directly or indirectly to a member of the Group, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another person or an indemnity in respect thereof or an obligation to comply or to procure compliance by another person with any financial ratios or other tests of financial condition) by the person against whom such recourse is available; and

(d)	recourse to any other member of the Group (other than TSMHL or TSEHL) by way of guarantee of such Financial Indebtedness (but not benefitting from any Security or Quasi Security) from that other member of the Group.

Executive Order means the US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism.

Existing Facility Agreement means the US$1,200,000,000 Facility Agreement dated 15 May 2013, between among others, TSMHL and Standard Chartered Bank as agent.

Existing Facility Finance Documents means the Finance Documents under and as defined in the Existing Facility Agreement.

Facility means a Conventional Facility or an Islamic Facility.

Facility Agreement means:

(a)	the Conventional Facility Agreement; or

(b)	together, the Murabaha Agreement and the Investment Agency Agreement.

Facility Debt means all present and future moneys, debts and liabilities due, owing or incurred by the Obligors to any Finance Party (in each case, in its capacity as a Finance Party) under or in connection with any Finance Document (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise).

Facility Discharge Date means the date on which the Global Facility Agent notifies the Security Agent that it is satisfied that all Facility Debt have been fully and irrevocably paid or discharged and all commitments of the Finance Parties in respect of the Facility Debt have expired or been cancelled.

Facility Office means the office or offices notified by a Participating Bank to the Global Facility Agent in writing on or before the date it becomes a Participating Bank (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

Facility Representative means:

(a)	in respect of a Conventional Facility, the Conventional Facility Agent; and

(b)	in respect of an Islamic Facility, the Investment Agent.

FATCA means:

(a)	sections 1471 to 1474 of the Code, any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; and

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the government of the US or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of a change in FATCA after the date of this Agreement.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means any letter or letters entered into by reference to this Agreement between one or more Administrative Parties and TSMHL setting out the amount of certain fees referred to in this Agreement, including but not limited to a Conventional Fee Letter and an Islamic Facility Fee Letter.

Final Discharge Date means the latest of the Facility Discharge Date and the Hedging Debt Discharge Date.

Final Maturity Date means:

(a)	a Conventional Facility A Termination Date;

(b)	a Conventional Facility B Termination Date;

(c)	an Islamic Facility A Final Maturity Date; or

(d)	an Islamic Facility B Final Maturity Date.

Finance Document means:

(a)	this Agreement;

(b)	a Fee Letter;

(c)	any Accession Letter;

(d)	the Mandate Letter;

(e)	any Common Security Document;

(f)	any Increase Participating Bank Accession Agreement;

(g)	any Syndication Agreement;

(h)	any Transfer Certificate; (i) any Assignment Agreement;

(j)	the Intercreditor Agreement;

(k)	a Conventional Finance Document;

(l)	an Islamic Finance Document; or

(m)	any other document designated as a “Finance Document” by the Global Facility Agent and TSMHL.

Finance Party means:

(a)	a Conventional Finance Party;

(b)	an Islamic Finance Party; or

(c)	the Global Facility Agent.

Financial Indebtedness means any indebtedness for or in respect of:

(a) moneys borrowed;

(b) any amount raised under any Shariah financing arrangement;

(c)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(d)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(e)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	any amount raised under any other transaction (including any forward sale or purchase agreement, including any Islamic financing document) having the commercial effect of a borrowing;

(h)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(i)	shares which are expressed to be redeemable or any shares or instruments convertible into shares or any shares or other securities which are otherwise the subject to a put option or other form of guarantee where that put option or guarantee is granted or entered into primarily as a method of raising or assuring the payment or repayment of any Financial Indebtedness;

(j)	any obligation under any put option in respect of any shares or instruments convertible into shares or any form of guarantee or indemnity in respect of any put option where that put option or guarantee is granted or entered into primarily as a method of raising or assuring the payment or repayment of any Financial Indebtedness;

(k)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(l)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (k) above.

GAAP means:

(a)	in relation to the consolidated financial statements of the Group, generally accepted accounting principles, standards and practices in the United Kingdom, including IFRS; and

(b)	in relation to any member of the Group, generally accepted accounting principles, standards and practices in its jurisdiction of incorporation, including IFRS.

Governmental Agency means any government or any governmental agency, semi-governmental or judicial or quasi-judicial or administrative entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under any law or regulation).

Group means the Company and its Subsidiaries from time to time.

Group Structure Chart means the group structure chart in the Agreed Form.

Guarantor means each of the Company and TSEHL.

Hazardous Substance means any waste, pollutant, emission, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly.

Hedging Bank means any party which has become a Hedging Bank in accordance with Clause 21 (Accession of and Changes to the Hedging Banks) and a Hedge Counterparty (as defined in the Intercreditor Agreement) in accordance with the Intercreditor Agreement and which has not ceased to be a Hedging Bank and a Hedge Counterparty in accordance with this Agreement and the Intercreditor Agreement respectively.

Hedging Debt means all present and future moneys, debts and liabilities due, owing or incurred from time to time by any Obligor to any Hedging Bank under or in connection with any Hedging Document (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise).

Hedging Debt Discharge Date means the date on which each Hedging Bank has notified the Common Security Agent that it is satisfied that all Hedging Debt owed to it has been fully and irrevocably paid or discharged and no further Hedging Debt can arise pursuant to the Hedging Documents to which it is party.

Hedging Documents means the documents entered into or to be entered into between TSMHL (as hedging counterparty) and a Hedging Bank and, as the case may be, the Company and/or TSEHL as guarantor, for the sole purpose of implementing the hedging of the interest, profit and/or currency rate exposure of TSMHL under the Finance Documents and/or, to the extent contemplated in Clause 16.11 (No other business), currency exposure of TSMHL (each, a Hedging Document).

Hedging Document Security Assignment means each security assignment by TSMHL of its rights under any Hedging Document entered into by it with a Hedging Bank.

Hedging Transaction means any currency, commodity or interest rate purchase, cap or collar agreement, forward rate agreement, future or option contract, swap or other similar agreement.

High Income OECD Countries means those countries (classified as Category 1 countries by the OECD) whose per capital gross national income has been for at least two consecutive years above the threshold for high income countries, the membership as published annually by the OECD.

Hindustan Zinc means Hindustan Zinc Ltd, a company incorporated under the laws of India whose registered office is at Yashad Bhawan, Udaipur – 313004, Rajasthan, India.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Impaired Agent means an Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	it otherwise rescinds or repudiates a Finance Document;

(c)	(if it is also a Participating Bank) it is a Defaulting Participating Bank under paragraph (a) or (b) of the definition of Defaulting Participating Bank; or

(d)	an Insolvency Event has occurred and is continuing with respect to it;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within ten Business Days of its due date; or

(ii)	it is disputing in good faith whether it is contractually obliged to make the payment in question.

Increase Commitment means in respect of a Facility the amount stated to be the Increase Commitment in respect of that Facility in an Increase Participating Bank Accession Agreement.

Increase Participating Bank means any bank, financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in financings, securities or other financial assets and that has become a Party in accordance with Clause 2.4 (Increase Commitments).

Increase Participating Bank Accession Agreement means an accession agreement, substantially in the form set out in Schedule 9 (Form of Increase Participating Bank Accession Agreement).

India means the Republic of India and its constituent states from time to time and includes where the context so requires, the Government of the Republic of India, the Government of any constituent state thereof and any regulatory agency or authority thereof.

Indirect Tax means any goods and services tax, consumption tax, value added tax or any Tax of a similar nature.

Information Memorandum means the document in the form approved by the Company concerning the Group which, at the Company’s request and on its behalf, will be prepared in relation to this transaction and distributed by the Arranger in relation to Syndication.

Insolvency Event in relation to a Finance Party means the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of that Finance Party or all or substantially all of that Finance Party’s assets or any analogous procedure or step is taken in any jurisdiction with respect to that Finance Party.

Intercreditor Agreement means the English law governed intercreditor agreement entered into or to be entered into between, among others, the Creditors (as defined therein), the Common Security Agent, TSMHL, the Company and the finance parties under the Existing Facility Agreement relating to, among other things, matters relating to the Common Security Documents.

Interest Expense has the meaning given to it in Clause 15 (Financial Covenants).

Interest Period means each period determined under the Conventional Facility Agreement by reference to which interest on a Loan or an Unpaid Sum is calculated.

International Standards means the international environmental, social and sustainable development standards for the time being (including, without limitation, including the IFC Performance Standards 2012, the IFC General Environmental Health and Safety guidelines and the relevant IFC Industry Sector guidelines.

Interpolated Screen Rate means, in relation to LIBOR for any Loan or Purchase Contract, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period or Transaction Period of that Loan or Purchase Contract (as applicable); and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan or the Transaction Period of that Purchase Contract (as applicable), each as of the Specified Time on the Quotation Day for Dollars.

Investment Agency Agreement means the investment agency agreement dated on or about the date of this Agreement between TSMHL, the Investment Agent and the Participants.

ISDA Master Agreement means the 2002 Master Agreement, in each case as published by the International Swaps and Derivatives Association, Inc.

Islamic Available Commitment means:

(a)	an Islamic Facility A Available Commitment; or

(b)	an Islamic Facility B Available Commitment.

Islamic Available Facility means:

(a)	the Islamic Facility A Available Facility; or

(b)	the Islamic Facility B Available Facility.

Islamic Commitment means:

(a)	an Islamic Facility A Commitment; or

(b)	an Islamic Facility B Commitment.

Islamic Facility means:

(a)	Islamic Facility A; or

(b)	Islamic Facility B.

Islamic Facility A has the meaning given to the term “Facility A” in the Murabaha Agreement.

Islamic Facility A Available Commitment means a Participant’s Islamic Facility A Commitment less:

(a)	the amount of its outstanding Participation under Islamic Facility A; and

(b)	in relation to any proposed Utilisation of Islamic Facility A, the amount of its Contributions under Islamic Facility A that are due to be made on or before the proposed Transaction Date (but not including its share of the Purchase Price element of any Deferred Sale Price under Islamic Facility A due to be paid on or prior to the proposed Transaction Date of the proposed Utilisation).

Islamic Facility A Available Facility means the aggregate for the time being of each Participant’s Islamic Facility A Available Commitment.

Islamic Facility A Commitment means:

(a)	in relation to an Original Participant, the amount set opposite its name in Part 2 of Schedule 1 (Original Parties) under the heading “Islamic Facility A Commitments” and the amount of any other Islamic Facility

A Commitment transferred or assigned to it under this Agreement; and

(b)	in relation to any Increase Participating Bank under Islamic Facility A, its Increase Commitment under Islamic Facility A and the amount of any other Islamic Facility A Commitment transferred or assigned to it under this Agreement; and

(c)	in relation to any other Participant, the amount of any Islamic Facility A Commitment transferred or assigned to it under this Agreement,

to the extent not cancelled, transferred or reduced under the Islamic Finance Documents.

Islamic Facility A Participation means a Participation entered into or to be entered into under Islamic Facility A or the principal amount outstanding of that Participation.

Islamic Facility A Purchase Contract has the meaning given to the term “Facility A Purchase Contract” in the Murabaha Agreement.

Islamic Facility B has the meaning given to the term “Facility B” in the Murabaha Agreement.

Islamic Facility B Available Commitment means a Participant’s Islamic Facility B Commitment less:

(a)	the amount of its outstanding Participation under Islamic Facility B; and

(b)	in relation to any proposed Utilisation of Islamic Facility B, the amount of its Contributions under Islamic Facility B that are due to be made on or before the proposed Transaction Date (but not including its share of the Purchase Price element of any Deferred Sale Price under Islamic Facility B due to be paid on or prior to the proposed Transaction Date of the proposed Utilisation).

Islamic Facility B Available Facility means the aggregate for the time being of each Participant’s Islamic Facility B Available Commitment.

Islamic Facility B Commitment means:

(a)	In relation to an Original Participant, the amount set opposite its name in Part 2 of Schedule 1 (Original Parties) under the heading “Islamic Facility B Commitments” and the amount of any other Islamic Facility B Commitment transferred or assigned to it under this Agreement;

(b)	in relation to any Increase Participating Bank under Islamic Facility B, its Increase Commitment under Islamic Facility B and the amount of any other Islamic Facility B Commitment transferred or assigned to it under this Agreement; and

(c)	for any other Participant, the amount of any Islamic Facility B Commitment transferred or assigned to it under this Agreement,

to the extent not cancelled, transferred or reduced under the Islamic Finance Documents.

Islamic Facility B Final Maturity Date has the meaning given to the term “Facility B Final Maturity Date” in the Murabaha Agreement.

Islamic Facility B Participation means a Participation entered into or to be entered into under Islamic B Facility or the principal amount outstanding of that Participation.

Islamic Facility B Purchase Contract has the meaning given to the term “Facility B Purchase Contract” in the Murabaha Agreement.

Islamic Facility Fee Letter means any fee letter entered into by reference to the Islamic Finance Documents between one or more Islamic Finance Parties and TSMHL setting out the amount of certain fees referred to in the Islamic Finance Documents.

Islamic Finance Document means:

(a)	this Agreement;

(b)	the Investment Agency Agreement;

(c)	the Murabaha Agreement;

(d)	the documents evidencing each Purchase Contract;

(e)	each Common Security Document;

(f)	any Transfer Certificate relating to the Islamic Facility;

(g)	any Assignment Agreement relating to the Islamic Facility;

(h)	any Islamic Facility Fee Letter;

(i)	the Broker Documents;

(j)	an Increase Participating Bank Accession Agreement relating to an Islamic Facility; or

(k)	any other document designated as such by the Investment Agent and TSMHL.

Islamic Finance Party means the Investment Agent, an Islamic Facility Arranger or a Participant.

Islamic Participation means, in respect of a Participant at any time, its Pro Rata Share (as defined under the Investment Agency Agreement and expressed as a percentage) of the Participations Outstanding.

Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, joint venture, association, partnership or any other entity.

Key Holdco means, at any time, a member of the Group which is then a Key Subsidiary by operation of paragraph (d) of the definition of that term below.

Key Subsidiary means:

(a)	subject to paragraphs (b) and (c) below, at any time, each Material Subsidiary;

(b)	in the event that any entity described in paragraph (a) undergoes any Merger (excluding a demerger) permitted by the terms of this Agreement, the resulting merged entity;

(c)	in the event that any entity described in paragraph (a) or (b) above undergoes a demerger, the resulting entity of the demerger which has the greatest total assets as at the date of completion of that demerger and each other resulting entity which, based on the total assets or gross revenues (consolidated in respect of any Subsidiaries of that resulting entity) attributable to the assets and business of that resulting entity acquired as part of that demerger, would have constituted a Material Subsidiary (for the purposes of paragraph (b) of the definition of Material Subsidiary) had that resulting entity been a member of the Group with those total assets or gross revenues as at the date of the then latest audited consolidated financial statements of the Company prior to such demerger or, as applicable, for the financial year ending on that date; and

(d)	each intermediate holding company interposed between any relevant company described in paragraph (a), (b) or (c) above and the Company at that time (and for this purpose holding company means any member of the Group which holds shares either directly or indirectly in a Key Subsidiary).

Konkola Copper means Konkola Copper Mines Plc, a company incorporated under the laws of Zambia whose registered address is: Private Bag KCM (c) 2000, Stand M/1408, Fern Avenue, Chingola, Zambia.

KS Financial Indebtedness means Financial Indebtedness owed or incurred by a Key Holdco which is:

(a)	owed to person(s) who are not members of the Group (whether or not also owed to a member of the Group); or

(b)	owed solely to person(s) who are members of the Group to the extent that any such member of the Group (a relevant Group member) has itself (either directly or through one or more other Group members) raised or incurred Financial Indebtedness from or in favour of person(s) who are not members of the Group (whether or not also owed to a member of the Group) the proceeds of which (or an amount equivalent to the same) have been used to fund that Key Holdco with the result that the relevant Group member is a creditor of that Key Holdco in respect of Financial Indebtedness.

Late Payment Amount has the meaning given to it in the Murabaha Agreement.

Legal Reservations means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts;

(c)	similar principles, rights and defences as those set out in paragraphs (a) and (b) above under the laws of its jurisdiction of incorporation; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions delivered to the Global Facility Agent pursuant to Clause 3.1 (Initial conditions precedent).

Lender means:

(a)	an Original Lender;

(b)	any person which becomes a party to the Conventional Facility Agreement and to this Agreement as a Lender in accordance with Clause 2.4 (Increase Commitments); or

(c)	any person which becomes a party to the Conventional Facility Agreement and to this Agreement as a Lender in accordance with Clause 19 (Changes to the Participating Banks),

which, in each case, has not ceased to be a party to the Conventional Facility Agreement and this Agreement.

Liabilities means all present and future moneys, debts and liabilities due, owing or incurred by the Obligors to any Finance Party (in each case, in its capacity as a Finance Party) under or in connection with any Finance Document (in each case, whether alone or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise.

LIBOR means, in relation to any Loan or Purchase Contract:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan or for the Transaction Period of that Purchase Contract (as applicable)) the Interpolated Screen Rate for that Loan or Purchase Contract; or

(c)	if:

(i)	no Screen Rate is available for Dollars; or

(ii)	no Screen Rate is available for the Interest Period of that Loan or for the Transaction Period of that Purchase Contract (as applicable) and it is not possible to calculate an Interpolated Screen Rate for that Loan or Purchase Contract, the Reference Bank Rate,

as of in the case of paragraph (a) and (c) above, the Specified Time on the Quotation Day for Dollars and for a period equal in length to the Interest Period or Transaction Period of the relevant Loan or Purchase Contract (as applicable) and, if any such rate is below zero, LIBOR will be deemed to be zero.

Limitation Acts means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

LMA means the Loan Market Association.

Loan means

(a)	a Conventional Facility A Loan; or

(b)	a Conventional Facility B Loan.

London Business Day means a day (other than a Saturday or Sunday) on which deposits may be dealt in on the London interbank market and banks are open for general business in London.

Majority Creditors means the Majority Participating Banks and for this purpose only:

(d)	any Hedging Bank party to a hedging transaction under any Hedging Document that has, as of the date a determination of the Majority Creditors is made, not been terminated or closed out, shall be deemed to be a Participating Bank and the participation of each such Hedging Bank in the Loans or Purchase Contracts then outstanding shall be deemed to be the amount equal to the amount, if any, which would be payable to that Hedging Bank pursuant to the terms of the Hedging Documents to which it is party, if the date on which the determination is made were deemed to be an Early Termination Date (as defined in the relevant ISDA Master Agreement) for which an Obligor is the Defaulting Party (as defined in the relevant ISDA Master Agreement); and

(e)	in relation to any Hedging Bank party to a hedging transaction under any Hedging Document that has, as of the date the calculation is made, been terminated or closed out, shall be deemed to be a Participating Bank and the participation of each such Hedging Bank in the Loans or Purchase Contracts then outstanding shall be deemed to be an amount equal to the amount, if any, remaining payable to that Hedging Bank (excluding any amount of interest incurred on such amount) pursuant to the terms of the Hedging Documents to which it is party in respect of any termination or close out of that hedging which has occurred on or prior to the date of the relevant determination of the Majority Creditors, and the amount of all the Loans and Purchase Contracts then outstanding shall be deemed to be increased by an amount equal to the aggregate amount of all the sums payable to each Hedging Bank described in paragraph (a) or (b) above.

Majority Lenders means in respect of the Conventional Facilities:

(a)	if there is no Loan then outstanding under a Conventional Facility, a Lender or Lenders whose Conventional Commitments aggregate more than 66 2/3% of the Total Conventional Commitments (or, if the Total Conventional Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Conventional Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding under the Conventional Facilities.

Majority Participants means in respect of the Islamic Facilities:

(a)	if there is no Purchase Contract then outstanding, a Participant or Participants whose Islamic Commitments aggregate more than 66 2/3% of the Total Islamic Commitments (or if the Total Islamic Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Islamic Commitments immediately prior to the reduction); or

(b)	at any other time a Participant or Participants whose participations in the Purchase Contracts then outstanding aggregate more than 66 2/3% of all the Purchase Contracts then outstanding.

Majority Participating Banks means:

(a)	if there is no Loan or Purchase Contract then outstanding, a Participating Bank or Participating Banks whose Commitments aggregate more than 66 2/3% of the Total Commitments (or if the Commitments have been reduced to zero aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time a Participating Bank or Participating Banks whose participation in the Loans and Purchase Contracts then outstanding aggregates 66 2/3% of all the Loans and Purchase Contracts then outstanding.

Mandate Letter means the letter dated 7 May 2014 between the Arranger and the Company in respect of the Facilities as amended from time to time.

Margin means:

(a)	2.75% per annum in respect of a Conventional Facility A Loan or an Islamic Facility A Purchase Contract; and

(b)	3.40% per annum in respect of a Conventional Facility B Loan or an Islamic Facility B Purchase Contract.

Material Adverse Effect means a material adverse effect on or a material adverse change in:

(a)	the condition (financial or otherwise), operations, assets or business of the Obligors or the Group, in each case taken as a whole;

(b)	the ability of the Obligors (taken as a whole) to perform their obligations under the Finance Documents;

(c)	the validity or enforceability of any Secured Debt Document including the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any Secured Debt Document against any Obligor; or

(d)	the validity, legality or enforceability of any Security expressed to be created pursuant to any Common Security Document or on the priority and ranking of any of that Security.

Material Subsidiary means each of:

(a)	at all times:

(i)	Cairn India;

(ii)	Konkola Copper;

(iii)	Sesa Sterlite;

(iv)	Hindustan Zinc;

(v)	TSEHL;

(vi)	TSMHL; and

(vii)	VRHL;

(b)	at any particular time, any Subsidiary of the Company whose:

(i)	total assets; or

(ii)	gross revenues,

(in each case (A) attributable to the Company; and (B) on an unconsolidated basis) are equal to or greater than 10% of the consolidated total assets or consolidated gross revenues, as the case may be, of the Company, in each case as calculated by reference to the then latest audited consolidated or, as the case may be, unconsolidated financial statements of the relevant Subsidiary or Subsidiaries and the then latest audited consolidated financial statements of the Company;

(c)	any Subsidiary of the Company to whom is transferred all or substantially all of the business, assets and undertaking of a Subsidiary of the Company which immediately prior to such transfer is a Material Subsidiary, whereupon the transferor Subsidiary of the Company shall immediately cease to be a Material Subsidiary and the transferee Subsidiary shall immediately become a Material Subsidiary; and

(d)	any Key Holdco which is a debtor in respect of KS Financial Indebtedness incurred or guaranteed by it.

Without prejudice to the last two paragraphs of this definition, a report signed by:

(i)	one director or the chief financial officer of the Company; and

(ii)	one authorised signatory of the Company (authorised by the resolution provided pursuant to Clause 3.1 (Initial conditions precedent)),

and certified by an independent chartered accountant that in their opinion a Subsidiary of the Company is or is not, or was or was not, at any particular time or throughout any specified period a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on the Finance Parties.

For the purposes of this definition, if a Subsidiary is acquired (directly or indirectly) by the Company after the end of the financial period to which the latest audited consolidated financial statements of the Company relate, those financial statements shall be adjusted as if that Subsidiary had been shown in them by reference to its then latest audited financial statements until audited consolidated financial statements of the Company for the financial period in which the acquisition is made have been prepared.

Notwithstanding the above (and whether or not so certified in the last delivered report contemplated above) any member of the Group which at any time is both (i) a Key Holdco and (ii) is a debtor in respect of KS Financial Indebtedness incurred or guaranteed by it shall be a Material Subsidiary at that time.

Merger means, in relation to any entity, an amalgamation, demerger, merger or corporate reconstruction involving such entity.

Minimum Cairn Shareholding means 31.29% of total Cairn India Shares as that percentage may be adjusted from time to time in accordance with Clause 14.9 (Adjustment Events).

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	subject to paragraph (c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period or Transaction Period begins on the last Business Day of a calendar month and, consistent with the terms of this Agreement, that Interest Period or Transaction Period is to be of a duration equal to a whole number of Months, that Interest Period or Transaction Period shall end on the last Business Day in the calendar month in which that Interest Period or Transaction Period is to end.

The above rules will only apply to the last Month of any period.

Moody’s means Moody’s Investors Service, Inc.

Murabaha Agreement means the master murabaha agreement dated on or about the date of this Agreement between TSMHL and the Investment Agent.

Net Current Assets has the meaning given to it in Clause 15 (Financial Covenants).

Net Fixed Assets has the meaning given to it in Clause 15 (Financial Covenants).

Netting Letter has the meaning given to it in the Murabaha Agreement.

Obligor means each of TSMHL and each Guarantor.

OFAC means the Office of Foreign Assets Control of the US Department of the Treasury (or any successor thereto).

Original Financial Statements means:

(a)	the audited consolidated and non-consolidated financial statements of the Company for the financial year ended 31 March 2014; and

(b)	the audited non-consolidated financial statements of each of TSEHL and TSMHL for the financial year ended 31 March 2014.

Original Lender means an entity listed in Part 1 of Schedule 1 (Original Parties) as having a Commitment.

Original Participant means an entity listed in Part 2 of Schedule 1 (Original Parties) as having a Commitment.

Original Participating Bank means:

(a)	an Original Lender; or

(b)	an Original Participant.

Participant means:

(a)	an Original Participant;

(b)	a person which becomes a party to the Investment Agency Agreement and this Agreement as a Participant in accordance with Clause 2.4 (Increase Commitments); or

(c)	a person which becomes a party to the Investment Agency Agreement and this Agreement as a Participant in accordance with Clause 19 (Changes to the Participating Banks),

which, in each case, has not ceased to be a party to the Investment Agency Agreement and this Agreement.

Participating Bank means a Lender or a Participant.

Participation means the Cost Price element of a Purchase Contract under the Islamic Facility.

Participations Outstanding means the aggregate of the Cost Price outstanding under any Purchase Contract entered into in respect of the Islamic Facility.

Party means a party to this Agreement.

Perfection Requirements means the making of the appropriate registrations, filings or notifications of the Common Security Documents as specifically contemplated by any legal opinion delivered pursuant to Clause 3.1 (Initial conditions precedent).

Permitted Cairn Disposal means either:

(a)	a disposal of Cairn India Shares by TSMHL, where following that disposal, TSMHL holds at least the Minimum Cairn Shareholding; or

(b)	a disposal of Cairn India Shares by TSMHL where, following that disposal, TSMHL holds less than the Minimum Cairn Shareholding (a Relevant Disposal) provided that:

(i)	on the date of the Relevant Disposal (the Disposal Date), the Cairn India Share Value (before taking into account the Relevant Disposal) is greater than or equal to 1.2 times of the aggregate of the Common Secured Debt (calculated in US Dollars in the manner as set out in the Intercreditor Agreement) outstanding on the Disposal Date;

(ii)	on the Disposal Date, the Cairn India Share Value (but after taking into account the Relevant Disposal) is greater than 1.2 times of the aggregate of the Common Secured Debt (reduced by the amount of principal of the Common Secured Debt which is required to be repaid from the proceeds of the Relevant Disposal, and in each case the Common Secured Debt being calculated in US Dollars in the manner as set out in the Intercreditor Agreement);

(iii)	the Company has submitted to the Global Facility Agent, a Permitted Cairn Disposal Certificate on the date that is no later than three days after the Disposal Date evidencing that the Permitted Cairn Disposal Test has been satisfied on the Disposal Date; and

(iv)	no Event of Default is continuing or will occur as a result of the Relevant Disposal.

Permitted Cairn Disposal Certificate means a certificate, substantially in the form set out in Schedule 10 (Form of Permitted Cairn Disposal Certificate) signed by two authorised signatories of the Company.

Permitted Cairn Disposal Test means the conditions described in paragraph (b) of the definition of Permitted Cairn Disposal appearing in Clause 1.1 (Definitions) of this Agreement.

Permitted Hedging Transaction means any Hedging Transaction entered into by a member of the Group in the ordinary course of trading to hedge its actual or projected exposures (including, without limitation, exchange rates, interest rates and commodity prices) arising in the ordinary course of operations and not for speculative purposes.

Permitted Merger means any Merger entered into or undertaken solely between members of the Group which are not Obligors.

Proceeds Account means the US Dollar denominated current account with number 01/201/11570/08 in the name of TSMHL held with the Account Bank (or any other account being a renewal, re-designation or replacement of that account as the Account Bank may, from time to time, specify by notice in writing to TSMHL and the Common Security Agent and any associated fixed term deposit).

Profit Amount has the meaning given to it in the Murabaha Agreement.

Promoter means Anil Kumar Agarwal an India national with passport number G3965804 as at the date of this Agreement or any member of his family and any investment holding company or trust directly or indirectly controlled by any of them.

Purchase Contract has the meaning given to it in the Murabaha Agreement.

Quasi Security means a transaction or arrangement under which any member of the Group will:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any title retention agreement;

(d)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts;

(e)	enter into any third party escrow or custody arrangements, blocking instructions, powers of attorney for sale or any non-disposal arrangements having a similar effect; or

(f)	enter into any other preferential arrangement having a similar effect or characteristics,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising or assuring the payment or repayment of Financial Indebtedness or of financing the acquisition of an asset.

Quotation Day means, in relation to any period for which an interest rate or Profit Amount is to be determined, two London Business Days before the first day of that period unless market practice differs in the London interbank market, in which case the Quotation Day will be determined by the Global Facility Agent in accordance with market practice in the London interbank market (and if quotations for that currency and period would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

RBI means the Reserve Bank of India established under the Reserve Bank of India Act, 1934 of India.

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Global Facility Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could raise funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

Reference Banks means, in relation to LIBOR, the principal London offices of Standard Chartered Bank or such other banks as may be appointed by the Global Facility Agent in consultation with the Company.

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Date has the meaning given to it in Clause 15 (Financial Covenants).

Relevant Debt means any present or future indebtedness of the Company or any other Material Subsidiary in the form of, or represented by, bonds, notes, debentures loan stock or other securities which are for the time being, or are capable of being quoted, listed or ordinarily dealt in on any stock exchange, over-the-counter or other securities market having an original maturity of more than one year from its date of issue and denominated, payable or optionally payable in a currency other than Rupees or which are denominated in Rupees and more than 50% of the aggregate principal amount of which is initially distributed outside India by or with the authority of the Company and other than Excluded Indebtedness.

Relevant Period has the meaning given to it in Clause 15 (Financial Covenants).

Relevant Timeline in respect of in relation to or pursuant to the URS Scott Wilson Audit or a VSAP Audit means:

(a)	an Agreed Timeline; or

(b)	(if the Company (acting reasonably) has requested for an extension of the Agreed Timeline referred to in paragraph (a) above on the basis of any good or proper reason) such other extended Agreed Timeline determined by Majority Participating Banks.

Repayment Date has the meaning given to it in the Conventional Facility Agreement.

Repayment Instalment has the meaning given to it in the Conventional Facility Agreement.

Repeating Representations means each of the representations set out in Clauses 13.1 (Status) to 13.4 (Power and authority), Clause 13.6 (Governing law and enforcement), Clause 13.9 (No default), Clause 13.12 (Pari passu ranking), Clause 13.13 (No proceedings pending or threatened), Clause 13.15 (Title), paragraphs (a), (b) and (once the TSMHL Share Pledge has been executed) (d) of Clause 13.20 (Shares), Clause 13.23 (Sanctions) and Clause 13.24 (Anti-Terrorism Laws).

Replacement Purchase Contract has the meaning given to it in the Murabaha Agreement.

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Request means:

(a)	a Utilisation Request; or

(b)	a Transaction Request.

Required Proceeds has the meaning given to it in Clause 5.3 (Mandatory prepayment).

Restricted Party means a person that is:

(a)	listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;

(b)	located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or

(c)	otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

Rupees or INR means the lawful currency of India.

S&P means Standard & Poor’s Ratings Group.

Sanctions means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:

(a)	the US government;

(b)	the United Nations;

(c)	the European Union;

(d)	the United Kingdom; or

(e)	the respective Governmental Agencies of any of the foregoing, including, without limitation, OFAC, the US Department of State and Her Majesty’s Treasury (HMT),

(together, the Sanctions Authorities).

Sanctions List means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

Scott Wilson Report means the report entitled “Vedanta Resources PLC and Lanjigarh Refinery: Independent Review of Sustainability Policies and Practices” dated November 2010 as subsequently updated from time to time.

Screen Rate means in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on the appropriate page of the Reuters screen (or any replacement Reuters page which displays that rate) or, on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Global Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Participating Banks.

Secured Creditor has the meaning given to it in the Intercreditor Agreement.

Secured Debt Document means a Finance Document or a Hedging Document.

Secured Party means the Account Bank, a Finance Party or a Hedging Bank.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Selection Notice has the meaning given to it in the Conventional Facility Agreement.

Sesa Sterlite means Sesa Sterlite Ltd., a company registered under the laws of India with its registered address at PO Box 125, Sesa Ghor, 20 EDC Complex, Patto, Panaji, Goa – 403001, India.

Shariah means the rules, principles and parameters of Islamic law.

Shariah Supervisory Committee means such Shariah supervisory board or committee as may be nominated by the Investment Agent.

Specified Time means:

(a)	in respect of the Conventional Facility Agreement, a time determined in accordance with schedule 2 (Time Tables) of the Conventional Facility Agreement; and

(b)	in respect of the Murabaha Agreement, a time determined in accordance with schedule 4 (Timetables) of the Murabaha Agreement.

Subordinated Creditor means each member of the Group which is an original party to, or has acceded to, the Intercreditor Agreement, as a subordinated creditor in accordance with the provisions as set out therein.

Subordinated Debt means all present and future moneys, debts and liabilities due, owing or incurred from time to time by TSMHL or TSEHL to any Subordinated Creditor (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise).

Subordinated Debt Document means any contract evidencing any Subordinated Debt or pursuant to which Subordinated Debt has been raised or incurred.

Subsidiary means in relation to any company, corporation or other legal entity, a company, corporation or other legal entity:

(a)	which is controlled, directly or indirectly, by the first mentioned company, corporation or legal entity (as the case may be);

(b)	more than half the issued share capital or voting rights in respect of more than half the issued share capital of which is or are beneficially owned, directly or indirectly, by the first mentioned company, corporation or other legal entity (as the case may be); or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company, corporation or other legal entity (as the case may be),

and for this purpose, a company, corporation or other legal entity shall be treated as being controlled by another if that other company, corporation or other legal entity is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

Subsidiary Net Borrowings has the meaning given to it in Clause 15 (Financial Covenants).

Successful Syndication has the meaning given to it in the Mandate Letter.

Syndication means sub-underwriting or general syndication of the Facility.

Syndication Agreement means any agreement between, inter alia, the Obligors, certain of the Finance Parties and certain new Participating Banks pursuant to which:

(a)	certain of the Lenders may, inter alia, transfer a portion of their Commitments and/or their participations in the Loans; and/or

(b)	certain of the Participants may, inter alia, transfer a portion of their Participations and/or their Contributions,

to new Participating Banks on or prior to the Syndication Date.

Syndication Date means the earlier of:

(a)	the date (as determined by the Arranger and notified to the Company and the Global Facility Agent) on which Successful Syndication has been achieved and the additional syndicate members have become bound by this Agreement; and

(b)	31 August 2014.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Third Parties Act means the Contracts (Rights of Third Parties) Act 1999.

Total Commitments means the aggregate of the Total Conventional Commitments and the Total Islamic Commitments.

Total Conventional Commitments means the aggregate of the Conventional Commitments.

Total Islamic Commitments means the aggregate of the Islamic Commitments.

Total Net Assets has the meaning given to it in Clause 15 (Financial Covenants).

Total Net Borrowings has the meaning given to it in Clause 15 (Financial Covenants).

Trading Day means a day on which the stock exchange operated by BSE Limited and National Stock Exchange of India Limited are both open for business, but does not include a day when, in respect of Cairn India Shares, no last transaction price, closing bid or offer price is/are reported.

Transaction Date has the meaning given to the term “Transaction Date” in the Murabaha Agreement.

Transaction Period has the meaning given to the term “Transaction Period” in the Murabaha Agreement.

Transaction Request has the meaning given to the term “Transaction Request” in the Murabaha Agreement.

Transfer Certificate means a transfer certificate substantially in the form set out in Schedule 3 (Transfer Certificate) hereto or any other form agreed between the Conventional Facility Agent or the Investment Agent (as applicable) and the Company.

Transfer Date means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate (or, as applicable, the relevant Syndication Agreement);

(b)	the date on which the Global Facility Agent executes the relevant Assignment Agreement or Transfer Certificate; and

(c)	the date on which the Common Security Agent executes a Creditor Accession Deed (as defined in the Intercreditor Agreement).

TSEHL Fixed and Floating Charge (TSMHL Shares) means the Mauritian law fixed and floating charge agreement to be entered into by TSEHL in favour of the Common Security Agent in respect of 100% of the issued shares of TSMHL pursuant to Clause 16.26 (Common Security Documents).

TSMHL Floating Charge (Collection Account) means the Mauritian law floating charge agreement in relation to the Collection Account to be entered into by TSMHL in favour of the Common Security Agent pursuant to Clause 16.26 (Common Security Documents).

TSMHL Floating Charge (Proceeds Account) means the Mauritian law floating charge agreement in relation to the Proceeds Account to be entered into by TSMHL in favour of the Common Security Agent pursuant to Clause 16.26 (Common Security Documents).

TSMHL Share Pledge means the pledge agreement entered into or to be entered into by TSEHL in favour of the Common Security Agent in respect of 100% of the issued shares of TSMHL pursuant to Clause 16.26 (Common Security Documents).

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

URS Scott Wilson Audit means a systematic documented and objective evaluation of the Company’s and the Group’s approach, policies, management systems and processes and management practices in relation to environmental, health and safety and social impacts and risks and sustainable development by an E&S Consultant, including, without limitation, a review as to whether such approach, management systems and processes and management practices are in compliance with applicable International Standards.

US and USA means the United States of America.

US Dollars, Dollars and US$ means the lawful currency of the USA.

US Tax Obligor means:

(a)	an Obligor which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

Utilisation means:

(a)	a utilisation of a Conventional Facility; or

(b)	a sale and purchase of Commodities pursuant to a Purchase Contract.

Utilisation Date means each date on which a Conventional Facility is utilised.

Utilisation Request means a request for a Loan from the Company (as agent for TSMHL) to the Conventional Facility Agent in the form set out in schedule 1 (Requests) to the Conventional Facility Agreement.

Voluntary Early Payment means an Early Payment made voluntarily by TSMHL.

VRHL means Vedanta Resources Holdings Limited, a company registered under the laws of England and Wales with registered number 04761147.

VSAP Audit means a systematic documented and objective evaluation of the Company’s Sustainability Assurance Programme conducted by an E&S Consultant.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the Account Bank, the Global Facility Agent, any Facility Representative, the Arranger, TSMHL, the Company, any Finance Party, any Hedging Bank, any Lender, any Participant, any Participating Bank, any Obligor, any Party, any Secured Creditor, any Secured Party, the Common Security Agent or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	a contract includes any agreement, deed or other arrangement of any kind whatsoever (whether or not entered into or evidenced in writing);

(iv)	a Secured Debt Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under a Finance Document or other agreement or instrument and also includes any waiver or consent granted in respect of any term of any Finance Document or other agreement or instrument;

(v)	a guarantee also includes an indemnity and any other obligation (whatever called) of any person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person (and guaranteed and guarantor shall be construed accordingly);

(vi)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, Joint Venture, consortium or partnership (whether or not having separate legal personality);

(viii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, only if compliance within the same is in accordance with the general practice of persons to whom the regulation is intended to apply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)	set-off includes combining accounts and payment netting;

(x)	shares or share capital includes equivalent ownership interests and shareholder and similar expressions shall be construed accordingly;

(xi)	a provision of law is a reference to that provision as amended or re-enacted; and

(xii)	a time of day is a reference to London time.

(xiii)	a principal amount means the amount of any relevant Facility Debt which is attributable to, is in the nature of or consists of principal including (without limitation) in the case of the Islamic Facility, the amount of any Cost Price;

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(e)	A reference to loss, liability, cost or expense to the extent incurred by a Participant or Investment Agent in connection with the Islamic Facility, shall be interpreted as a reference to actual loss, liability, cost or expense, excluding funding costs and opportunity loss.

1.3	Third Party Rights

(a)	Except in the case of (i) the Participants; (ii) the Account Bank; and (ii) the Arrangers; or (iv) as otherwise provided in a Finance Document, the terms of a Finance Document may be enforced and enjoyed only by a Party to it and the operation of the Third Parties Act is excluded.

(b)	Notwithstanding any provision of any Finance Document, the consent of any person who is not a party to a Finance Document is not required to vary, rescind or terminate that Finance Document.

SECTION 2

THE FACILITY

2.	THE FACILITIES

2.1	Secured Parties’ rights and obligations

(a)	The obligations of each Secured Party under the Secured Debt Documents are several. Failure by a Secured Party to perform its obligations under the Secured Debt Documents does not affect the obligations of any other Party under the Secured Debt Documents. No Secured Party is responsible for the obligations of any other Secured Party under the Secured Debt Documents.

(b)	The rights of each Secured Party under or in connection with the Secured Debt Documents are separate and independent rights and any debt arising under the Secured Debt Documents to a Secured Party from an Obligor shall be a separate and independent debt.

(c)	A Secured Party may, except as otherwise stated in the Secured Debt Documents, separately enforce its rights under the Secured Debt Documents.

(d)	No Secured Party is bound to monitor or verify any utilisation or purchase made pursuant to the terms of the Secured Debt Documents.

2.2	Obligors’ agent

(a)	Each Obligor (other than the Company) irrevocably appoints the Company from time to time to act on its behalf as its agent in relation to the Secured Debt Documents and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by the Secured Debt Documents to the Secured Parties and to give and receive all notices, consents and instructions (including but not limited to Requests and Selection Notices), to agree, accept and execute on its behalf all documents in connection with the Secured Debt Documents (including amendments and variations of, and consents under, any Secured Debt Document) and to execute any new Secured Debt Document and to take such other action as may be necessary or desirable under, or in connection with, the Secured Debt Documents; and

(ii)	each Secured Party to give any notice, demand or other communication to that Obligor pursuant to the Secured Debt Documents to the Company.

(b)	Each Obligor (other than the Company) confirms that:

(i)	it will be bound by any action taken by the Company under, or in connection with, any Secured Debt Document; and

(ii)	each Secured Party may rely on any action purported to be taken by the Company on behalf of any other Obligor.

2.3	Acts of the Company

(a)	The respective liabilities of each of the Obligors under the Secured Debt Documents shall not be in any way affected by:

(i)	any actual or purported irregularity in any act done, or failure to act, by the Company;

(ii)	the Company acting (or purporting to act) in any respect outside any authority conferred upon it by any other Obligor; or

(iii)	any actual or purported failure by, or inability of, the Company to inform any other Obligor of receipt by it of any notification under the Secured Debt Documents.

(b)	In the event of any conflict between any notices or other communications of the Company and any other Obligor, those of the Company shall prevail.

2.4	Increase Commitments

(a)	The Company shall promptly notify each Arranger and the Global Facility Agent if any Increase Commitment has been offered by any potential Increase Participating Bank by delivery to each Arranger of a duly completed Increase Participating Bank Accession Agreement executed by such potential Increase Participating Bank.

(b)	If the Company confirms to the Arranger in writing that it wishes to increase the Total Commitments by the amount that one or more Increase Participating Banks have offered to provide as Increase Commitments, then the Global Facility Agent shall:

(i)	subject to it receiving all of the documents and other evidence listed in and appearing to comply with the requirements set out in paragraph (c) below and subject to compliance with all conditions set out in paragraph (c) below, execute the Increase Participating Bank Accession Agreement; and

(ii)	notify the Company, each Participating Bank and the Increase Participating Bank of such execution,

whereupon subject to the terms of this Agreement, each Increase Participating Bank shall make available to TSMHL a US$ term loan facility or a US$ murabaha facility (as applicable) (under the Facility relevant to the Increase Commitment of that Increase Participating Bank) in an aggregate amount equal to the Increase Commitment specified in its Increase Participating Bank Accession Agreement and the Commitments under the relevant Facility shall be increased by an amount equal to the relevant Increase Commitments.

(c)	The conditions referred to in paragraph (b) above are:

(i)	the Total Commitments (including the Increase Commitment of the Increase Participating Bank) will not exceed US$750,000,000;

(ii)	the Increase Participating Bank has confirmed to the Global Facility Agent that each Fee Letter proposed to be executed between TSMHL and that Increase Participating Bank has been executed;

(iii)	each Arranger of the Facility the subject of the Increase Commitment has confirmed to the Global Facility Agent that any fees payable to that Arranger in connection with the relevant Increase Commitment have been paid to that Arranger in accordance with the Fee Letter(s) between that Arranger and TSMHL;

(iv)	TSMHL has delivered a certificate (signed by an authorised signatory) certifying that (A) it has obtained all authorisations required in connection with the increase of the Total Commitments as a result of the Increase Commitment; and (B) utilising the Facility up to the Total Commitments (including the Increase Commitment of the Increase Participating Bank) does not cause any financial or similar limits applicable to TSMHL to be exceeded;

(v)	each Guarantor has delivered a certificate (signed by an authorised signatory) confirming that the guarantee given by it under Clause 12 (Guarantee and Indemnity) of this Agreement will continue in full force and effect and extend to the liabilities and obligations of TSMHL to the Finance Parties under the Finance Documents in connection with the increase of the Total Commitments as a result of the Increase Commitment;

(vi)	no Default is continuing or would result from any Loan or Purchase Contract being made in relation to the Increase Commitment;

(vii)	the Repeating Representations to be made by each Obligor are true on the relevant Commitment Increase Date;

(viii)	the relevant Increase Participating Bank has prior to the expiry of the Availability Period in relation to the Increase Commitments, executed the Increase Participating Bank Accession Agreement and has delivered the Increase Participating Bank Accession Agreement to the Global Facility Agent;

(ix)	the aggregate of the Increase Commitments being offered by the relevant Increase Participating Bank(s) are pro rata across the Facilities ; and

(x)	if the Increase Participating Bank is not a Participating Bank immediately prior to the relevant increase, the Increase Participating Bank having entered into documentation required for it to accede as a party to the Intercreditor Agreement.

(d)	The Global Facility Agent shall not be obliged to execute an Increase Participating Bank Accession Agreement unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the accession of such Increase Participating Bank.

(e)	On and from the Commitment Increase Date:

(i)	each Obligor and any Increase Participating Bank shall assume obligations towards one another and/or acquire rights against one another as that Obligor and the Increase Participating Bank would have assumed and/or acquired had the Increase Participating Bank been an Original Participating Bank;

(ii)	each Increase Participating Bank shall become a Party as a “Participating Bank” and any Increase Participating Bank and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Participating Bank and those Finance Parties would have assumed and/or acquired had the Increase Participating Bank been an Original Participating Bank; and

(iii)	the Commitments of the other Participating Banks shall not be affected in any manner.

(f)	Each Increase Participating Bank, by executing an Increase Participating Bank Accession Agreement, confirms (for the avoidance of doubt) that the Global Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Participating Bank or Participating Banks in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(g)	Clause 19.4 (Limitation of responsibility of Existing Participating Banks) shall apply mutatis mutandis in this Clause 2.4 in relation to an Increase Participating Bank as if references in that Clause to:

(i)	an Existing Participating Banks were references to all the Participating Banks immediately prior to the relevant increase;

(ii)	the New Participating Bank were references to that Increase Participating Bank; and

(iii)	a re-transfer was a reference to a transfer.

3.	CONDITIONS OF UTILISATION

3.1	Initial conditions precedent

No Lender shall be obliged to participate in any Loan and no Participant shall be obliged to pay its Contribution unless the Global Facility Agent has received all of the documents and other evidence listed in and appearing to comply with the requirements of Part 1 of Schedule 2 (Conditions Precedent). The Global Facility Agent shall notify the Company, the Participating Banks and the Facility Representatives promptly upon receiving such documents and evidence.

3.2	Maximum number of Loans and Purchase Contracts

Neither TSMHL (nor the Company on its behalf) may deliver a Request if as a result of the proposed Utilisation more than:

(a)	5 Conventional Facility A Loans;

(b)	5 Conventional Facility B Loans;

(c)	5 Islamic Facility A Purchase Contracts (other than Replacement Purchase Contracts); and

(d)	5 Islamic Facility B Purchase Contracts (other than Replacement Purchase Contracts), would have been made under the Facilities.

SECTION 3

UTILISATION

4.	UTILISATION

4.1	Delivery of the Request

(a)	TSMHL (or the Company on its behalf) may utilise a Facility by delivery to the Global Facility Agent (in respect of a Conventional Facility) or the Investment Agent (in respect of an Islamic Facility) of a duly completed Request not later than the Specified Time in accordance with the terms of the relevant Facility Agreement.

(b)	The Company may only submit a Request under a Facility if:

(i)	it simultaneously submits a request under each other Facility at the same time; and

(ii)	the proportion (expressed as a percentage) borne by the proposed Loan or Cost Price (as specified in the Request) to the Available Facility applicable to that Loan or Cost Price is identical to the proportion borne by each other Loan or Cost Price, requested on that date, to the applicable Available Facility for that other Loan or Cost Price.

4.2	Notification

(a)	The Investment Agent must promptly notify the Company, the Conventional Facility Agent and the Global Facility Agent if it becomes aware that any Participation under the Murabaha Agreement is not, or is likely not to be, made.

(b)	The Conventional Facility Agent must promptly notify the Investment Agent and the Global Facility Agent if it becomes aware that a requested Loan under the Conventional Facility is not, or is likely not to be, made.

(c)	Each Facility Representative must promptly notify the Global Facility Agent by no later than midday two Business Days prior to the proposed utilisation, each Profit Amount or rate of interest and the start and end of each Interest Period or Transaction Period (as applicable). Promptly thereafter, the Global Facility Agent will then communicate such information to each other Facility Representative.

4.3	Participant Banks’ participation

(a)	If the conditions set out in this Agreement and the other Finance Documents applicable to the relevant Facility have been met, each Participating Bank shall make its participation in the Loans available by the Utilisation Date, or (if applicable) its participation in the Participations available by the Transaction Date, in each case through its Facility Office in accordance with the terms of the applicable Facility Agreement.

(b)	The amount of each Participating Bank’s participation in each Loan or Participation (as applicable) under a Facility will be equal to the proportion borne by its Available Commitment under that Facility to the Available Facility for that Facility immediately prior to making the Loan or Participation (as applicable).

(c)	The Conventional Facility Agent shall notify each Lender of the amount of its participation in each Loan and the Investment Agent shall notify each Participant of its participation in each Participation in each case by the Specified Time.

4.4	Cancellation of Commitment

The Total Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

SECTION 4

PREPAYMENT AND CANCELLATION

5.	PREPAYMENT AND CANCELLATION

5.1	Illegality

(a)	A Participating Bank (the Affected Participating Bank) must notify its Facility Representative promptly if it becomes aware that it is unlawful in any applicable jurisdiction for that Affected Participating Bank to (or it is or becomes unlawful in any applicable jurisdiction for any Affiliate of an Affected Participating Bank for that Affected Participating Bank to) perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in a Loan or Participation (as applicable).

(b)	After notification under paragraph (a) above, the relevant Facility Representative must notify the Company and the Global Facility Agent that:

(i)	if the notification relates to the Conventional Facility, the Company must repay or prepay the share of the relevant Affected Participating Bank in each Loan (if any) on the date specified in paragraph (c) below and otherwise in accordance with the terms of the Conventional Finance Documents; or

(ii)	if the notification relates to the Islamic Facility, the Company must make an Early Payment and pay to the Investment Agent for the account of the relevant Affected Participating Bank an amount equal to the Islamic Participation of the relevant Affected Participating Bank (together with the relevant Profit Amount in relation to the Islamic Facility) on the date specified in paragraph (c) below and otherwise in accordance with the terms of the Islamic Finance Documents; and

(iii)	the Commitment of the relevant Affected Participating Bank will be immediately cancelled.

(c)	The date for the repayment or prepayment of an Affected Participating Bank’s share in a Loan or the payment of an amount equal to an Affected Participating Bank’s Islamic Participation will be:

(i)	the last day of the Interest Period for that Loan or the last day of the Transaction Period (as applicable) occurring after the notification under paragraph (b) above; or

(ii)	if earlier, the date specified by the Affected Participating Bank in the notification under paragraph (a) above, which must not be earlier than the last day of any applicable grace period allowed by law or regulation.

5.2	Change of Control

(a)	If:

(i)	the Promoter does not or ceases to own (directly or indirectly) at least 35% of the issued share capital having voting rights of the Company or otherwise does not or ceases to control the Company and/or any other person or group of persons acting in concert gains control of the Company;

(ii)	the Company does not or ceases to hold (directly or indirectly) 100% of the issued capital of VRHL or otherwise does not or ceases to control VRHL;

(iii)	Sesa Sterlite does not or ceases to hold (directly or indirectly) 100% of the issued capital of TSEHL or otherwise does not or ceases to control TSEHL; or

(iv)	TSEHL does not or ceases to own directly 100% of the issued share capital of TSMHL or otherwise does not or ceases to control TSMHL,

(each such circumstance being a Change of Control) then:

(A)	an Obligor shall promptly notify the Global Facility Agent upon becoming aware of that event;

(B)	a Participating Bank shall not be obliged to fund a Utilisation; and

(C)	if the Majority Participating Banks so require within 90 days (or such other period agreed between the Global Facility Agent and the Company) of the notification pursuant to paragraph (A) above, the Global Facility Agent shall, by notice to the Company and each Facility Representative, require:.

I.	the Facility Representatives to cancel each of the relevant Total Commitments;

II.	the Conventional Facility Agent to declare all outstanding Loans to be immediately due and payable in accordance with the terms of the Conventional Finance Documents; and

III.	the Investment Agent to declare all amounts under the Purchase Contracts to be immediately due and payable in accordance with the terms of the Islamic Finance Documents.

(D)	On receiving the notice from the Global Facility Agent under paragraph (C) above, each Facility Representative must promptly cancel each of the relevant Total Commitments, and, by not less than ten Business Days’ notice to the Company declare all outstanding Loans together with accrued interest and all other amounts accrued under the Conventional Finance Documents to be immediately due and payable in accordance with the terms of the Conventional Finance Documents and declare all amounts under the Purchase Contracts to be immediately due and payable in accordance with the terms of the Islamic Finance Documents (as applicable) whereupon all such outstanding amounts will become due and payable on the expiry of such notice.

(E)	Any notice given under paragraph (C) or (D) above will take effect in accordance with its terms.

(b)	For the purpose of paragraph (a) above:

(i)	control of a person means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	appoint or remove all, or the majority, of the directors or other equivalent officers of that person; or

(B)	give directions with respect to the operating and financial policies of that person, which the directors or other equivalent officers of that person are obliged to comply with; and

(ii)	acting in concert means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate through the acquisition by any of them, either directly or indirectly, of shares in the relevant company, to obtain or consolidate control of the relevant company.

5.3	Mandatory prepayment

(a)	At any time following the first Distribution Date, TSMHL shall ensure that promptly upon receipt, all Required Proceeds (or an equivalent amount) are credited to the Collection Account for application in accordance with the Intercreditor Agreement and that the Required Proceeds (or an equivalent amount) in such proportion and in the manner determined in accordance with the Intercreditor Agreement are transferred from the Collection Account to the Proceeds Account on the Proceeds Transfer Date.

(b)	In this Agreement:

(i)	Application Date means the date on which, consistent with paragraph (c) below, funds standing to the credit of the Proceeds Account are to be applied in accordance with that paragraph;

(ii)	Redemption means, in respect of a share, the redemption, buy-back, repurchase, repayment and cancellation of that share;

(iii)	Required Proceeds means any and all amounts received by TSMHL in cash on account of:

(A)	any other sale, transfer or other disposal of any Cairn India Share (other than a Permitted Cairn Disposal where, following that disposal, TSMHL holds at least the Minimum Cairn Shareholding);

(B)	dividends distributed by Cairn India or any other payment or distribution of any kind in respect of Cairn India Shares held by TSMHL (including by way of Redemption of those shares); or

(C)	any financing or other Financial Indebtedness made or made available by Cairn India or any of its Subsidiaries to TSMHL.

(iv)	Reserve Amount means, in respect of a given Application Date, an amount (as determined by the Global Facility Agent acting reasonably) equal to the sum of:

(A)	in respect of the Conventional Facilities, the next six Months’ interest on the Loans (calculated on the basis of the interest rate then applicable to the Loans (or, where the relevant Application Date is the last day of an Interest Period for the Loans, on the basis of the interest rate which will apply to the Loans for the Interest Period commencing on the Application Date)) (or, if a lesser period, interest (calculated on the same basis) until the Conventional Facility B Termination Date);

(B)	all principal amounts of the Loans due and payable on a Repayment Date falling in the six Months following that Application Date,

(C)	the Profit Amount, for the next six Months, in respect of all outstanding Purchase Contracts (calculated on the basis of the last Profit Amount calculated in accordance with Clause 6.2(h)(ii) (Offer) of the Murabaha Agreement (or, where the relevant Application Date is the last day of a Transaction Period for the Purchase Contracts, on the basis of the Profit Amount to be calculated in accordance with Clause 6.2(h)(ii) (Offer) of the Murabaha Agreement in respect of the Replacement Purchase Contract(s) to be entered into at the end of such Transaction Period)) (or, if a lesser period, the Profit Amount (calculated on the same basis) until the Islamic Facility B Final Maturity Date); and

(D)	the amount of any Amortisation Amounts relating to Amortisation Dates falling in the period of six Months following the Application Date.

and assuming, for this purpose:

I.	that all payments due under the Finance Documents will be made when due; and

II.	that no other prepayment of the Loans or the Deferred Sale Prices under the outstanding Purchase Contracts will be made (save as may be required to be made under paragraph (c) on that Application Date where the specified prepayment is to be applied in prepayment of the Loans or the Deferred Sale Prices under the outstanding Purchase Contracts (as applicable) during the six Month period for which the interest or Profit Amount (as applicable) calculation is being effected); and

(v)	Proceeds Transfer Date means the date on which the amounts in the Collection Account are transferred to the Proceeds Account, in the manner and subject to the conditions in the Intercreditor Agreement.

(c)	Without prejudice to paragraph (b) of Clause 25.6 (Partial payments), after receipt of any amount into the Proceeds Account, TSMHL shall ensure that the balance of the Proceeds Account is applied on or prior to the last day of the Interest Period and the Transaction Period to end after receipt of such amount (such date of application as selected by TSMHL at its discretion) in the following order of priority:

(i)	first, in or towards payment pro rata of any unpaid fees, reasonable costs and expenses of the Global Facility Agent, each Facility Representative, the Account Bank or the Arranger under the Finance Documents;

(ii)	second, in or towards payment pro rata of any accrued interest, fee, profit or commission due and payable to a Finance Party but unpaid under the Finance Documents;

(iii)	third, in creation of a reserve within the Proceeds Account (or, as applicable, further funding that reserve so as to create a reserve within the Proceeds Account) in a maximum amount equal to the relevant Reserve Amount; and

(iv)	fourth, after taking into account the reserve referred to in sub-paragraph (iii) above, in or towards prepayment and permanent reduction of the Loans and the Cost Price element of the Deferred Sale Prices outstanding under any Purchase Contract in the order of application contemplated by paragraph (d) below.

TSMHL (or the Company on its behalf) shall give the Global Facility Agent at least three Business Days prior notice of any prepayment to be effected in accordance with this paragraph (c) together with supporting calculations (in reasonable detail) evidencing the application of funds as required by this paragraph.

(d)	A prepayment under paragraph (c) shall be applied:

(i)	in prepayment of the Conventional Facility A Loans and the Cost Price of the Deferred Sale Prices of the then outstanding Purchase Contracts under Islamic Facility A (pro rata) and, when all the Facility A Loans and the Cost Price element of the Deferred Sale Prices of the outstanding Purchase Contracts under Islamic Facility A have been prepaid in full, prepayment of the Facility B Loans and the Cost Price of the Deferred Sale Prices of the then outstanding Purchase Contracts under Islamic Facility B (pro rata);

(ii)	in respect of the Conventional Facility, in chronological order of maturity against the remaining Repayment Instalments under that Facility; and

(iii)	in respect of the Islamic Facility, against the remaining Amortisation Amounts in accordance with clause 6.9 (Revised Amortisation Schedules) of the Murabaha Agreement.

(e)	Subject to Clause 5.5(c) (Voluntary prepayment) below, monies standing to the credit of the Proceeds Account (whether or not nominally credited to a reserve pursuant to paragraph (c)(iii) above) may, at any time, be applied in or towards payment or repayment of any part of the Facility Debt in the nature of the amounts referred to in paragraph (c)(i) or (ii) above or otherwise due and payable under a Facility Agreement, Clause 5.2 (Change of Control), this Clause 5.3, Clause 5.5 (Voluntary prepayment) or Clause 18.20 (Acceleration) (including, as applicable, any Break Costs attributable thereto).

5.4	Voluntary cancellation

The Company may, if it gives the Global Facility Agent not less than five Business Days’ (or such shorter period as the Majority Participating Banks may agree) prior notice, cancel the whole or any part (being a minimum amount of US$10,000,000 and, if higher, in higher integral multiples of US$10,000,000) of an Available Facility.

5.5	Voluntary prepayment

(a)	TSMHL may, if it gives the Global Facility Agent not less than five Business Days’ (or such shorter period as the Majority Participating Banks may agree) prior notice, make a Voluntary Early Payment. Unless prepaying or repaying (as the case may be) the relevant Facilities in full, the aggregate of each Voluntary Early Payment in respect of a Conventional Facility and an Islamic Facility must be in a minimum amount of US$10,000,000 and if higher, in higher integral multiples of US$10,000,000.

(b)	The amount of any Early Payment under this Clause 5.5, which does not reduce all of the Loans and the Participations Outstanding in full shall, subject to paragraphs (c) and (d) below be applied in such order as TSMHL may specify in its notice under paragraph (a) above and provided that such application is at all times made in a manner consistent with the provisions of the Intercreditor Agreement.

(c)	The Company may only make a Voluntary Early Payment under Conventional Facility A or Islamic Facility A (each an A Facility) if at the same time it makes a Voluntary Early Payment under the other A Facility in such amount as is necessary to ensure that the Loans and the aggregate Participations Outstanding (as applicable) under each A Facility are reduced by the same proportion.

(d)	The Company may only make a Voluntary Early Payment under Conventional Facility B or Islamic Facility B (each a B Facility) if at the same time it makes a Voluntary Early Payment under the other B Facility in such amount as is necessary to ensure that the Loans and the aggregate Participations Outstanding (as applicable) under each B Facility are reduced by the same proportion.

5.6	Right of replacement or repayment and cancellation in relation to a single Participating Bank

(a)	In this Clause 5.6:

(i)	Non-Consenting Participating Bank means any Participating Bank which has refused or declined in writing to agree to a consent, waiver or amendment if:

(A)	the Company, through the Global Facility Agent, has requested a consent, waiver or amendment in relation to any Finance Document; and

(B)	the Majority Participating Banks have agreed to that consent, waiver or amendment.

(b)	If:

(i)	any sum payable to any Participating Bank by TSMHL is required to be increased under paragraph (a) of Clause 7.2 (Tax gross-up);

(ii)	any Participating Bank claims indemnification from TSMHL under Clause 7.3 (Tax indemnity) or Clause 8.1 (Increased costs); or

(iii)	any Participating Bank becomes a Non-Consenting Participating Bank, the Company may, if the circumstance relates to a Participating Bank and subject to paragraph (d), (f) and (g) below, whilst (in the case of paragraphs (b)(i) and (b)(ii)) the circumstance giving rise to the requirement or indemnification continues:

(A)	in the case of paragraphs (b)(i) and (b)(ii), give the Global Facility Agent notice of cancellation of the Commitment of that Participating Bank and its intention to procure the Early Payment of that Participating Bank’s participation in the Loans, Participations or Contributions (as applicable); or

(B)	in the case of paragraphs (b)(i), (b)(ii) and (b)(iii), give the Global Facility Agent notice of its intention to replace that Participating Bank in accordance with paragraph (d) below.

(c)	On receipt of a notice referred to in paragraph (b)(i) or (b)(ii) above, the Commitment of that Participating Bank shall immediately be reduced to zero.

(d)	In respect of the Conventional Facility, on the last day of each Interest Period which ends after the Company has given notice under paragraph (b)(A) above of an intention to repay a Lender (or, if earlier, the date specified by the Company in that notice), TSMHL shall repay that Lender’s participation in the Loans.

(e)	In respect of the Islamic Facility, on the last day of each Transaction Period which ends after the Company has given notice under paragraph (b)(A) above of an intention to make an Early Payment to a Participant (or if earlier, the date specified by the Company in that notice), TSMHL shall pay the Deferred Sale Price early of that Participant’s participation in the outstanding Purchase Contracts.

(f)	The Company may, in the circumstances set out in paragraph (b)(B) above, on ten Business Days’ prior notice to the Global Facility Agent and that Participating Bank, replace that Participating Bank by requiring that Participating Bank to (and, to the extent permitted by law, that Participating Bank shall) transfer pursuant to Clause 19 (Changes to the Participating Banks) all (and not part only) of its rights and obligations under the Conventional Finance Documents or the Islamic Finance Documents (as applicable) to a Participating Bank or other bank or financial institution selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Participating Bank in accordance with Clause 19 (Changes to the Participating Banks) for a purchase price in cash or other cash payment payable at the time of the transfer equal to in respect of a Lender the outstanding principal amount of such Lender’s participation in the outstanding Loans or in respect of a Participant for a purchase price in cash payable at the time of transfer equal to that Participant’s share of all Cost Price elements of all Deferred Sale Prices under outstanding Purchase Contracts and in each case all accrued interest, Profit Amount, fees and other amounts payable in relation thereto under the Finance Documents.

(g)	The replacement of a Participating Bank pursuant to paragraph (f) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Global Facility Agent;

(ii)	neither the Global Facility Agent nor any Participating Bank shall have any obligation to find a replacement Participating Bank;

(iii)	any replacement of a Non-Consenting Participating Bank must take place no later than 90 days after the earlier of (A) the date the Non-Consenting Participating Bank notified the Global Facility Agent of its refusal to agree to the relevant consent, waiver or amendment and (B) the deadline for responses to the relevant consent, waiver or amendment (being not less than 20 Business Days after the Global Facility Agent sent the related request to the Participating Bank); and

(iv)	in no event shall the Participating Bank replaced under paragraph (f) above be required to pay or surrender any of the fees received by such Participating Bank pursuant to the Finance Documents.

5.7	Right of cancellation in relation to a Defaulting Participating Bank

(a)	If any Participating Bank becomes a Defaulting Participating Bank, the Company may, at any time whilst the Participating Bank continues to be a Defaulting Participating Bank, give the Global Facility Agent 20 Business Days’ notice of cancellation of each Available Commitment of that Participating Bank.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Participating Bank shall immediately be reduced to zero.

(c)	The Global Facility Agent shall, as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Participating Banks.

5.8	Miscellaneous

(a)	Any notice of cancellation or Early Payment given by any Party under this Clause 5 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or Early Payment is to be made and the amount of that cancellation or Early Payment.

(b)	In respect of the Conventional Facility Agreement any Early Payment shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	In respect of an Islamic Facility, any Early Payment must be made together with any other amounts payable, including the relevant Profit Amount under the Purchase Contract. No later than 5 Business Days prior to an Early Payment being made, the Company may request a rebate payment to the Company in respect of an Islamic Facility. Following receipt of such a request or otherwise, the Investment Agent may make a rebate payment to the Company in respect of an Islamic Facility in such amount as it may, on the instructions of each Participant (in respect of the Profit Amount relevant to that Participant), determine.

(d)	TSMHL may not reborrow any part of a Loan which is prepaid.

(e)	No amount of the Cost Price element of a Deferred Sale Price under an Islamic Facility which is subject to an Early Payment may subsequently be reutilised under an Islamic Facility.

(f)	TSMHL shall not make an Early Payment or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(g)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(h)	If the Global Facility Agent receives any notice in relation to any Early Payment or cancellation under this Clause 5 it shall promptly forward a copy of that notice to the relevant Facility Representative and either the Company or the affected Participating Bank, as appropriate.

6.	CHANGES TO THE CALCULATION OF INTEREST AND PROFIT AMOUNT

6.1	Absence of quotations

Subject to Clause 6.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

6.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Conventional Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If a Market Disruption Event occurs in relation to a Purchase Contract for any Transaction Period, then LIBOR for each Participant’s Share in that Purchase Contract for the purposes of Clause 6.2(h) (Offer) of the Murabaha Agreement shall be the rate notified to the Investment Agent by the Participants in the affected Purchase Contract as soon as practicable and in any event before the Transaction Date in respect of that Transaction Period, to be that which expresses as a percentage rate per annum the cost to that Participant of funding its participation in that Purchase Contract from whatever source it may reasonably select.

(c)	In this Agreement Market Disruption Event means:

(i)	at or about noon (London time) on the Quotation Day for the relevant Interest Period or Transaction Period (as applicable) LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the relevant Facility Representative to determine LIBOR for the relevant currency and Interest Period or Transaction Period (as applicable);

(ii)	in respect of a Conventional Facility, before close of business in London on the Quotation Day for the relevant Interest Period, the Conventional Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35% of that Loan) that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR;

(iii)	in respect of an Islamic Facility, before close of business in London on the Quotation Day for the relevant Transaction Period, the Investment Agent receives notifications from a Participant or Participants (whose participations in a Purchase Contract exceed 35% of that Purchase Contract) that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR; or

(iv)	the Request for a Loan or Purchase Contract being provided after 9.00 a.m. (London time) on the date that would otherwise have been the Quotation Day for the first Interest Period for that Loan or for the first Transaction Period for that Purchase Contract (as applicable).

6.3	Alternative basis of interest, profit or funding

(a)	Subject to paragraph (d) below, if a Market Disruption Event occurs and the relevant Facility Representative or the Company so requires, the relevant Facility Representative and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining:

(i)	in respect of a Loan, the rate of interest; and

(ii)	in respect of a Purchase Contract, the Profit Amount and/or funding the affected Purchase Contract

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall:

(i)	in respect of a Loan, with the prior consent of all the Lenders and the Company; and

(ii)	in respect of a Purchase Contract, with the prior consent of all the Participants and the Company,

be binding on all Parties.

(c)	For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the 30 day period, the rate of interest or Profit Amount (as applicable) shall continue to be determined in accordance with the terms of (in respect of a Loan) the Conventional Facility Agreement or (in respect of a Purchase Contract) the Murabaha Agreement (as applicable).

(d)	Any alternative basis agreed for calculating:

(i)	interest in respect of a Loan pursuant to paragraph (a) above must also apply to the determination of the Profit Amount in respect of a Purchase Contract with a Transaction Date falling on the same date as the Utilisation Date for such Loan; or

(ii)	the Profit Amount in respect of a Purchase Contract pursuant to paragraph (a) above must also apply to the determination of the interest in respect of a Loan with a Utilisation Date falling on the same date as the Transaction Date for such Purchase Contract.

SECTION 5

ADDITIONAL PAYMENT OBLIGATIONS

7.	TAX GROSS-UP AND INDEMNITIES

7.1	Definitions

(a)	In this Agreement:

Protected Party means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed, for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

Tax Payment means either the increase in a payment made by any Obligor to a Finance Party under Clause 7.2 (Tax gross-up) or a payment under Clause 7.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 7 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

7.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it under or in connection with a Finance Document free and clear of and without any Tax Deduction, unless that Obligor is required by law or regulation to make a Tax Deduction, in which case the sum payable by that Obligor shall be increased to the extent necessary to ensure that the Finance Party concerned receives a sum, net of any Tax Deduction, equal to the sum which it would have received if no Tax Deduction had been required.

(b)	Each Obligor shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Global Facility Agent accordingly. The Global Facility Agent must then promptly notify the relevant Facility Representative, who must notify the affected Participating Banks. Similarly, a Participating Bank shall notify the Global Facility Agent on becoming so aware in respect of a payment payable to that Participating Bank. If the Global Facility Agent receives such notification from a Participating Bank it shall notify the relevant Facility Representative who shall notify the affected parties accordingly.

(c)	If an Obligor is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed (including extensions) and in the minimum amount required by law or regulation.

(d)	Within 30 days of an Obligor making either a Tax Deduction or any payment required in connection with that Tax Deduction, that Obligor shall deliver to the Global Facility Agent for the Finance Party entitled to the payment an original receipt (or certified copy thereof) evidencing to the reasonable satisfaction of that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

7.3	Tax indemnity

(a)	Without prejudice to Clause 7.2 (Tax gross-up), TSMHL shall (within three Business Days of demand by the Global Facility Agent, which demand shall not be made earlier than five Business Days prior to the date such loss, liability or cost will be suffered by such Protected Party) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been suffered for or on account of Tax by that Protected Party in relation to a sum received or receivable under a Finance Document (whether or not actually received or receivable).

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income actually received or receivable (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by that Finance Party but not actually received or receivable) by that Finance Party;

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 7.2 (Tax gross-up).

(iii)	to the extent the loss, liability or cost relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Global Facility Agent who will notify the relevant Facility Representative of the event which will give, or has given, rise to the claim, whereupon the Global Facility Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 7.3, notify the Global Facility Agent who will notify the relevant Facility Representative.

7.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and fully retained that Tax Credit (including, to the extent relevant to that Finance Party, on an affiliated group basis),

the Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Obligor.

7.5	Stamp taxes

TSMHL shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document (but, for the avoidance of doubt, not including any cost, loss or liability in relation to any such Taxes payable in connection with any assignment, novation or other transfer by any Finance Party of its rights and/or obligations under any Finance Document unless an Event of Default is continuing at the time of such assignment, novation or other transfer).

7.6	Indirect Tax

(a)	All amounts set out or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for Indirect Tax purposes shall be deemed to be exclusive of any Indirect Tax which is chargeable on such supply, and accordingly, subject to paragraph (b) below, if Indirect Tax is chargeable on any supply made by any Finance Party to any Party under a Finance Document and the Finance Party is required to account for the Indirect Tax, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax (and such Finance Party shall promptly provide an appropriate Indirect Tax invoice to such Party).

(b)	If Indirect Tax is chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such Indirect Tax. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which the Recipient reasonably determines relates to the Indirect Tax chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by the Finance Party in respect of the costs or expenses but only to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the Indirect Tax.

(d)	Any reference in this Clause 7.6 to any Party will, at any time when that Party is treated as a member of a group for Indirect Tax purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply, or (as appropriate) receiving the supply, under any applicable grouping rules.

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party shall promptly provide such Finance Party with details of that Party’s Indirect Tax registration and such other information as is reasonably requested in connection with such Finance Party’s Indirect Tax reporting requirements in relation to such supply.

7.7	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), and in any case at least three Business Days prior to making a FATCA Deduction, notify the Party to whom it is making the payment and, on or prior to the day on which it notifies that Party, shall also notify the Company, the Global Facility Agent and the other Finance Parties.

8.	INCREASED COSTS

8.1	Increased costs

(a)	Subject to Clause 8.3 (Exceptions) TSMHL shall pay:

(i)	in the case of a Conventional Facility, within three Business Days of a demand by the Global Facility Agent, the affected Conventional Finance Party; or

(ii)	in the case of an Islamic Facility the Investment Agent in accordance with the terms of the Islamic Finance Documents,

for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; (ii) compliance with any law or regulation made after the date of this Agreement; or (iii) the implementation or application of or compliance with Basel III or CRD IV.

(b)	In this Agreement

Basel III means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

CRD IV means:

(i)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU No 648/2012); and

(ii)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

Increased Costs means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by that Finance Party or one of its Affiliates);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

8.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 8.1 (Increased costs) shall notify the relevant Facility Representative of the event giving rise to the claim, following which the relevant Facility Representative shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the relevant Facility Representative, provide a certificate confirming the amount of its Increased Costs.

8.3	Exceptions

(a)	Clause 8.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 7.3 (Tax indemnity) (or would have been compensated for under Clause 7.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 7.3 (Tax indemnity) applied) or compensated for by Clause 7.5 (Stamp taxes) or Clause 7.6 (Indirect Tax); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 8.3, a reference to a Tax Deduction has the same meaning given to the term in Clause 7.1 (Definitions).

9.	OTHER INDEMNITIES

9.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

TSMHL shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

9.2	Other indemnities

TSMHL shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	any information produced or approved by or on behalf of an Obligor in connection with the Facility being or being alleged to be misleading and/or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to an Obligor or with respect to the transactions contemplated or financed under the Finance Documents;

(d)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 24 (Sharing among the Secured Parties);

(e)	the incurrence of any cost, loss or liability incurred by it on the transfer of its participation in any Loan or Purchase Contract pursuant to the terms of paragraph (f) of Clause 5.6 (Right of replacement or repayment and cancellation in relation to a single Participating Bank), provided that;

(i)	in respect of a Conventional Facility, the amount recovered under each claim pursuant to this paragraph (e) shall not exceed the amount of Break Costs that would have been incurred by that Finance Party had the relevant Loans been prepaid rather than transferred; and

(ii)	in respect of an Islamic Facility, the amount recovered under each claim pursuant to this paragraph (e) shall not exceed the Profit Amount element of the Deferred Sale Prices (less any agreed rebate) that would have been paid if the Deferred Sale Prices of the relevant Purchase Contracts had been paid early rather than transferred,

(f)	funding, or making arrangements to fund, its participation in a Loan or Purchase Contract requested in a Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(g)	a Loan (or part of a Loan) not being prepaid or a Purchase Contract not being the subject of an Early Payment (as applicable) in accordance with a notice of Early Payment given by TSMHL or the Company; or

(h)	any costs of the Global Facility Agent incurred in commissioning an E&S review in accordance with the terms of Clause 16.15 (Environmental and social).

9.3	Indemnity to the Global Facility Agent and each Facility Representative

TSMHL shall promptly indemnify the Global Facility Agent and each Facility Representative against any cost, loss or liability incurred by the Global Facility Agent and each Facility Representative (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	exercising any of the rights, powers, discretions or remedies vested in it under any Finance Document or by law.

10.	MITIGATION BY THE PARTICIPATING BANKS

10.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 5.1 (Illegality), Clause 7 (Tax Gross-Up and Indemnities) or Clause 8 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

10.2	Limitation of liability

(a)	TSMHL shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 10.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 10.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

11.	COSTS AND EXPENSES

11.1	Transaction expenses

TSMHL shall promptly on demand pay the Global Facility Agent, each Facility Representative, the Account Bank and each Arranger:

(a)	the amount of all costs and expenses (excluding legal fees) up to a maximum amount as separately agreed; and

(b)	the amount of legal fees up to a maximum amount as separately agreed,

reasonably incurred (and documented) by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(i)	this Agreement and any other documents referred to in this Agreement; and

(ii)	any other Finance Documents executed after the date of this Agreement.

11.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, TSMHL shall, within three Business Days of demand, reimburse the Global Facility Agent, each Facility Representative or the Account Bank for the amount of all costs and expenses (including legal fees) reasonably incurred by the Global Facility Agent, each Facility Representative or the Account Bank in responding to, evaluating, negotiating or complying with that request or requirement.

11.3	Enforcement costs

TSMHL shall, within three Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Secured Debt Document.

SECTION 6

GUARANTEE

12.	GUARANTEE AND INDEMNITY

12.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Secured Party punctual performance by each other Obligor of all that Obligor’s obligations under the Secured Debt Documents;

(b)	undertakes with each Secured Party that whenever another Obligor does not pay any amount when due under or in connection with any Secured Debt Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Secured Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Secured Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Secured Debt Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 12 if the amount claimed had been recoverable on the basis of a guarantee.

12.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Secured Debt Documents, regardless of any intermediate payment or discharge in whole or in part.

12.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Secured Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation or otherwise, without limitation, then the liability of each Guarantor under this Clause 12 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

12.4	Waiver of defences

The obligations of each Guarantor under this Clause 12 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 12 (without limitation and whether or not known to it or any Secured Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group or any other person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Secured Debt Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Secured Debt Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Secured Debt Document or any other document or security;

(g)	any insolvency or similar proceedings; or

(h)	this Agreement or any other Secured Debt Document not being executed by or binding upon any other person.

12.5	Guarantor intent

Without prejudice to the generality of Clause 12.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Secured Debt Documents and/or any facility or amount made available under any of the Secured Debt Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new obligors; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

12.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 12. This waiver applies irrespective of any law or any provision of a Secured Debt Document to the contrary.

12.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Secured Debt Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in a suspense account any moneys received from any Guarantor or on account of its liability under this Clause 12.

12.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Secured Debt Documents have been irrevocably paid in full and unless the Global Facility Agent otherwise directs, no Guarantor shall exercise any rights which it may have by reason of performance by it of its obligations under the Secured Debt Documents or by reason of any amount being payable, or liability arising, under this Clause 12:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Secured Debt Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Secured Debt Documents or of any other guarantee or security taken pursuant to, or in connection with, the Secured Debt Documents by any Secured Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 12.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Secured Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Secured Parties by the Obligors under or in connection with the Secured Debt Documents to be repaid in full on trust for the Secured Parties and shall promptly pay or transfer the same to the Global Facility Agent or as the Global Facility Agent may direct for application in accordance with Clause 25 (Payment Mechanics).

12.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Secured Party.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

13.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 13 to each Finance Party on the date of this Agreement.

13.1	Status

(a)	It and each of the Key Subsidiaries is duly incorporated (if a corporate person) or duly established (in any other case) and validly existing under the law of its jurisdiction of incorporation or formation and each Obligor is a limited liability company.

(b)	It and each of the Key Subsidiaries has the power to own its assets and carry on its business in all material respects as it is being conducted.

13.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable, subject to:

(a)	the Legal Reservations;

(b)	any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 3 (Conditions of Utilisation); and

(c)	in the case of any Common Security Document, the requirements specified at the end of Clause 13.5 (Validity and admissibility in evidence).

13.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it in any material respect;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon:

(i)	it or any of its Subsidiaries; or

(ii)	any of its or any of its Subsidiaries’ assets,

to an extent which has or could reasonably be expected to have a Material Adverse Effect,

nor (except as provided in any Common Security Document) result in the existence of, or oblige it or any of its Subsidiaries to create, any Security over any of its or any of its Subsidiaries’ assets.

13.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

13.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party and the transactions contemplated by the Finance Documents;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	to enable it to create the Security to be created by it pursuant to any Common Security Document and to ensure that such Security has the priority and ranking it is expressed to have,

have been obtained or effected and are in full force and effect save for the making of the appropriate registrations of the Common Security Documents with the Companies Registration Office or equivalent authority in the jurisdiction of incorporation of the relevant Obligor and other applicable registration requirements and other applicable Perfection Requirements.

13.6	Governing law and enforcement

(a)	Subject to the matters described in the Legal Reservations, the choice of law specified in each Finance Document as the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.

(b)	Subject to the matters described in the Legal Reservations, any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation and in relation to a Finance Document governed by a law other than English law, in the jurisdiction of the governing law of that Finance Document.

13.7	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in those jurisdictions or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents save in each case for the making of the appropriate registrations of the Common Security Documents with the Companies Registration Office or equivalent authority in the jurisdiction of incorporation of the relevant Obligor.

13.8	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to any Participating Bank (save that guarantee payments made by the Company may be subject to deduction for or on account of UK Tax).

13.9	No default

(a)	No Event of Default is continuing or has or could reasonably be expected to result from the making of any Utilisation or the entry into, performance of, or any transaction contemplated by, any Finance Document.

(b)	No other event or circumstance is outstanding which constitutes (or which would, with the lapse of time, the giving of notice, the making of any determination under the relevant document or any combination of the foregoing, constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or could reasonably be expected to have a Material Adverse Effect.

13.10	No misleading information

(a)	Any written material factual information provided by or on behalf of any Obligor for the purposes of the Information Memorandum or otherwise provided in connection with the Facility was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information Memorandum or otherwise provided in connection with the Facility have been prepared on the basis of recent historical information and on the basis of reasonable assumptions at the time of such preparation.

(c)	Any written expressions of opinion or intention provided by or on behalf of any Obligor in connection with any Finance Document, including any expressions of opinion or intention in the Information Memorandum, were made after due and careful consideration and (at the time given) based on reasonable grounds.

(d)	Save for matters disclosed in writing to the Global Facility Agent, nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in:

(i)	the factual information relating to the Group contained in the Information Memorandum being untrue or misleading in any material respect;

(ii)	any financial projection or expression of opinion or intention in the Information Memorandum being untrue or misleading in any material respect; or

(iii)	any assumption or ground on which any financial projection or expression of opinion or intention in the Information Memorandum is based being unreasonable.

13.11	Financial statements

(a)	Its Original Financial Statements (if any) were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements (if any) give a true and fair view of its consolidated financial condition and operations as at the end of and for the relevant financial year and of the profit of the Group for that year.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group) since 31 March 2014.

13.12	Pari passu ranking

(a)	Subject to the requirements specified at the end of Clause 13.5 (Validity and admissibility in evidence) each Common Security Document creates (or, once entered into, will create) in favour of the Common Security Agent for the benefit of the Secured Creditors the Security which it is expressed to create with the ranking and priority it is expressed to have.

(b)	Without limiting paragraph (a) above, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

13.13	No proceedings pending or threatened

No litigaition, arbitration or administrative proceedings of or before any court, arbitral body or agency which has had or could reasonably be expected to have a Material Adverse Effect (having regard to the likelihood of adverse determination) have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

13.14	Compliance with applicable laws

Each member of the Group is in compliance in all respects with all laws, statutes, rules, regulations and orders binding on or applicable to it where failure to do so has had or could reasonably be expected to have a Material Adverse Effect.

13.15	Title

(a)	It and each of its Subsidiaries has good and marketable title to all material assets necessary for the conduct of its business as it is being conducted and is proposed to be conducted save where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)	It has good and marketable title to the assets over which it purports to create Security pursuant to any Common Security Document, free from all Security except the Security created pursuant to, or permitted by, the Finance Documents and the Existing Facility Finance Documents.

13.16	Environmental laws and licences

(a)	Each member of the Group is in compliance with Clause 16.13 (Environmental undertakings) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or could reasonably be expected to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or could reasonably be expected, if determined against that member of the Group, to have a Material Adverse Effect.

13.17	Environmental releases

No:

(a)	property currently occupied or owned by it or any of its Subsidiaries (including any offsite waste management or disposal location operated or owned by it or any of its Subsidiaries) is contaminated with any Hazardous Substance; and

(b)	discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment in violation of any Environmental Law or Environmental Licence is occurring on, onto, under or from that property, in each case in circumstances where this has had or could reasonably be expected to have a Material Adverse Effect.

13.18	Group Structure

The Group Structure Chart shows each member of the Group and the percentage of the issued share capital held, whether legally or beneficially, by each member of the Group in each other member of the Group, in each case as at the date of this Agreement.

13.19	TSMHL

(a)	Other than as expressly permitted in this Agreement and the Existing Facility Agreement, TSMHL:

(i)	has not traded or carried on any business; and

(ii)	does not have any material liability (actual or contingent, present or future),

other than:

(A)	as contemplated by or in connection with the Finance Documents, the Existing Facility Finance Documents and liabilities under any agreement for disposal of any Cairn India Shares permitted by the terms of this Agreement;

(B)	liabilities for Subordinated Debt;

(C)	holding cash in bank accounts and liabilities under the associated account terms; and

(D)	professional fees, administrative costs and Tax liabilities in the ordinary course of business as a holding company.

(b)	Other than as expressly permitted in this Agreement and the Existing Facility Agreement, TSMHL owns no assets other than:

(i)	rights under the Finance Documents, the Existing Facility Finance Documents, each Subordinated Debt Document or any rights under any agreement for disposal of any Cairn India Shares permitted by the terms of this Agreement;

(ii)	rights in relation to bank accounts (including rights in cash held in any bank account and the associated account terms) permitted to be held by TSMHL under this Agreement and the Intercreditor Agreement; and

(iii)	Cairn India Shares.

(c)	TSMHL is the legal and beneficial owner of 38.69% of all Cairn India Shares as at the date of this Agreement and at all times on or prior to the first Distribution Date shall be the legal and beneficial owner of not less than the Minimum Cairn Shareholding.

13.20	Shares

(a)	Both:

(i)	the shares in TSMHL owned by TSEHL; and

(ii)	any shares in the issued capital of Cairn India owned by TSMHL,

are issued, fully paid and freely transferable and constitute shares in the capital of limited companies, and there are no moneys or liabilities outstanding or payable in respect of any such share.

(b)	No person has or is entitled to any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire:

(i)	any share capital of TSMHL (other than TSEHL); or

(ii)	any shares in the issued capital of Cairn India owned by TSMHL other than pursuant to the terms of any Permitted Cairn Disposal.

(c)	There are no agreements in force or corporate resolutions passed which require or might require the present or future issue or allotment of any share capital of TSMHL (other than to TSEHL), TSEHL (other than to VRHL), VRHL (other than to the Company) (other than in a manner which would not cause a Change of Control).

(d)	The shares of TSMHL subject to the TSMHL Share Pledge constitute all the share capital of TSMHL.

(e)	The constitutional documents of TSMHL do not contain any provision which could restrict or inhibit any transfer of any shares of TSMHL on creation or enforcement of the TSMHL Share Pledge, or such provisions have been irrevocably and validly consented to or waived in respect of any transfer made as part of the enforcement of the rights of the Secured Creditors pursuant to the Common Security Documents.

13.21	Taxation

(a)	It and each of its Subsidiaries has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties except to the extent that:

(i)	payment is being contested in good faith;

(ii)	it has maintained adequate reserves in accordance with GAAP for those Taxes;

(iii)	payment can be lawfully withheld; and

(iv)	non-payment has not and could not reasonably be expected to have a Material Adverse Effect.

(b)	It is not materially overdue in the filing of any Tax returns.

(c)	No claims or investigations are being, or are reasonably likely to be, asserted against it with respect to Taxes, which might reasonably be expected to have a Material Adverse Effect

13.22	Labour disputes

No labour disputes which could reasonably be expected to have a Material Adverse Effect have been started or threatened against it, or any member of the Group.

13.23	Sanctions

Neither it, nor any of its Subsidiaries or Joint Ventures, nor any of their respective directors, officers nor to the knowledge of the Obligors, any employees or persons acting on any of their behalf (with any of their express authority):

(a)	is a Restricted Party; or

(b)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

13.24	Anti-Terrorism Laws

(a)	It has taken reasonable measures to ensure compliance with applicable Economic Sanctions Laws and Anti-Money Laundering Laws.

(b)	It is not a Designated Person.

(c)	It will not use any part of the proceeds from any Loan or Purchase Contract on behalf of any Designated Person or otherwise use such proceeds in connection with any investment in, or any transactions or dealings with, any Designated Person.

13.25	US Governmental Regulation

It will not use any part of the proceeds from any Loan or Purchase Contract, directly or indirectly, for payments to any government official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the US Foreign Corrupt Practices Act of 1977 (15 USC. §§ 78dd-1 et seq.), assuming in all cases that such Act applies to it.

13.26	TSEHL

(a)	Other than as expressly permitted in this Agreement and the Existing Facility Agreement, TSEHL:

(i)	has not traded or carried on any business; and

(ii)	does not have any material liability (actual or contingent, present or future), other than:

(A) as contemplated by or in connection with the Finance Documents and the Existing Facility Finance Documents;

(B) liabilities for Subordinated Debt;

(C) the making of financing to other members of the Group;

(D) holding cash, bank accounts and liquid investments; and

(E) professional fees, administrative costs and tax liabilities in the ordinary course of business as a holding company.

(b)	Other than as expressly permitted in this Agreement and the Existing Facility Agreement, TSEHL owns no assets other than:

(i) rights under the Finance Documents, the Existing Facility Finance Documents, each Subordinated Debt Document to which it is a party and any financing described in paragraph (a)(C) above;

(ii) rights in bank accounts (including rights in any cash held in those accounts and in any other liquid investments made with balances standing to the credit of such accounts) and under the related account mandates; and

(iii) shares in TSMHL.

13.27	Shariah compliance

It has not relied on any representation or any written declaration, fatwa, opinion or other documents made by the Investment Agent, any Affiliate of the Investment Agent, the Participants or the Shariah Supervisory Committee of the Participants as to the Shariah compliance of the Islamic Finance Documents or the transactions contemplated by the Islamic Finance Documents.

13.28	Times when representations made

(a)	The representations and warranties set out in this Clause 13 are made by the Obligors on the date of this Agreement.

(b)	The representations and warranties set out in Clauses 13.1 (Status) to 13.6 (Governing law and enforcement) (insofar as they relate to the person purporting to grant Security under a Common Security Document) and Clause 13.15 (Title) (insofar as it relates to the assets the subject of that Security) are deemed made by each person granting Security pursuant to a Common Security Document on the date of that Common Security Document, in each case by reference to the facts and circumstances then existing.

(c)	The representations and warranties set out in paragraphs (d) and (e) of Clause 13.20 (Shares) are deemed made by TSEHL and TSMHL on the date of the TSMHL Share Pledge.

(d)	The representations and warranties set out in Clause 13.10 (No misleading information) are deemed to be made by each Obligor with respect to the Information Memorandum on the date that the Information Memorandum is approved by the Company, on each Transfer Date occurring on or prior to the Syndication Date and the date of each Syndication Agreement, in each case, by reference to the facts and circumstances then existing.

(e)	The Repeating Representations are deemed to be made by each Obligor on the date of each Request, the first day of each Interest Period and the first day of each Transaction Period by reference to the facts and circumstances then existing and, on each date falling on or prior to the first Distribution Date, the representations and warranties in Clauses 13.19 (TSMHL) and 13.26 (TSEHL) shall also be deemed to be so made by the Obligors.

14.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 14 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

14.1	Financial statements

The Company shall supply to the Global Facility Agent (in electronic form or, if not in electronic form, then in sufficient copies for all the Participating Banks):

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years, its audited consolidated financial statements, its unaudited unconsolidated financial statements and the audited non-consolidated and (if prepared) consolidated financial statements of TSMHL, TSEHL and each Material Subsidiary which is a trading company for that financial year; and

(b)	as soon as the same become available, but in any event within 75 days after the end of the first half of each of its financial years:

(i)	its semi-annual unaudited consolidated financial statements and its semi-annual unconsolidated financial statements;

(ii)	the semi-annual unconsolidated and (if prepared) consolidated financial statements of each of TSMHL and TSEHL; and

(iii)	the semi-annual unaudited non-consolidated and (if prepared) consolidated financial statements of each Material Subsidiary which is a trading company,

for that financial half year.

14.2	Compliance Certificates

(a)	The Company shall supply to the Global Facility Agent, with each set of financial statements delivered pursuant to Clause 14.1 (Financial statements):

(i)	a copy of the annual audited or, as applicable, semi-annual interim report provided by the Company to the London Stock Exchange; and

(ii)	a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 15 (Financial Covenants) as at the date as at which those financial statements were drawn up and setting out the Material Subsidiaries and (in reasonable detail) computations for the determination of which members of the Group are Material Subsidiaries.

(b)	The list of Material Subsidiaries in the Compliance Certificate supplied with the financial statements delivered pursuant to paragraph (a) of Clause 14.1 (Financial statements) shall be certified by an independent chartered accountant and such certification shall, in the absence of manifest error, be conclusive and binding on the Finance Parties.

(c)	Each Compliance Certificate shall be signed by (i) a director or the chief financial officer of the Company and (ii) an authorised signatory of the Company.

14.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Company pursuant to Clause 14.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	The Company shall procure that each set of financial statements delivered pursuant to Clause 14.1 (Financial statements) is prepared using relevant GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Global Facility Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Global Facility Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Global Facility Agent, to enable the Participating Banks to determine whether Clause 15 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(c)	If the Company notifies the Global Facility Agent of a change in accordance with paragraph (b) above, the Company and the Global Facility Agent shall enter into negotiations in good faith with a view to agreeing any amendments to this Agreement which are necessary as a result of the change. To the extent practicable these amendments will be such as to ensure that the change does not result in any material alteration in the commercial effect of the obligations in this Agreement. If any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

14.4	Information: miscellaneous

The Company shall (subject to any confidentiality obligations existing as at the date of this Agreement or arising under applicable law or regulation) supply to the Global Facility Agent (in sufficient copies for all the Participating Banks, if the Global Facility Agent so requests):

(a)	all documents dispatched by it to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group which:

(i)	has or (having regard to the likelihood of adverse determination), could reasonably be expected to have a Material Adverse Effect; or

(ii)	relates to compliance with Sanctions;

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Global Facility Agent) may reasonably request;

(d)	promptly following execution, a copy of any Subordinated Debt Document; and

(e)	as soon as reasonably practicable following the date of this Agreement, and in any event within 30 Business Days, details of each encumbrance or restriction existing on the ability of any Obligor or Material Subsidiary to make payment of dividends or any other distribution with respect to share capital to, or on the repayment of financing to, the Company or any other Material Subsidiary.

14.5	Notification of default

(a)	The Company shall notify the Global Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Global Facility Agent, the Company shall supply to the Global Facility Agent a certificate signed by its chief financial officer or director and an authorised signatory on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

14.6	Inspection of books and records

Each Obligor shall (and the Company shall ensure that each member of the Group will):

(a)	keep books and records which accurately reflect in all material respects all of its business, affairs and transactions; and

(b)	permit any Finance Party or any of its representatives, at reasonable times and intervals in each calendar year and in circumstances when any Finance Party acting reasonably believes that a Default has occurred or might reasonably be expected to occur, and upon reasonable notice, to visit any of its offices, to inspect any of its books and records and to discuss its financial matters with its officers and auditors. The reasonable costs and expenses of each such visit shall be borne by the Company.

14.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Participating Bank of any of its rights and obligations under this Agreement to a party that is not a Participating Bank prior to such assignment or transfer, obliges the Global Facility Agent or any Participating Bank (or, in the case of paragraph (a)(iii) above, any prospective New Participating Bank) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Global Facility Agent or any Participating Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Global Facility Agent (for itself or on behalf of any Participating Bank) or any Participating Bank (for itself or, in the case of the event described in paragraph (a)(iii) above, on behalf of any prospective New Participating Bank) in order for the Global Facility Agent, such Participating Bank or, in the case of the event described in paragraph (a)(iii) above, any prospective New Participating Bank to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Participating Bank shall promptly upon the request of the Global Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by either of them (for itself) in order for it to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

14.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) of this Clause 14.8 that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments made under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If TSMHL is a US Tax Obligor or the Global Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Participating Bank shall, within ten Business Days of:

(i)	where TSMHL is a US Tax Obligor and the relevant Participating Bank is an Original Participating Bank, the date of this Agreement;

(ii)	where TSMHL is a US Tax Obligor on a Transfer Date and the relevant Participating Bank is an Increase Participating Bank, the relevant Transfer Date; or

(iii)	where TSMHL is not a US Tax Obligor, the date of a request from the Global Facility Agent,

supply to the Global Facility Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Global Facility Agent may require to certify or establish the status of such Participating Bank under FATCA or that other law or regulation.

(f)	The Global Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Participating Bank pursuant to paragraph (e) above to TSMHL.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Global Facility Agent by a Participating Bank pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Participating Bank shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Global Facility Agent unless it is unlawful for the Participating Bank to do so (in which case the Participating Bank shall promptly notify the Global Facility Agent). The Global Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to TSMHL.

(h)	The Global Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Participating Bank pursuant to paragraph (e) or (g) above without further verification. The Global Facility Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

14.9	Adjustment Events

(a)	Promptly following the occurrence of an Adjustment Event, the Company shall so notify the Global Facility Agent, providing reasonable detail both of the relevant Adjustment Event and its proposed adjustment (if any) to the percentage of Cairn India Shares which is the then Minimum Cairn Shareholding.

(b)	If within 15 Business Days of receipt of the Company’s notice under paragraph (a), the Majority Participating Banks have not objected to the same, then the adjustment (if any) proposed by the Company shall take effect at the end of that 15 Business Day period.

(c)	If the Majority Participating Banks object to the Company’s proposal within 15 Business Days of receipt of the Company’s notice under paragraph (a) above then the Company shall appoint an independent investment bank of international repute selected by the Company (at the expense of the Company) to determine the appropriate adjustment to the percentage of Cairn India Shares which is the then Minimum Cairn Shareholding to take into account the relevant Adjustment Event and the decision of the investment bank so appointed (made in the context of the purpose for which that percentage is used in this Agreement and after taking into account the written submissions (if any) of both the Company and the Participating Banks) shall be binding on the Parties.

15.	FINANCIAL COVENANTS

15.1	Financial condition

The Company shall ensure that on and from the Relevant Period ending 30 September 2014:

(a)	the ratio of Total Net Borrowings as at a Relevant Date to EBITDA for the Relevant Period ending on that date does not exceed 2.75 to 1.00 provided that upon the purchase by the Company or any of its Subsidiaries of equity interests constituting not less than 20% of the issued share capital in Hindustan Zinc from the Government of India and solely for the purposes of each Relevant Period ending during the 18 month period commencing from the date of such purchase, the ratio of Total Net Borrowings as at a Relevant Date to EBITDA for the Relevant Period ending on that date does not exceed 3.25 to 1.00;

(b)	the ratio of Subsidiary Net Borrowings as at a Relevant Date to EBITDA for the Relevant Period ending on that date does not exceed 2.25 to 1.00;

(c)	the ratio of EBITDA to Net Interest Expense for any Relevant Period will not be less than 4.00 to 1.00; and

(d)	the ratio of Total Net Assets as at a Relevant Date to Borrowings as at that Relevant Date will not be less than 1.75 to 1.00.

15.2	Financial covenant calculations

(a)	Borrowings, Company Net Borrowings, Current Assets, Current Liabilities, EBITDA, Net Current Assets, Net Fixed Assets, Net Interest Expense, Subsidiary Net Borrowings, Total Net Assets and Total Net Borrowings shall be calculated:

(i)	and interpreted on a consolidated basis or a non-consolidated basis, as the case may be, in accordance with the GAAP applicable to the Original Financial Statements and shall be expressed in US Dollars. For the avoidance of doubt, Subsidiary Net Borrowings shall be calculated and interpreted on a consolidated basis as if the Company were not a member of the Group;

(ii)	for each Relevant Date or Relevant Period which falls or ends (as the case may be) on a date which is, or is included in a period which is, less than 12 Months after any acquisition of shares of a company which becomes a member of the Group by reason of that acquisition, to include the consolidated financial results that company on that Relevant Date or for that Relevant Period as if that company had been a member of the Group for the whole of the Relevant Period ending on that Relevant Date; and

(iii)	for each Relevant Date or Relevant Period which falls or ends (as the case may be) on a date which is, or is included in a period which is, less than 12 twelve Months after any company has ceased (whether by disposal or otherwise) to be a member of the Group, to exclude the consolidated financial results that company on that Relevant Date or for that Relevant Period as if that company had not been a member of the Group for any part of the Relevant Period ending on that Relevant Date.

(b)	Indebtedness (actual or contingent) owed by one member of the Group to another member of the Group shall not be taken into account in calculating compliance with the covenants set out in Clause 15.1 (Financial condition).

15.3	Definitions

In this Clause 15.3:

Borrowings means, with respect to the Group at any date, without double counting:

(a)	all obligations for borrowed money, including, without limitation, any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(b)	all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business;

(c)	all obligations as lessee which are capitalised in accordance with GAAP;

(d)	all non-contingent obligations to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, except in respect of trade accounts payable arising in the ordinary course of business;

(e)	all obligations in respect of any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(f)	any receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	any amount raised under any other transaction (including any forward sale or purchase agreement or any Islamic financing document) having the commercial effect of a borrowing;

(h)	all obligations of a member of the Group in respect of shares which are expressed to be redeemable or any shares or instruments convertible into shares or any shares or other securities which are otherwise the subject of a put option or other form of guarantee where that put option or guarantee is granted or entered into primarily as a method of raising or assuring the payment or repayment of any Financial Indebtedness;

(i)	any obligation under any put option in respect of any shares or instruments convertible into shares or any form of guarantee or indemnity in respect of any put option where that put option or guarantee is granted or entered into primarily as a method of raising or assuring the payment or repayment of any Financial Indebtedness;

(j)	obligations in respect of finance raised pursuant to a Shariah financing arrangement; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above whether or not the principal debtor or obligor which benefits from such guarantee or indemnity is a member of the Group.

For this purpose, any amount outstanding or repayable in a currency other than US Dollars shall on that day be taken into account in its US Dollars equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at that day in accordance with the GAAP applicable to the Original Financial Statements.

Cash means any credit balance on any deposit, savings, current or other account held with a bank, and any cash in hand, which is:

(a)	freely withdrawable on demand; and

(b)	not subject to any Security or Quasi Security (other than pursuant to any Common Security Document or any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances).

Cash Equivalent Investments means:

(a)	marketable securities with a maturity of less than 12 months from the date of acquisition issued or fully guaranteed or fully insured by the Government of the US or any member state of the European Union which is rated at least (in each case) A-1 by Standard & Poor’s Ratings Group, P-1 by Moody’s Investors Service, Inc., P-1 by Credit Rating Information Services Limited (CRISIL) or A-1 by Investment Information and Credit Rating Agency of India Limited (ICRA);

(b)	open market commercial paper or other debt securities issued by an issuer rated at least (in each case) A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc., P-1 by CRISIL or A-1 by ICRA and with a maturity of less than 12 months;

(c)	certificates of deposit or time deposits of any commercial bank (which has outstanding debt securities rated as referred to in paragraph (b) above) and with a maturity of less than three months; and

(d)	funds invested in any debt mutual fund which is established as a trust and has obtained a certificate of registration as a mutual fund under the Securities and Exchange Board of India (Mutual Funds) Regulations, 1996,

in each case not subject to any Security or Quasi Security (other than pursuant to any Common Security Document) or customary rights of set-off, netting and liens), denominated and payable in freely transferable and freely convertible currency and the proceeds of which are capable of being remitted to an account of the holder of such investment in its jurisdiction of incorporation.

Company Net Borrowings means, with respect to the Company, as at any particular time, without double counting:

(a)	all obligations for borrowed money, including, without limitation, any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(b)	all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business;

(c)	all obligations as lessee which are capitalised in accordance with GAAP;

(d)	all non contingent obligations to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, except in respect of trade accounts payable arising in the ordinary course of business;

(e)	all obligations in respect of any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(f)	any receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	any amount raised under any other transaction (including any forward sale or purchase agreement, including an Islamic financing document) having the commercial effect of a borrowing;

(h)	all obligations of the Company in respect of shares which are expressed to be redeemable or any shares or instruments convertible into shares or any shares or other securities which are otherwise the subject of a put option or other form of guarantee;

(i)	any obligation under any put option in respect of any shares or instruments convertible into shares or any form of guarantee or indemnity in respect of any put option where that put option or guarantee is granted or entered into primarily as a method of raising or assuring the payment or repayment of any Financial Indebtedness;

(j)	obligations in respect of finance raised pursuant to a Shariah financing arrangement; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above whether or not the principal debtor or obligor which benefits from such guarantee or indemnity is a member of the Group,

LESS all Cash and Cash Equivalent Investments of the Company and excluding all indebtedness described in paragraphs (a) to (j) above where the person to whom such indebtedness is owed by the Company is a member of the Group.

For this purpose, any amount outstanding or repayable in a currency other than US Dollars shall on that day be taken into account in its US Dollars equivalent at the rate of exchange that would have been used had an audited non-consolidated balance sheet of the Company been prepared as at that day in accordance with the GAAP applicable to the Original Financial Statements.

Current Assets means, with respect to the Group as at any Relevant Date, without double counting:

(a)	the aggregate of Cash and Cash Equivalent Investments of the Group;

(b)	inventory, trade and other receivables of the Group including sundry debtors maturing within 12 months from the Relevant Date but excluding:

(i)	receivables in relation to Tax;

(ii)	extraordinary and exceptional items and other non-operating items; and

(iii)	any accrued interest owing to any member of the Group,

as determined (except as needed to reflect the terms of this Clause 15.3) from the consolidated financial statements of the Company and Compliance Certificates delivered under Clause 14.1 (Financial statements) and Clause 14.2 (Compliance Certificates).

Current Liabilities means, with respect to the Group as at any Relevant Date, without double counting, all liabilities (including trade creditors, accruals, provisions and prepayments) of the Group falling due within 12 months from the Relevant Date but excluding:

(a)	liabilities for Borrowings and Net Interest Expense of the Group;

(b)	liabilities for Tax;

(c)	extraordinary and exceptional items and other non-operating items; and

(d)	liabilities in relation to dividend declared but not paid by the Company,

as determined (except as needed to reflect the terms of this Clause 15.3) from the consolidated financial statements of the Company and Compliance Certificates delivered under Clause 14.1 (Financial statements) and Clause 14.2 (Compliance Certificates).

EBITDA means, in relation to any Relevant Period, the total consolidated operating profit of the Group for that Relevant Period:

(a)	before taking into account:

(i)	Interest Expense;

(ii)	Tax;

(iii)	any share of the profit of any associated company or undertaking, except for dividends received in cash by any member of the Group;

(iv)	depreciation;

(v)	amortisation expenses;

(vi)	realised and unrealised foreign exchange losses;

(vii)	extraordinary and exceptional items; and

(viii)	any profit or loss arising on the sale of fixed assets; and

(b)	to the extent not already taken into account, excluding the aggregate amount of interest receivable,

as determined (except as needed to reflect the terms of this Clause 15.3) from the consolidated financial statements of the Company and Compliance Certificates delivered under Clause 14.1 (Financial statements) and Clause 14.2 (Compliance Certificates).

Interest Expense means, in relation to any Relevant Period, the aggregate amount of interest or profit and any other finance charges (whether or not paid, payable or capitalised) accrued by the Group in that Relevant Period in respect of Borrowings including:

(a)	the interest or profit element of leasing and hire purchase payments;

(b)	commitment fees, commissions, arrangement fees and guarantee fees; and

(c)	amounts in the nature of interest payable in respect of any shares other than equity share capital,

adjusted (but without double counting) by adding back the net amount payable (or deducting the net amount receivable) by members of the Group in respect of that Relevant Period under any interest or (so far as they relate to interest or profit) currency hedging arrangements; and

as determined (except as needed to reflect the terms of this Clause 15.3) from the consolidated financial statements of the Company and Compliance Certificates delivered under Clause 14.1 (Financial statements) and Clause 14.2 (Compliance Certificates).

Interest Income means, for any Relevant Period, the amount of interest income (or amounts in the nature of interest) receivable in that Relevant Period to any member of the Group as determined from the Company’s consolidated financial statements excluding any net amount added back in respect of interest or profit or currency hedging arrangements in the definition of Interest Expense.

Net Current Assets means, as at any Relevant Date, Current Assets as at that Relevant Date less Current Liabilities as at that Relevant Date.

Net Fixed Assets means, with respect to the Group as at any Relevant Date, the aggregate non-current assets of the Group adjusted by deducting any amount attributable to an upward revaluation of assets and excluding the intangible assets of the Group as determined (except as needed to reflect the terms of this Clause 15.3) from the consolidated financial statements of the

Company and Compliance Certificates delivered under Clause 14.1 (Financial statements) and Clause 14.2 (Compliance Certificates).

Net Interest Expense in respect of a Relevant Period means Interest Expense in respect of that Relevant Period less any Interest Income in respect of that Relevant Period.

Relevant Date means the last day of each Relevant Period.

Relevant Period means:

(a)	each financial year of the Company; and

(b)	each period beginning on the first day of the second half of a financial year of the Company and ending on the last day of the first half of its next financial year.

Subsidiary Net Borrowings means, with respect to the companies in the Group (other than the Company) at any date, without double counting:

(a)	all obligations for borrowed money, including, without limitation, any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(b)	all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business;

(c)	all obligations as lessee which are capitalised in accordance with GAAP;

(d)	all non-contingent obligations to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, except in respect of trade accounts payable arising in the ordinary course of business;

(e)	all obligations in respect of any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(f)	any receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(h)	all obligations of a member of the Group in respect of shares which are expressed to be redeemable or any shares or instruments convertible into shares or any shares or other securities which are otherwise the subject of a put option or any form of guarantee;

(i)	any obligation under any put option in respect of any shares or instruments convertible into shares or any form of guarantee or indemnity in respect of any put option where that put option or guarantee is granted or entered into primarily as a method of raising or assuring the payment or repayment of any Financial Indebtedness;

(j)	obligations in respect of finance raised pursuant to a Shariah financing arrangement; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above whether or not the principal debtor or obligor which benefits from such guarantee or indemnity is a member of the Group,

LESS all Cash and Cash Equivalent Investments of the Group (other than the Company) and excluding all indebtedness described in paragraphs (a) to (j) above where the person to whom such indebtedness is owed by any member of the Group is the Company.

For this purpose, any amount outstanding or repayable in a currency other than US Dollars shall on that day be taken into account in its US Dollars equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at that day in accordance with the GAAP applicable to the Original Financial Statements.

Total Net Assets means, as at any Relevant Date, the aggregate of Net Current Assets and Net Fixed Assets as at that Relevant Date.

Total Net Borrowings means, as at any Relevant Date, and without double counting, the aggregate of Company Net Borrowings and Subsidiary Net Borrowings at that Relevant Date.

16.	GENERAL UNDERTAKINGS

The undertakings in this Clause 16 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

16.1	Authorisations

(a)	Each Obligor shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Global Facility Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents to which it is party and to ensure the legality, validity, enforceability or admissibility in evidence in each such jurisdiction of any such Finance Document.

(b)	Each Obligor shall promptly make the registrations specified in Clause 13.5 (Validity and admissibility in evidence) required to be made by it.

16.2	Compliance with laws

Each Obligor shall (and the Company shall ensure that each other member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply could reasonably be expected to have a Material Adverse Effect.

16.3	No encumbrance

(a)	No Obligor shall (and the Company shall ensure that no Material Subsidiary will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Company shall ensure that no Material Subsidiary will) enter into or permit to subsist any Quasi Security over any of its assets.

(c)	Without prejudice to paragraph (c) of Clause 16.11 (No other business) and subject to paragraph (d) below, paragraphs (a) and (b) above do not apply to:

(i)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any payment or close out netting or set-off arrangement pursuant to any treasury transaction or foreign exchange transaction entered into by a member of the Group;

(iii)	the Security or Quasi Security created pursuant to any Common Security Document;

(iv)	from the date of this Agreement and until the first Utilisation Date, any Security or Quasi Security granted in connection with the Existing Facility Agreement and in effect as at the date of this Agreement;

(v)	any lien arising by operation of law and in the ordinary course of trading;

(vi)	any retention of title arrangements and rights of set-off arising in the ordinary course of trading with suppliers of goods to any member of the Group and not as a result of any default or omission by any member of the Group;

(vii)	any Quasi Security (including but not limited to cashflow and escrow arrangements) arising in connection with payment and/or settlement mechanics employed in connection with a disposal which is permitted consistent with the terms of Clause 16.4 (Disposals) or an acquisition made consistent with the terms of Clause 16.5 (Acquisitions);

(viii)	any Security or Quasi Security created by any Material Subsidiary (other than TSMHL or TSEHL) securing indebtedness that is Excluded Indebtedness;

(ix)	any Security or Quasi Security created by any Material Subsidiary (other than TSMHL or TSEHL) securing any indebtedness which is not Relevant Debt;

(x)	any Security or Quasi Security created by any Material Subsidiary securing any indebtedness which is Relevant Debt, provided that at the same time or prior thereto, the Liabilities (A) are secured equally and rateably therewith to the satisfaction of the Majority Participating Banks or (B) have the benefit of such other Security or other arrangement as the Majority Participating Banks deem (in their reasonable discretion) to be no less beneficial to the Finance Parties than the relevant arrangements described in paragraph (A) above and the Global Facility Agent has received such documents and evidence (including, but not limited to, legal opinions) as it reasonably requires in respect of such arrangements; or

(xi)	any Security or Quasi Security created by any Material Subsidiary or created over the shares in a Material Subsidiary, to the extent that Material Subsidiary is not a Material Subsidiary as at the date of this Agreement but subsequently becomes a Material Subsidiary thereafter and such Security or Quasi Security is not created in contemplation of (or in connection with any transaction or series of transactions that will result in) the relevant member of the Group becoming a Material Subsidiary.

However, the exceptions in paragraphs (c)(v), (c)(vi), (c)(x) and (c)(xi) do not apply to any asset of TSEHL or TSMHL except to the extent that all Participating Banks agree otherwise.

(d)	Without prejudice to the terms of paragraph (c) of Clause 16.11 (No other business) and notwithstanding paragraph (c) above but subject to paragraphs (e) and (f) below, the Company shall not (and it shall ensure that no other member of the Group will) create or permit to subsist any Security or Quasi Security over:

(i)	the shares owned by the Company or any other member of the Group in any Key Subsidiary other than any Security or Quasi Security:

(A)	over shares in TSMHL granted pursuant to a Common Security Document or otherwise permitted under paragraph (c)(iv) above; or

(B)	over shares in a Material Subsidiary over which Security or Quasi Security has been granted (consistent with the terms of this Agreement) as Security or Quasi Security solely for the payment and repayment of Excluded Indebtedness borrowed by that Material Subsidiary;

(ii)	any asset of TSMHL or any Charged Asset other than under the Common Security Documents or to the extent permitted under paragraph (c)(iv) above.

(e)	Without prejudice to paragraph (c) of Clause 16.11 (No other business), the obligation of the Company not to (and to ensure that no other member of the Group will) create or permit to subsist any Security or Quasi Security on the shares owned by any member of the Group in any Key Subsidiary under paragraph (d) above does not apply to Security or Quasi Security created over shares (the Acquired Shares) in a Subsidiary or any of that Subsidiary’s (direct or indirect) Subsidiaries (in each case) acquired after the date of this Agreement by any member of the Group or any Subsidiary whose primary purpose is (and remains) to acquire any such Acquired Shares where such Security or Quasi Security is given in relation to Financial Indebtedness, the primary purpose of which is to fund the acquisition (or to refinance such Financial Indebtedness) provided that this Financial Indebtedness so secured is not owed to another member of the Group and the Acquired Shares were not acquired from another member of the Group.

(f)	The obligation on the Company not to (and to ensure that no other member of the Group will) create or permit to subsist any Security or Quasi Security on the shares in Hindustan Zinc under paragraph (d) above does not apply to any shares in Hindustan Zinc which are not held by a member of the Group at the date of this Agreement but are subsequently acquired by a member of the Group.

(g)	The Parties understand and acknowledge that it is their unequivocal intention to co-operate and comply with every applicable law and regulation in respect of the transactions contemplated by the Finance Documents, including, without limitation, the Foreign Exchange Management Act 1999 of India. Accordingly, in order to be consistent with the aforesaid, it is hereby agreed (and the Company undertakes) that no Security, Quasi Security, security interest, encumbrance or similar interest will be created or permitted to subsist over the assets of any member of the Group without prior Authorisation from any Governmental Agency of the Republic of India (including without limitation, the RBI) where such Authorisation may be required. For the avoidance of doubt, nothing in this Clause 16.3 shall be construed (and is not intended to be construed) as creating any Security, Quasi Security, security interest, encumbrance or similar interest in the assets of any member of the Group or directing the disposal of any assets of any member of the Group.

16.4	Disposals

(a)	No Obligor shall (and the Company shall ensure that no Material Subsidiary will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal (other than a Charged Asset):

(i)	of an asset made in the ordinary course of trading of the disposing entity;

(ii)	of obsolete or redundant vehicles, plant and equipment for cash and which, in the reasonable opinion of the member of the Group making the sale, lease, transfer or disposal, are not required for the efficient operation of its business;

(iii)	of Cash or of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(iv)	of Cash or Cash Equivalent Investments to the extent the use of such cash is not prohibited by this Agreement;

(v)	(without prejudice to paragraph (viii) below) of assets by a member of the Group to another member of the Group other than:

(A)	any share in TSMHL or TSEHL; or

(B)	any asset of TSMHL (other than any Permitted Cairn Disposal or the application of cash permitted by the terms of this Agreement);

(vi)	of intellectual property by licence in the ordinary course of business;

(vii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(viii)	of Cairn India Shares by TSMHL on arm’s length terms (taken as a whole) as part of a Permitted Cairn Disposal;

(ix)	of an asset pursuant to a transaction permitted by Clause 16.9 (Merger);

(x)	arising by reason only of the grant of any Security or Quasi Security permitted under paragraph (c) of Clause 16.3 (No encumbrance);

(xi)	effected pursuant to a solvent liquidation or reorganisation, of any member of the Group which is not prohibited by this Agreement provided no Event of Default is continuing or could reasonably be expected to arise as a result thereof;

(xii)	of any asset that is the subject of Security or Quasi Security permitted to be granted or subsist by paragraph (d), (e) or (f) of Clause 16.3 (No encumbrance), the proceeds of which are, to the extent required, applied in repayment or prepayment of Financial Indebtedness raised to acquire that asset;

(xiii)	of any shares in the Company acquired or held by the Company (whether directly or indirectly) but not cancelled;

(xiv)	of shares which have been disposed of as a result of the exchange of Financial Indebtedness into equity in accordance with the original terms of such Financial Indebtedness;

(xv)	of any shares in any Material Subsidiary or Key Subsidiary or any other disposal of shares, provided that the same does not result in an Event of Default or Change of Control;

(xvi)	of any shares of a company (the Acquired Company) or assets which are acquired after the date of this Agreement, where such acquisition is funded in whole or part by Financial Indebtedness incurred for the purposes of such acquisition and Security has been granted over such acquired assets to secure such Financial Indebtedness in accordance with the terms of this Agreement;

(xvii)	made by any Acquired Company or any of its subsidiaries pursuant to binding obligations or arrangements existing at the time such Acquired Company became a member of the Group;

(xviii)	of shares in a special purpose company, where such company has been set up for the sole purpose of incurring Excluded Indebtedness (provided that such disposal does not breach the terms of paragraph (a) of Clause 16.20 (Material Subsidiaries) or cause a Change of Control);

(xix)	of any interest in any Financial Indebtedness owed to any member of the Group by any other member of the Group;

(xx)	of any other assets to a person other than a member of the Group provided all or part of the proceeds are applied in the repayment or prepayment of Financial Indebtedness of a member of the Group owed to another person that is not a member of the Group;

(xxi)	of an asset (other than a share) where that asset is required to be physically delivered under any Permitted Hedging Transaction;

(xxii)	of an asset (other than a share) required in order to comply with, or obtain any clearance or consent under, any law or regulation binding on any member of the Group provided that such disposal could not reasonably be expected to have a Material Adverse Effect;

(xxiii)	of any debt securities, marketable securities, open market commercial paper, certificates of deposits or time deposits or such similar instruments (not being Cash Equivalent Investments) which were acquired as part of a financial investment;

(xxiv)	of any commodities comprising metals or shares sold purely for the purposes of the implementation of the Islamic Facility or any other murabaha facility relating to Additional Debt; or

(xxv)	of an asset (other than any asset the disposal of which is otherwise permitted under this Clause 16.4) where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by a member of the Group, does not exceed US$250,000,000 (or its equivalent in another currency or currencies) in any financial year.

(c)	Nothing in this Clause 16.4 shall permit:

(i)	any member of the Group to dispose of shares in TSEHL, TSMHL, VRHL or, Bloom Fountain Limited, where such disposal would result in a Change of Control; or

(ii)	any disposal of any direct or indirect shareholding in any Key Subsidiary with the result that a Material Subsidiary would cease to be a Subsidiary of the Company.

(d)	For the avoidance of doubt, the issue of any new shares in any member of the Group whether by way of initial public offering or otherwise will not be prohibited by this Clause 16.4.

16.5	Acquisitions

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	invest in or acquire any share in, or any security issued by, any person, or any interest therein or in the capital of any person, or make any capital contribution to any person (or agree to do any of the foregoing); or

(ii)	invest in or acquire any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person (or agree to do any of the foregoing), which following consolidation of such shares or assets with the assets of the relevant member of the Group would constitute a material part of the consolidated assets of the Group, unless substantially all of the business and/or undertaking relating to such shares or substantially all of the assets being acquired are associated with mining, metals, coal, oil and gas exploration and/or production, infrastructure, power or energy industries.

(b)	Paragraph (a) does not apply to:

(i)	any acquisition resulting from any Merger to the extent not prohibited by the terms of this Agreement;

(ii)	the acquisition of new shares issued by a member of the Group; or

(iii)	the acquisition of any shares in a Material Subsidiary in order to ensure that any such entity is and continues to remain a Subsidiary (directly or indirectly) of the Company.

16.6	Preservation of assets

The Company shall (and the Company shall ensure that each Material Subsidiary will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business.

16.7	Hedging

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter (or agree to enter) into any Hedging Transaction other than a Permitted Hedging Transaction.

16.8	Pari passu

Without prejudice to the Security created pursuant to any Common Security Document, each Obligor shall ensure that its obligations under the Finance Documents rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

16.9	Merger

(a)	The Company shall not (and it shall ensure that no other member of the Group will) enter into any Merger.

(b)	Paragraph (a) above shall not apply to:

(i)	any Permitted Merger; or

(ii)	a Merger of any member of the Group (other than TSMHL or TSEHL) with another person, provided that if, following the consolidation of the assets as a result of the Merger, the assets of the merged entity constitute a material part of the consolidated assets of the Group, all or substantially all of the business and/or undertaking of the merged entity shall be associated with mining, metals, coal, oil and gas exploration and/or production, infrastructure, power or energy industries provided always that if such Merger involves the Company, then the Company shall be the surviving entity of the Merger and provided always that if such Merger involves any Subordinated Creditor and such entity will not be the surviving entity of the Merger, the Global Facility Agent has received confirmations from (and legal opinions in respect of) each such Obligor or Subordinated Creditor satisfactory to the Majority Participating Banks (acting reasonably).

16.10	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement.

16.11	No other business

(a)	On and from the date of this Agreement, neither TSMHL nor TSEHL shall:

(i)	trade or carry on any business; or

(ii)	have any material liability (actual or contingent, present or future),

other than:

(A)	as contemplated by or in connection with the Finance Documents, the Existing Facility Finance Documents, any Permitted Hedging Transaction in respect of its interest rate (or profit element or equivalent exposures in the case of a sharia compliant facility) or exchange rate exposures in respect of the Facility, any Permitted Hedging Transaction in respect of its interest or exchange rate exposure in respect of the facility provided under the Existing Facility Agreement, any Permitted Hedging Transaction in respect of its interest rate (or profit element or equivalent exposures in the case of a sharia compliant facility) or exchange rate exposures in respect of any Additional Debt complying with the requirements of paragraph (c) below or any currency hedging transaction with a tenor or maturity not exceeding six months entered into by the Company (or any other member of the Group other than TSMHL and TSEHL) in order to hedge US$ amounts receivable by TSMHL in respect of any amounts actually payable to it denominated in INR in respect of Cairn India Shares held by it (whether in the nature of dividends, sales proceeds or otherwise);

(B)	any purchase and immediate on-sale of commodities comprising metals entered into purely for the purposes of the implementation of the murabaha facility pursuant to the Finance Documents or any other murabaha facility relating to Additional Debt;

(C)	liabilities for Additional Debt complying with the requirements of paragraph (c) below or for Subordinated Debt;

(D)	holding cash in bank accounts and liabilities under the associated account terms;

(E)	refinancing existing debt;

(F)	professional fees, administrative costs and tax liabilities in the ordinary course of operations as a holding company; and

(G)	liabilities of TSMHL on usual commercial terms arising in respect of any Permitted Cairn Disposal.

(b)	On and from the date of this Agreement, neither TSMHL nor TSEHL shall own any asset other than:

(i)	rights under the Existing Facility Finance Documents, the Finance Documents or any documents entered into in connection with any Additional Debt, any Permitted Hedging Transaction referred to in paragraph (a)(A) above, each Subordinated Debt Document or any rights under any agreement for disposal of any Cairn India Share as part of a Permitted Cairn Disposal;

(ii)	rights in relation to bank accounts and associated account terms;

(iii)	(in the case of TSMHL) Cairn India Shares;

(iv)	(in the case of TSEHL) shares in TSMHL; and

(v)	commodities comprising metals acquired and sold for the purposes of the implementation of the Murabaha Agreement or any other murabaha facility relating to Additional Debt.

(c)	After the date of this Agreement and following the discharge of the Obligors’ obligations under Clause 16.26 (Common Security Documents), TSMHL may borrow or incur (either as a primary obligor or a guarantor), and TSEHL may guarantee, additional Financial Indebtedness, including any refinancing of such additional Financial Indebtedness (in each case, not arising under the Existing Facility Finance Documents or under the Secured Debt Documents and not being Subordinated Debt) (Additional Debt) incurred for the purpose of refinancing Subordinated Debt provided that:

(i)	the aggregate principal amount of all such Additional Debt incurred does not exceed the lesser of:

(A)

an amount equal to US$2,200,000,000 less the sum of (in US Dollars) (I) the outstanding principal amount of the Loans and Purchase Contracts, (II) the Available Facility, (III) the outstanding principal amount of the loans under the Existing Facility Finance Documents, (IV) the available facility (howsoever described) under the Existing Facility Finance Documents (V) the aggregate principal amount outstanding of all Additional Debt and (VI) the available facility (howsoever described) in relation to all Additional Debt and provided that for the purposes of paragraphs (V) and (VI) the principal amount outstanding and the available facility (howsoever described), in each case, of any Additional Debt which (but only to the extent that), by its terms, will on drawing or funding be required to be applied immediately in repayment or prepayment of the principal amount of the Facilities, the facility under the Existing Facility Agreement or any other outstanding Additional Debt shall be given zero weighting in this calculation; and

(B)	such amount which, at the time of incurrence of that Additional Debt (or, if earlier, at the time that the creditors in respect of the same accede to the Intercreditor Agreement) would not cause the product of (I) 1.2 and (II) the aggregate principal amount (in US Dollars) of (X) the Facilities; (Y) the credit facility under the Existing Facility Agreement; and (Z) all such Additional Debt (including the Additional Debt being so incurred or so acceding and assuming for this purpose that all the Facilities, the facility under the Existing Facility Agreement and all facilities for Additional Debt had been fully drawn (but, for this purpose, any Additional Debt which (but only to the extent that), by its terms, will on drawing or funding be required to be applied immediately in repayment or prepayment of the principal amount of the Facilities, the facility under the Existing Facility Agreement or any other outstanding Additional Debt shall be given zero weighting in this calculation)) to exceed the Cairn India Share Value at that time;

(ii)	the weighted average tenor of any individual financing arrangement comprised in that Additional Debt at all times expires on or after 31 August 2019;

(iii)	subject to paragraph (iv) below, the creditors in respect of that Additional Debt have acceded to the Intercreditor Agreement;

(iv)	the terms of such Additional Debt (whether originally or as subsequently amended or varied) do not afford the creditors thereof any guarantee or Security or Quasi Security in addition to the Security and Quasi Security the subject of the Intercreditor Agreement and guarantees from TSEHL and/or the Company, provided that if such Additional Debt is structured as an intercompany financing from a special purpose vehicle to TSMHL:

(A)	all of the restrictions in this Clause 16.11 in respect of Additional Debt will apply in respect of the Financial Indebtedness raised by that special purpose vehicle;

(B)	the creditors in respect of the Financial Indebtedness advanced to the special purpose vehicle (which has been on-lent to TSMHL) and not the special purpose vehicle, shall accede to the Intercreditor Agreement;

(C)	TSMHL and TSEHL (and for the avoidance of doubt, the Company) shall be permitted to issue a guarantee in respect of the Financial Indebtedness provided by such creditors to that special purpose vehicle;

(D)	the creditors of that special purpose vehicle may (without being obliged to share any of the same with the Secured Creditors (as defined in the Intercreditor Agreement)) benefit from recourse to that special purpose vehicle and its assets and, if required, Security over its issued capital (but (except to the extent expressly permitted under this paragraph (iv)) not broader recourse to (or to the other assets of) any shareholder of that special purpose vehicle providing such Security) provided that the assets and liabilities of that special purpose vehicle (excluding the Financial Indebtedness raised by it, the on-loan to TSMHL and the proceeds realised therefrom) do not exceed US$5,000,000 (or its equivalent in any other currency or currencies); and

(v)	the terms of such Additional Debt (whether originally or as subsequently amended or varied) do not provide for any mandatory prepayment or equivalent obligation other than on terms equivalent to those in Clauses 5.1 (Illegality) to 5.3 (Mandatory prepayment).

(d)	Where any Additional Debt is incurred or denominated in a currency other than US Dollars, all computations relating to the conversion of the currency of that Additional Debt into US Dollars for the purposes of paragraph (c) above shall be carried out in accordance with the Intercreditor Agreement.

16.12	Insurance

Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business and/or required by applicable law or by contract and to the extent that such insurance is available on commercially reasonable terms.

16.13	Environmental undertakings

Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(a)	comply with all Environmental Laws to which it may be subject;

(b)	obtain all Environmental Licences required in connection with its business;

(c)	comply at all times with all applicable conditions to maintain all Environmental Licences required in connection with its business; and

(d)	comply with the requirements of the Company’s sustainability framework policies, including the Group policy and technical and management standards, and all applicable standards advocated by the International Finance Corporation (including, but not limited to, the environmental, health, and safety guidelines) on all current and future operations, projects and developments in countries which are not High Income OECD Countries, in each case where failure to do so has or could reasonably be expected to have a Material Adverse Effect.

16.14	Environmental claims

Subject to any confidentiality restrictions or non-disclosure obligations in each case imposed by law, each Obligor shall (and the Company shall ensure that each other member of the Group will) promptly notify the Global Facility Agent in writing upon becoming aware of:

(a)	any Environmental Claim pending or threatened against any member of the Group;

(b)	any communication received by it in respect of any actual or alleged breach of or liability under Environmental Law or applicable International Standards; or

(c)	any facts or circumstances which shall or are reasonably likely to result in any Environmental Claim against any member of the Group,

where the claim, if determined against that member of the Group, has or could reasonably be expected to have a Material Adverse Effect.

16.15	Environmental and social

(a)	Each Obligor shall (and the Company shall ensure that each member of the Group will) comply in all material respects with the recommendations of the Scott Wilson Report.

(b)	The Company shall promptly notify the Global Facility Agent of the occurrence of any Environmental Claim or event or circumstance which may (if the Majority Participating Banks so determine) result in an Environmental or Social Incident.

(c)	Each Obligor shall ensure that any remedial action plan contained in the URS Scott Wilson Audit report delivered to the Global Facility Agent pursuant to Clause 3.1 (Initial conditions precedent) will be implemented or addressed by it in a manner acceptable to the Majority Participating Banks, in each case, acting reasonably and in consultation with the E&S Consultant and within the Relevant Timeline.

(d)	The Company will commission an E&S VSAP Consultant, to conduct a VSAP Audit for each 12 month period until the Facility Discharge Date. The first audit shall be completed no later than 31 August 2014 (and each subsequent audit shall be completed no later than 31 August in any year). The scope of work for each VSAP Audit shall be as set out in Schedule 7 (VSAP Audit – Scope of Work). The Company shall deliver to the Global Facility Agent (in sufficient copies for all the Participating Banks) a copy of the VSAP Audit report within 30 days of the report being completed. The Company will implement remedial action plans in order to comply in all material respects with the outcomes of the VSAP Audit within the Relevant Timeline. At the Majority Participating Bank’s discretion, the report or a summary of the report may be disclosed to the public.

(e)	In the event of an Environmental Claim (a Claim) or an Environmental or Social Incident (an Incident), the Majority Participating Banks may instruct the Global Facility Agent to require the Company to provide a detailed report of such Claim or Incident (which report shall be delivered by the Company within 45 days of such request) and monthly updates with respect to the same until such time as the Claim or Incident is resolved to the satisfaction of the Majority Participating Banks. In the event that the Majority Participating Banks believe an independent review of the Claim or Incident is also required, the Global Facility Agent shall, at the cost and expense of the Company, appoint an E&S Consultant to undertake an E&S Review of the Claim or Incident. Each Obligor shall (and the Company will ensure that each other member of the Group will) give the E&S Consultant all assistance and access requested pursuant to and in connection with the preparation of each E&S Review. Each E&S Review shall be completed within 60 days of its commission by the Global Facility Agent. The E&S Review shall contain, if required by the Majority Participating Banks, a remedial action plan, to be mutually agreed by the E&S Consultant, the Company and the Majority Participating Banks. At the Majority Participating Bank’s discretion, the report or a summary of the report, may be disclosed to the public. The Company may request the Majority Participating Banks to remove any information from such report or summary that may reasonably be viewed as commercially or technically sensitive.

16.16	Arm’s length terms

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any material contract or arrangement with or for the benefit of any other person (including any disposal to that person) other than in the ordinary course of business and on arm’s length terms (taken as a whole).

(b)	Paragraph (a) above does not apply to any contract or arrangement that is solely between members of the Group (including, without limitation, a Permitted Merger)

16.17	Dividends and intra-group debt

(a)	No Obligor shall (and the Company shall ensure that no other Key Subsidiary will) create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the payment of dividends to, or the making of any other distribution with respect to its share capital or on the making of any financing to the Company or any direct or indirect shareholders of that Key Subsidiary.

(b)	Paragraph (a) does not apply:

(i)	to any encumbrance or restriction arising by operation of law;

(ii)	to any encumbrance or exclusion in relation to any Excluded Indebtedness in respect of any person liable (actually or contingently) for the repayment of that debt;

(iii)	to any encumbrance or restriction granted pursuant to the terms of any Financial Indebtedness incurred after the date of this Agreement used for the purposes of an acquisition referred to in paragraph (e) of Clause 16.3 (No encumbrance) by any person actually or contingently liable for its repayment;

(iv)	in respect of any person that becomes a Material Subsidiary after the date of this Agreement, any encumbrance or restriction on such person as at the date on which that person becomes (or became) a Material Subsidiary, provided that the encumbrance or restriction was not imposed in contemplation of that person becoming a Material Subsidiary;

(v)	to any encumbrance or restriction by which a member of the Group is contractually bound following the occurrence of an event of default (howsoever described) (in the case of Cairn India only, not being an event of default arising by reason of any facts or circumstances affecting any person other than Cairn India and/or any of its Subsidiaries) pursuant to the terms of any Financial Indebtedness which that member of the Group is actually or contingently liable to repay; or

(vi)	to any contractual restrictions binding any Material Subsidiary or Key Subsidiary as in force as at the date of this Agreement which would restrict or prohibit the making of any financing by that member of the Group to any of its direct or indirect shareholders.

16.18	Distributions

The Company shall not declare, pay or make any dividend or other payment or distribution of any kind on or in respect of its shares or reduce, return, purchase, repay, cancel or redeem any of its shares in any manner unless no Event of Default is continuing or would reasonably be expected to result from such an act.

16.19 Amendments	of Constitutional Documents

(a)	No Obligor shall (and the Company shall ensure that no member of the Group will) amend or vary in any way the constitutional documents of TSMHL, except:

(i)	as expressly provided under this Agreement; or

(ii)	if such amendment or variation is not and could not be adverse to the interests of the Participating Banks or otherwise have a Material Adverse Effect.

(b)	The Company shall promptly provide the Global Facility Agent with a copy of any resolution passed amending or varying the constitutional documents of TSEHL or TSMHL.

16.20	Material Subsidiaries

(a)	Other than as permitted under Clause 16.9 (Merger), the Company shall not (and it shall ensure that no other member of the Group will) sell or otherwise dispose of all or any part of the shares of any company which is a Key Subsidiary held by any member of the Group if, as a result, a Material Subsidiary would cease to be a Subsidiary of the Company.

(b)	The Company shall (and it shall ensure that each other member of the Group will) subscribe for any class of shares that are to be issued by any company which is a Material Subsidiary or Key Subsidiary rateably with all other shareholders of such Subsidiary to the extent necessary to ensure that each Material Subsidiary remains a Subsidiary of the Company.

16.21	Auditors

(a)	Each Obligor shall ensure that it and each other member of the Group has at all times as its auditors any of the internationally recognised “big four” firms of accountants.

(b)	No Obligor shall change its financial year end from 31 March or change any of its Quarter Dates, without the consent of the Majority Participating Banks, provided that a change may be made to the financial year end date if the Company gives the Global Facility Agent no less than two weeks’ prior written notice of an impending change and delivers to the Global Facility Agent prior to effecting the change a set of financial statements complying with the terms of Clause 14.3 (Requirements as to financial statements) covering the 12 month period ending immediately prior to the start of the 12 month period which will end on the new financial year end date, together with a signed Compliance Certificate for such period demonstrating compliance with the terms of Clause 15 (Financial Covenants) for that period as if it was a Relevant Period.

16.22	Sanctions

(a)	No Obligor shall (and no Obligor shall permit or authorise any other person to) directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan or Purchase Contract or other transaction(s) contemplated by this Agreement to fund any trade, business or other activities: (i) involving or for the benefit of any Restricted Party, or (ii) in any other manner that would otherwise cause any Obligor or any Finance Party to be in breach of any Sanctions (if and to the extent applicable to either of them) or to become a Restricted Party.

(b)	No Obligor shall use any revenue or benefit derived from any activity or dealing with a Restricted Party to be used in discharging any obligation due or owing to any Finance Party.

16.23	Anti-Terrorism Laws

(a)	The Company shall ensure that no member of the Group shall engage in any transaction that violates any of the applicable prohibitions set forth in any Economic Sanctions Law or Anti-Money Laundering Law applicable to it.

(b)	The Company shall ensure that none of the funds or assets that are used to repay the Facility shall constitute property of, or shall be beneficially owned by, any Designated Person or be the direct proceeds derived from any transactions that violate the prohibitions set forth in any applicable Economic Sanctions Law, and no Designated Person shall have any direct or, to the knowledge of any Obligor, any indirect interest in any member of the Group (other than in respect of any member of the Group which is a listed company, any interest in such listed company not held by a member of the Group) insofar as such interest would violate any Economic Sanctions Laws applicable to any member of the Group.

16.24	End use certificate

In relation to any Utilisation, TSMHL must by no later than 30 days after the Utilisation Date in respect of such Utilisation, provide to the Global Facility Agent (in form and substance satisfactory to it) a certificate signed by an authorised signatory of TSMHL certifying the end use of such Utilisation and in respect of any Utilisation that is used by TSMHL for the repayment of any intercompany financing to the Company, the Company shall, at its sole discretion and upon the request of the Lenders provide a certificate signed by an authorised signatory of the Company certifying the end use of the application of the amounts received by it from TSMHL.

16.25	Publicity

The Company shall not without the consent of the Global Facility Agent issue or make, or allow to be issued or made by or on behalf of any member of the Group, any press release or other publicity which refers to the Facility, any Finance Document or any Finance Party unless the publicity is required by any law or regulation or any stock exchange (in which case the Company shall notify the Global Facility Agent as soon as practicable upon becoming aware of the requirement, shall consult with the Global Facility Agent on the terms of the reference and shall have regard to any timely comments of the Global Facility Agent).

16.26	Common Security Documents

TSMHL and TSEHL shall ensure that the Common Security Agent receives (in form and substance satisfactory to it) each of the documents and other evidence referred to in Part 1 and Part 2 of Schedule 2 (Conditions Precedent) by no later than the dates as specified therein.

16.27	Taxation

(a)	Each Obligor shall (and the Company shall ensure that each member of the Group will) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	payment is being contested in good faith;

(ii)	it has maintained adequate reserves in accordance with GAAP for those Taxes;

(iii)	payment can be lawfully withheld; and

(iv)	non-payment has not and could not reasonably be expected to have a Material Adverse Effect.

(b)	No Obligor may change its residence for Tax purposes.

16.28	The Company

The Company shall (and will procure that each member of the Group will) use best efforts (subject to the terms of the Finance Documents) to procure that members of the Group (including, without limitation, the members of the Group forming part of the businesses known as at the date of this Agreement as Zinc International and Copper Mines of Tasmania obtain approvals for and effect the payment of dividends and effecting of capital reductions and/or provision of intra-group loans, and in each case to enable the proceeds of such transactions to be applied in reduction and cancellation of the Loans and Purchase Contracts and with a view to effecting repayment of the Facilities as soon as reasonably practicable.

16.29	Shariah Compliance

The Company will not claim and waives any right to claim that the transactions contemplated by the Islamic Finance Documents are not Shariah compliant.

17.	ACCOUNTS

17.1	Maintenance of the Proceeds Account

(a)	TSMHL shall maintain the Proceeds Account with the Account Bank.

(b)	The Proceeds Account shall be secured in favour of the Common Security Agent pursuant to the Account Pledge (Proceeds Account) and the TSMHL Floating Charge (Proceeds Account) and subject to the terms of the Intercreditor Agreement.

(c)	TSMHL shall not open or maintain any bank or deposit account with any bank or other financial institution other than the Proceeds Account or any other bank account expressly permitted pursuant to, or contemplated by, the Intercreditor Agreement.

(d)	Without prejudice to paragraph (f) of Clause 22.7 (Rights and discretions of each Administrative Party), nothing in this Clause 17 shall be operative to override any mandatory provision of Mauritius law applicable to the opening, maintenance or operation of the Proceeds Account.

17.2	Accruals on credit balances and withdrawals

(a)	Profit or similar income (howsoever described) shall be calculated on each amount from time to time standing to the credit of the Proceeds Account as may from time to time be determined by the Account Bank consistent with the Account Mandate and shall be credited in favour of and available to TSMHL (or to its order) in accordance with the Account Mandate and this Agreement.

(b)	The Account Bank shall not effect any withdrawal or transfer from the Proceeds Account to TSMHL unless such withdrawal is in accordance with this Clause 17 (and shall not be liable to TSMHL for failing to effect the same).

(c)	No withdrawal or transfer from the Proceeds Account may be made if to do so would cause the Proceeds Account to be overdrawn. The Account Bank shall not have any obligation to monitor the Proceeds Account for this purpose or incur any liability whatsoever from any non-distribution in such circumstances.

(d)	None of the restrictions contained in this Clause 17 on the withdrawal of sums standing to the credit of the Proceeds Account shall affect the obligations of the Obligors to make any payment or repayment required to be made under the Secured Debt Documents on the date the same is so required to be made.

(e)	Unless instructed to do so by the Global Facility Agent, the Account Bank shall not effect any withdrawal or transfer from the Proceeds Account (and shall not be liable to TSMHL for failing to effect the same) if it has been notified by the Global Facility Agent that a Default has occurred and is continuing at the time that the relevant withdrawal or transfer would otherwise be made.

(f)	Each of the Global Facility Agent and TSMHL agree to give to all directions necessary to enable the Account Bank to operate the Proceeds Account in accordance with the terms of this Agreement. On the date of each withdrawal made from the Proceeds Account where the proceeds of such withdrawal are to be applied in payment to or for the account of TSMHL, TSMHL will be deemed to represent and warrant that no Default is continuing and no Default will occur as a result of such withdrawal.

(g)	The Account Bank shall comply with any instruction to debit the Proceeds Account in accordance with this Clause 17 but only if the relevant instruction (i) is in respect of a specified sum of money (ii) is in writing in the format set out in Schedule 8 (Form of Withdrawal Instruction) or, in the case of a transfer of funds by electronic transmission, is evidenced in accordance with the Account Bank’s normal banking practice for such transfers and (iii) complies with the Account Mandate.

(h)	In the case of any conflict between any instructions given to the Account Bank by the Global Facility Agent and any other person the instructions of the Global Facility Agent will prevail.

(i)	Nothing in this Agreement shall oblige the Account Bank to effect any payment or transfer from the Proceeds Account on a day which is not a normal banking day in Mauritius.

(j)	All withdrawals out of the Proceeds Account required to be made by the Account Bank shall originate in Mauritius. The Account Bank shall not process withdrawals out of the Proceeds Account if such withdrawal originates in jurisdiction other than Mauritius. It is clarified that a withdrawal from the Proceeds Account that originates in Mauritius and made in accordance with this Agreement may be transferred to an account outside Mauritius.

17.3	Access to the Accounts

(a)	TSMHL irrevocably consents to the Global Facility Agent and each Facility Representative or any of its respective appointed representatives having access to review the books and records of the Account Bank relating to the Proceeds Account and consents to the Global Facility Agent or any of its respective appointed representatives passing on any information so obtained to any Secured Party in accordance with the provisions of the Secured Debt Documents and, for these purposes only, irrevocably waives any right of confidentiality and grants the Global Facility Agent and each Facility Representative unrestricted access on reasonable prior notice to review such books and records of the Proceeds Accounts held by the Account Bank.

(b)	Nothing in this Clause 17.3 will require the Account Bank to disclose to any person any books, records or other information which the Account Bank would not be required to disclose to TSMHL.

17.4	Proceeds Account

(a)	The terms and conditions relating to the establishment and maintenance of the Proceeds Account and TSMHL’s ability to deal with the Proceeds Account shall be as set out in this Clause 17 and as supplemented to the extent the same are not inconsistent with this Clause 17, by the Account Mandate.

(b)	The credit balance of the Proceeds Account shall only include immediately available cleared funds.

(c)	TSMHL shall ensure that any proceeds deposited into the Proceeds Account are applied in accordance with Clause 5.3 (Mandatory prepayment).

(d)	Upon request by the Global Facility Agent or a Facility Representative, the Account Bank shall promptly notify the Global Facility Agent or the relevant Facility Representative of the balance of the Proceeds Account.

(e)	The Account Bank acknowledges the instructions set out in paragraph (d) above and agrees to comply with those instructions.

17.5	Administration

(a)	Without prejudice to the Account Bank’s obligations under this Clause 17, the Account Bank will not be obliged to make available to or for the account of TSMHL any sum which it is expecting to receive for the account of TSMHL:

(i)	until it has been able to establish that that sum has been credited to the Proceeds Account held with the Account Bank; or

(ii)	if it is unable to verify any signature pursuant to any request or instruction against the specimen signature provided in accordance with paragraph (b) below, or is otherwise unable to verify the authenticity of the request or instruction by way of telephonic verification at the contact numbers specified in accordance with paragraph (b) below.

(b)	The signatories in respect of the Proceeds Accounts shall at all times be duly and properly authorised by TSMHL and shall be such persons notified by TSMHL to the Account Bank in accordance with Part 1 of Schedule 2 (Conditions Precedent) or any substitute signatory (including specimen signatures and contact details) as TSMHL may notify the Account Bank by giving at least five Business Days prior notice.

(c)	The Account Bank will provide account statements for the Proceeds Accounts to the Global Facility Agent, each Facility Representative and TSMHL within five days of the last day of each calendar month.

17.6	No assignment

Neither the Proceeds Account nor TSMHL’s right, title and interest to or in the Proceeds Account, shall be capable of being assigned, transferred or otherwise disposed of or encumbered (whether in whole or in part) other than pursuant to the Common Security Documents.

17.7	Reliance and Assumptions by the Account Bank

(a)	The Account Bank may rely on:

(i)	any communication or document reasonably believed by it to be genuine (even if such communication or document is later reversed, modified, set aside or vacated); and/or

(ii)	any document of any kind prima facie properly executed and submitted by any person whom the Account Bank has reasonable grounds to believe is entitled to execute and submit such document in relation to any matter arising under or in connection with this Agreement (even if such document is later reversed, modified, set aside or vacated).

(b)	The Account Bank may consult counsel or professional advisers over any question as to the provisions of this Agreement, its rights, obligations and/or its duties. The Account Bank may rely on and act pursuant to the advice of its counsel or other professional advisers with respect to any matter (whether or not contentious) relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(c)	The Account Bank can assume that no other party to this Agreement is in breach of its obligations hereunder unless the Account Bank has actual notice to the contrary in its capacity as account bank.

(d)	The Account Bank may assume that all conditions for the making of any payment out of the amounts standing to the credit of the Proceeds Account which are specified in any instruction from the Company have been satisfied, unless the Account Bank has actual notice to the contrary in its capacity as account bank.

17.8	Fees of the Account Bank

(a)	The Account Bank is entitled to charge for and be paid all transaction and other fees provided for in the Account Mandate or other standard published charges applicable to transactions effected on or in relation to the Proceeds Accounts.

(b)	TSMHL is liable for payment of any fees, expenses and other sums payable to the Account Bank pursuant to this Agreement. The Account Bank may debit any amounts due to it in respect of the operation of the Proceeds Account and shall be entitled to retain that proportion of the amounts standing to the credit of the Proceeds Account (subject to the terms of the Intercreditor Agreement) equal to any unpaid fees and other charges due to the Account Bank under this Agreement until all such fees and charges have been paid in full.

17.9	No Duty or Obligation

(a)	The Account Bank shall be obliged to perform only such duties as are set out in this Agreement and the Account Mandate and no implied duties or obligations shall be read into this Agreement against the Account Bank.

(b)	The Account Bank shall not be under any duty or obligation to give the amounts held by it hereunder any greater degree of care than it gives to amounts held for its general banking customers.

(c)	The Account Bank shall not be obliged to make any payment or otherwise to act on any request or instruction notified to it under this Agreement if in the Account Bank’s reasonable opinion, it conflicts with any provision of this Agreement or otherwise does not comply with the requirements of this Agreement provided that the Account Bank shall promptly so notify TSMHL, each Facility Representative and the Global Facility Agent of any such perceived conflict promptly after becoming aware of the same.

(d)	The Account Bank is under no duty or obligation to ensure that any certificate, consent, notice, instruction or other communication which is or appears to be given by the Global Facility Agent or a Facility Representative in accordance with this Agreement is accurate, correct or duly authorised and shall be entitled to act in reliance without further enquiry upon any such certificate, consent, notice, instruction or other communication and shall not be under any duty or obligation to verify the accuracy or correctness of any statements made therein (even if such certificate, consent, notice, instruction or other communication is later reversed, modified, set aside or vacated).

(e)	In the event that the terms of a settlement of any dispute involving an Obligor results in an increase, extension, modification or other variation of the duties, obligations or liabilities of the Account Bank contemplated by this Agreement, then such variation shall only be effective where, and to the extent, the Account Bank has given its written consent to be bound thereby.

(f)	The Account Bank is under no duty or obligation to ensure that any funds withdrawn from the Proceeds Account are actually applied for the purpose for which they are withdrawn.

(g)	The Account Bank shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or the exercise of any right, power or authority hereunder.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, the Account Bank is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or duty of confidentiality.

17.10	Limitation of liability of the Account Bank

(a)	The Account Bank shall not be liable to any person or entity for any loss, liability, claim, action, damages or expenses arising out of or in connection with anything done or omitted to be done by it pursuant to and in accordance with the provisions of this Agreement save as are caused by its own gross negligence or wilful misconduct.

(b)	The Account Bank is not responsible or liable to TSMHL for any withdrawal wrongly made, if the Account Bank acted in good faith in relation to that withdrawal.

(c)	Notwithstanding the foregoing, under no circumstances will the Account Bank be liable to any party whether in contract, tort or otherwise, for any consequential loss (including, but not limited to, loss of business, goodwill, opportunity or profit) even if advised of the possibility of such loss or damage.

(d)	In no event shall the Account Bank be liable for any Losses suffered due to a Force Majeure event.

(e)	In this Clause 17.10:

(i)	Losses means any losses, damages, demands, claims, liabilities, costs (including legal costs) and expenses of any kind (including any direct, indirect or consequential losses, loss of profit, loss of goodwill and loss of reputation) whether or not they were foreseeable or likely to occur.

(ii)	Force Majeure means any:

(A)	flood, storm, earthquake or other natural event;

(B)	war, hostilities, terrorism, revolution, riot or civil disorder;

(C)	strike, lockout or other industrial action;

(D)	change in any law or any change in the interpretation or enforcement of any law;

(E)	act or order of any Governmental Agency; (F) order of any court or other judicial body;

(G)	restriction or impending restriction on the availability, convertibility, credit or transferability of any currency;

(H)	computer system malfunction or failure (regardless of cause) or any third party interference with a computer system;

(I)	error, failure, interruption, delay or non-availability of any goods or services supplied TSMHL or the Account Bank by a third party; or

(J)	other circumstance beyond the reasonable control of the Account Bank.

17.11	Indemnity

TSMHL shall indemnify and keep indemnified the Account Bank and its directors, officers, agents and employees (each an Indemnified Party) and hold each of them harmless from and against any and all losses, liabilities, claims, charges, actions, demands, damages, fees, costs and expenses (including, without limitation, fees and disbursements of the Indemnified Party’s counsel) arising out of or in connection with (a) its appointment as Account Bank under, and its performance of, this Agreement including, but not limited to, the reliance by the Account Bank on any instruction from the Global Facility Agent or a Facility Representative, and (b) the exercise of its rights and powers as Account Bank under, or the enforcement of any provision of, this Agreement, save as are caused by its (or their) own gross negligence or wilful misconduct. The indemnity in this Clause 17.11 shall survive the termination of this Agreement, or the resignation or removal of the Account Bank.

17.12	Resignation of Account Bank

(a)	The Account Bank may resign as Account Bank under this Agreement in relation to the Proceeds Account and appoint one of its Affiliates as successor, in each case, by giving notice to TSMHL and the Global Facility Agent.

(b)	Alternatively the Account Bank may resign by giving 30 days’ notice to the Global Facility Agent and TSMHL, in which case the Majority Creditor (after consultation with TSMHL) may appoint a successor Account Bank.

(c)	If the Majority Creditors have not appointed a successor Account Bank in accordance with paragraph (b) below within 30 days after notice of resignation was given, the retiring Account Bank (after consultation with TSMHL) may appoint a successor Account Bank.

(d)	The retiring Account Bank shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Account Bank under the Secured Debt Documents.

(e)	The resignation notice of an Account Bank shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Account Bank shall be discharged from any further obligation in respect of the Secured Debt Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of this Clause 17. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

17.13	Disclosure

No material in any language which mentions the Account Bank’s name or the rights, powers or duties of the Account Bank may be issued by either of the other Parties or on their behalf without the prior written consent of the Account Bank.

17.14	Termination

On the Final Discharge Date and unless otherwise agreed by the Account Bank and TSMHL, the Proceeds Account will automatically be closed, provided that the Account Bank shall first transfer any balance standing to the credit of the Proceeds Accounts to the Collection Account.

18.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 18 is an Event of Default (save for Clause 18.20 (Acceleration)).

18.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within five Business Days of its due date.

18.2	Financial covenants and Security

Any requirement of Clause 15 (Financial Covenants) or Clause 16.26 (Common Security Documents) is not satisfied.

18.3	Other obligations

(a)	An Obligor or a Subordinated Creditor does not comply with any provision of the Finance Documents (other than those referred to in Clause 18.1 (Non-payment) or Clause 18.2 (Financial covenants and Security).

(b)	No Event of Default under (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 Business Days of the earlier of (i) the Global Facility Agent giving notice to the Company and (ii) an Obligor becoming aware of the failure to comply.

18.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor or a Subordinated Creditor in the Finance Documents or any other document delivered by or on behalf of an Obligor or a Subordinated Creditor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made provided that where the events and/or circumstances giving rise to such incorrectness or misleading representation or statement are capable of being remedied, such events and/or circumstances are not remedied in full within 30 Business Days of the Global Facility Agent giving notice to the Company or an Obligor or a Subordinated Creditor becoming aware of the misrepresentation.

18.5	Cross default

(a)	Any Financial Indebtedness of an Obligor or any Material Subsidiary is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of an Obligor or any Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of an Obligor or any Material Subsidiary is cancelled or suspended by a creditor of an Obligor or any Material Subsidiary as a result of an event of default (however described).

(d)	Any creditor of an Obligor or any Material Subsidiary becomes entitled to declare any Financial Indebtedness of an Obligor or any Material Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 18.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$75,000,000 (or its equivalent in any other currency or currencies).

18.6	Insolvency

(a)	An Obligor, a Material Subsidiary or a Key Holdco is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The Company is deemed to be insolvent within the meaning of section 123 (2) of the Insolvency Act 1986.

(c)	A moratorium is declared in respect of any indebtedness of an Obligor, any Material Subsidiary or any Key Holdco.

18.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor, any Material Subsidiary or any Key Holdco other than a solvent liquidation or reorganisation only to the extent the same is for the purpose of a Permitted Merger;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor, any Material Subsidiary or any Key Holdco;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a Material Subsidiary or a Key Holdco permitted by Clause 16.9 (Merger)), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor, any Material Subsidiary or any Key Holdco or any of their respective assets; or

(iv)	enforcement of any Security or Quasi Security over:

(A)	any assets having an aggregate value in excess of US$50,000,000 (or its equivalent in any other currency or currencies) of the Company or any Material Subsidiary not being TSMHL; or

(B)	any shares in TSMHL,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to:

(i)	any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement and prior to its advertisement; or

(ii)	the solvent liquidation or reorganisation of any member of the Group not being an Obligor so long as any payments made or assets distributed as a result of such liquidation or reorganisation are made or distributed to members of the Group.

18.8 Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor or any Material Subsidiary or (without limiting the foregoing) any shares held by a Key Holdco in another Key Holdco or a Material Subsidiary, in each case having an aggregate value in excess of US$50,000,000 (or its equivalent in any other currency or currencies) and is not discharged within ten Business Days.

18.9	Unlawfulness and unenforceability

(a)	It is or becomes unlawful for an Obligor or a Subordinated Creditor to perform any of its obligations under the Finance Documents or any subordination effected or purported to be effected pursuant to the Finance Documents is or becomes unlawful in each case, if the Majority Participating Banks determine that such matters are materially adverse to their interests under the Finance Documents.

(b)	Save to the extent contemplated by the Legal Reservations, any obligation of an Obligor or a Subordinated Creditor under any Finance Document is not or ceases to be legal, valid, binding or enforceable.

(c)	Any Finance Document is not or ceases to be in full force and effect.

18.10	Repudiation

An Obligor or a Subordinated Creditor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

18.11	Security

Any Common Security Document is not in full force and effect or does not create in favour of the Common Security Agent for the benefit of the Secured Creditors the Security which it is expressed to create with the ranking and priority it is expressed to have.

18.12	Subordination

Any subordination effected or purported to be effected pursuant to the Finance Documents is not in full force and effect.

18.13   Cessation of business

Any Obligor or any Material Subsidiary suspends or ceases (or threatens to suspend or cease) to carry on all or a material part of its business (other than as a result of a Permitted Merger).

18.14	Nationalisation

Any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or any of the shares or all or any part of the assets of any member or members of the Group having an aggregate value in excess of US$50,000,000.

18.15   Audit qualification

The auditors qualify their report on any audited consolidated financial statement of the Group in a manner which the Majority Participating Banks deem to be materially adverse to their interests under the Finance Documents.

18.16	Litigation

Any litigation, arbitration, proceeding or dispute is started or threatened or there are any circumstances likely to give rise to any litigation, arbitration, proceeding or dispute, in each case which in the opinion of the Majority Participating Banks (acting reasonably and having regard to the likelihood of adverse determination of such process) has had or could reasonably be expected to have a Material Adverse Effect.

18.17	Final judgment

A member of the Group fails to comply with or pay (or to procure payment of) any sum in an amount equal to or greater than US$50,000,000 (or its equivalent in any other currency or currencies) due from it under any final (non-appealable) judgment or any final (non-appealable) order made or given by a court of competent jurisdiction.

18.18	Suspension of trading

(a)	Cairn India ceases to be listed on the National Stock Exchange of India and the Bombay Stock Exchange.

(b)	The trading of the Cairn India Shares on the National Stock Exchange of India and the Bombay Stock Exchange is suspended or halted for ten consecutive Trading Days (other than a suspension or halt arising from a disruption of a technical or systems-related nature to the trading of shares on either such exchange).

(c)	For the purpose of paragraph (b) above, Trading Day means any day on which the relevant exchange is open for trading for its respective trading sessions.

18.19	Material adverse change

A Material Adverse Effect is continuing or could reasonably be expected to occur.

18.20	Acceleration

(a)	On and at any time after the occurrence of an Event of Default which is continuing the Global Facility Agent may, and shall if so directed by the Majority Participating Banks, by notice to the Company and the Facility Representatives:

(i)	require:

(A)	the Facility Representatives to cancel the Total Commitments whereupon they shall immediately be cancelled;

(B)	the Conventional Facility Agent to declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Conventional Finance Documents:

I.	be immediately due and payable, whereupon they shall become immediately due and payable;

II.	be payable on demand, whereupon they shall immediately become payable on demand by the Conventional Facility Agent acting on the instructions of the Global Facility Agent (itself acting on the instructions of the Majority Participating Banks); and/or

(C)	the Investment Agent to declare that all or part of any amounts outstanding under the Islamic Finance Documents are:

I.	immediately due and payable, whereupon they shall become immediately due and payable; and/or

II.	payable on demand by the Investment Agent acting on the instructions of the Global Facility Agent (itself acting on the instructions of the Majority Participating Banks), whereupon they shall immediately become payable on demand; and/or

(ii)	instruct the Common Security Agent to enforce any Security under the Common Security Documents in accordance with the Intercreditor Agreement.

(b)	On receiving the notice from the Global Facility Agent under paragraph (a) above, each Facility Representative must promptly, by notice to the Company:

(i)	cancel all or the relevant part of each of the relevant Total Commitments; and/or

(ii)	in the case of the Conventional Facility Agent, declare all or part of any amounts outstanding under the Conventional Finance Documents to be:

(A)	immediately due and payable; and/or

(B)	payable on demand by the Conventional Facility Agent (acting on the instructions of the Global Facility Agent, itself acting on the instructions of the Majority Participating Banks); and/or

(iii)	in the case of the Investment Agent, declare all or part of any amounts outstanding under the relevant Islamic Finance Documents:

(A)	immediately due and payable; and/or

(B)	payable on demand by the Investment Agent (acting on the instructions of the Global Facility Agent, itself acting on the instructions of the Majority Participating Banks).

(c)	Any notice given under this Clause will take effect in accordance with its terms and must be copied by:

(i)	the Global Facility Agent to each other Finance Party or the Company (as applicable); and

(ii)	each Facility Representative to each Participating Bank under its Facility and to the Global Facility Agent or the Company (as applicable).

SECTION 8

CHANGES TO PARTIES

19.	CHANGES TO THE PARTICIPATING BANKS

19.1	Assignments and transfers by the Participating Banks

(a)	Subject to this Clause 19, a Participating Bank (the Existing Participating Bank) may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in financings, securities or other financial assets (the New Participating Bank).

(b)	The Global Facility Agent shall provide a copy of the relevant Transfer Certificate or Assignment Agreement to the Company as soon as practicable after executing the same in accordance with this Clause 19.

19.2	Conditions of assignment or transfer

(a)	An assignment or transfer by a Participating Bank does not require the consent of, or consultation with, any Obligor.

(b)	Subject to paragraph (d) below, an assignment will only be effective on:

(i)	receipt by the Global Facility Agent and the Conventional Facility Agent or Investment Agent (as the case may be) (whether in the Assignment Agreement or otherwise) of written confirmation from the New Participating Bank (in form and substance satisfactory to the Global Facility Agent) that the New Participating Bank will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Participating Bank;

(ii)	the New Participating Bank entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)	performance by the Conventional Facility Agent or Investment Agent (as the case may be) of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Participating Bank, the completion of which the Conventional Facility Agent or Investment Agent (as the case may be) shall promptly notify to the Global Facility Agent, the Existing Participating Bank and the New Participating Bank.

(c)	Subject to paragraph (d) below, a transfer will only be effective if the (i) procedure set out in Clause 19.5 (Procedure for transfer) is complied with or if otherwise effected pursuant to a Syndication Agreement as contemplated in paragraph (d) of Clause 19.5 (Procedure for transfer) and (ii) New Participating Bank has entered into the documentation required for it to accede as a party to the Intercreditor Agreement.

(d)	An assignment of transfer will only be effective if the amount of the Commitment or Loan/Purchase Contract participation to which it relates is at least US$2,000,000 (or, if less the entire amount of the Existing Participating Bank’s remaining Commitment and/or Loan/Purchase Contract participation at that time).

(e)	If following Successful Syndication:

(i)	a Participating Bank assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Participating Bank or Participating Bank acting through its new Facility Office under Clause 7 (Tax Gross-Up and Indemnities) or Clause 8 (Increased Costs),

the New Participating Bank or Participating Bank acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Participating Bank or Participating Bank acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(f)	Each New Participating Bank, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Global Facility Agent and the relevant Facility Representative has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Participating Bank or Participating Banks in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Participating Bank would have been had it remained a Participating Bank.

19.3	Assignment or transfer fee

The New Participating Bank shall, on the date upon which an assignment or transfer takes effect (other than pursuant to the Syndication), pay to the Global Facility Agent (for its own account) a fee of US$3,500.

19.4	Limitation of responsibility of Existing Participating Banks

(a)	Unless expressly agreed to the contrary, an Existing Participating Bank makes no representation or warranty and assumes no responsibility to a New Participating Bank for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor or any other person;

(iii)	the performance and observance by any Obligor or any other person of their respective obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Participating Bank confirms to the Existing Participating Bank and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of any Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Participating Bank in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Participating Bank to:

(i)	accept a re-transfer or re-assignment from a New Participating Bank of any of the rights and obligations assigned or transferred under this Clause 19; or

(ii)	support any losses directly or indirectly incurred by the New Participating Bank by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

19.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 19.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Global Facility Agent and the relevant Facility Representative have executed an otherwise duly completed Transfer Certificate delivered to the relevant Facility Representative or the Global Facility Agent by the Existing Participating Bank and the New Participating Bank. Each of the Global Facility Agent and the relevant Facility Representative shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	Each of the Global Facility Agent and the relevant Facility Representative shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Participating Bank and the New Participating Bank once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Participating Bank.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Participating Bank seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Participating Bank shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);

(ii)	each of the Obligors and the New Participating Bank shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Participating Bank have assumed and/or acquired the same in place of that Obligor and the Existing Participating Bank;

(iii)	the Global Facility Agent, each Facility Representative, each Arranger, the New Participating Bank and other Participating Banks shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Participating Bank been an Original Participating Bank with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Global Facility Agent, each Facility Representative, each Arranger and the Existing Participating Bank shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Participating Bank shall become a Party as a Lender under the Conventional Finance Documents or a Participant under the Islamic Finance Documents (as applicable).

(d)	Notwithstanding anything to the contrary, a transfer may also be effected pursuant to a Syndication Agreement executed on terms which, inter alia, substantially reflect paragraph (c) above. Any transfer made pursuant to a Syndication Agreement shall take effect in accordance with the terms thereof.

19.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 19.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when each of the Global Facility Agent and the relevant Facility Representative has executed an otherwise duly completed Assignment Agreement delivered to it by the Existing Participating Bank and the New Participating Bank. Each of the Global Facility Agent and the relevant Facility Representative shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	Each of the Global Facility Agent and the relevant Facility Representative shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Participating Bank and the New Participating Bank once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Participating Bank.

(c)	On the Transfer Date:

(i)	the Existing Participating Bank will assign absolutely to the New Participating Bank the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Participating Bank will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Participating Bank shall become a Party as a Lender under the Conventional Finance Documents or a Participant under the Islamic Finance Documents (as applicable) and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Participating Banks may utilise procedures other than those set out in this Clause 19.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 19.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Participating Banks nor the assumption of equivalent obligations by a New Participating Bank) provided that they comply with the conditions set out in Clause 19.2 (Conditions of assignment or transfer).

19.7	Copy of Transfer Certificate or Assignment Agreement to Company

(a)	The Global Facility Agent shall, as soon as reasonably practicable after it has and the relevant Facility Representative has executed a Transfer Certificate or an Assignment Agreement, send to the Company a copy of that Transfer Certificate or Assignment Agreement.

(b)	Promptly on request from the Company, the Global Facility Agent shall provide the Company a list of the Participating Banks and their Commitments.

19.8	Security over Participating Banks’ rights

In addition to the other rights provided to Participating Banks under this Clause 19, each Participating Bank may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Participating Bank including without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Participating Bank which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Participating Bank as Security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Participating Bank from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Participating Bank as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Participating Bank under the Finance Documents.

19.9	Sub-participations

Any Participating Bank may, without the consent of any Obligor, at any time sub-participate or subcontract any of its rights or obligations under the Finance Documents.

19.10	Account Bank

(a)	The Account Bank shall not assign any of its rights or transfer any of its rights or obligations under the Secured Debt Documents save as contemplated in this Clause 19.10.

(b)	The replacement of the Account Bank shall only take effect in accordance with the procedure for such replacement as set out in the Intercreditor Agreement.

(c)	The incoming Account Bank and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that incoming Account Bank had been an original Party.

19.11	Debt Transfer by TSMHL

(a)	TSMHL shall not (i) enter into any Debt Transfer Transaction as an assignee, transferee or sub-participant other than in accordance with the other provisions of this Clause 19.11 or (ii) be a Participating Bank or a party to a Debt Transfer Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Transfer Transaction.

(b)	TSMHL may acquire by way of assignment, pursuant to Clause 19 (Changes to the Participating Banks), a participation in any Facility and any related Commitment where:

(i)	such purchase is made for a consideration of less than par (but only in the case of an assignment of a participation or related Commitment in connection with the Conventional Facility, it being clarified that an assignment of a participation or related Commitment in connection with the Islamic Facility must be made only at par);

(ii)	such acquisition is made using one of the processes set out at paragraphs (c) and (d) below; and

(iii)	such acquisition is made at a time when no Default is continuing.

(c)	A Debt Transfer Transaction referred to in paragraph (b) above may be entered into pursuant to a solicitation process (a Solicitation Process) which is carried out as follows:

(i)	prior to 11.00 am on a given Business Day (the Solicitation Day) the Company or a financial institution acting on its behalf (the Transfer Agent) will approach at the same time each Participating Bank which participates in the relevant Facilities to enable them to offer to transfer to TSMHL an amount of their participation in one or more Facilities. Any Participating Bank wishing to make such an offer shall, by 11.00 am on the second Business Day following such Solicitation Day, communicate to the Transfer Agent details of the amount of its participations, and in which Facilities, it is offering to transfer and the value of such participations it wishes to transfer. Any such offer shall be irrevocable until 11.00 am on the third Business Day following such Solicitation Day and shall be capable of acceptance by the Company on behalf of TSMHL on or before such time by communicating its acceptance in writing to the Transfer Agent or, if it is the Transfer Agent, the relevant Participating Banks. The Transfer Agent (if someone other than the Company) will communicate to the relevant Participating Banks which offers have been accepted by 12 noon on the third Business Day following such Solicitation Day. In any event by 5.00 pm on the fourth Business Day following such Solicitation Date, the Company shall notify the Global Facility Agent of the amounts of the participations transferred through the relevant Solicitation Process, the identity of the Facilities to which they relate and the average price paid for the transfer of participations in each relevant Facility. The Global Facility Agent shall promptly disclose such information to the Participating Banks;

(ii)	any transfer of participations in the Facilities pursuant to a Solicitation Process shall be completed and settled on or before the fifth Business Day after the relevant Solicitation Day; and

(iii)	in accepting any offers made pursuant to a Solicitation Process in relation to the Conventional Facility, the Company shall be free to select which offers and in which amounts it accepts but on the basis that in relation to a participation in the Conventional Facility it accepts offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in the Conventional Facility it receives two or more offers at the same price it shall only accept such offers on a pro rata basis.

(d)	A Debt Transfer Transaction referred to in paragraph (c) above may also be entered into pursuant to an open order process (an Open Order Process) which is carried out as follows:

(i)	the Company (on behalf of TSMHL) may by itself or through another Transfer Agent place an open order (an Open Order) to acquire participations in one or more of the Facilities up to a set aggregate amount at a set price by notifying at the same time all the Participating Banks participating in the relevant Facilities of the same. Any Participating Bank wishing to transfer pursuant to an Open Order will, by 11.00 am on any Business Day following the date on which the Open Order is placed but no earlier than the first Business Day, and no later than the fifth Business Day, following the date on which the Open Order is placed, communicate to the Transfer Agent details of the amount of its participations, and in which Facilities, it is offering to transfer. Any such offer to transfer shall be irrevocable until 11.00 am on the Business Day following the date of such offer from the Participating Bank and shall be capable of acceptance by the Company on behalf of TSMHL on or before such time by it communicating such acceptance in writing to the relevant Participating Bank;

(ii)	any transfer of participations in the Facilities pursuant to an Open Order Process shall be completed and settled by TSMHL on or before the fourth Business Day after the date of the relevant offer by a Participating Bank to transfer under the relevant Open Order;

(iii)	if in respect of participations in a Facility the Transfer Agent receives on the same Business Day two or more offers at the set price such that the maximum amount of such Facility to which an Open Order relates would be exceeded, the Company shall only accept such offers on a pro rata basis; and

(iv)	the Company shall, by 5.00 pm on the sixth Business Day following the date on which an Open Order is placed, notify the Global Facility Agent of the amounts of the participations transferred through such Open Order Process and the identity of the Facilities to which they relate. The Global Facility Agent shall promptly disclose such information to the Participating Banks.

(e)	For the avoidance of doubt, there is no limit on the number of occasions a Solicitation Process or an Open Order Process may be implemented.

19.12	Debt Transfer by an Affiliated Debt Transferee

(a)	For so long as a member of the Group (other than TSMHL) or an Affiliate of the Company (an Affiliated Debt Transferee):

(i)	legally or beneficially owns all or any part of a Commitment; or

(ii)	has entered into a sub-participation agreement relating to all or any part of a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, in ascertaining:

(A)	the Majority Participating Banks; or

(B)	whether:

I.	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; and

II.	or the agreement of any specified group of Participating Banks, has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents,

such Commitment or the relevant part of such Commitment shall be deemed to be zero for the purposes of paragraphs (A) and (B) above and such Affiliated Debt Transferee or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Participating Bank for the purposes of paragraphs (A) and (B) above.

(b)	No Affiliated Debt Transferee shall:

(i)	accede to the Intercreditor Agreement as a Creditor (as defined therein) in relation to any Debt Transfer Transaction;

(ii)	in any manner benefit from or be entitled to the benefit of, the Security created under any Common Security Document or any proceeds of enforcement thereof;

(iii)	in relation to any meeting or conference call to which all the Participating Banks are invited to attend or participate, attend or participate in the same or, be entitled to receive the agenda or any minutes of the same; and

(iv)	be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Global Facility Agent or one or more of the Participating Banks.

(c)	for the avoidance of doubt, paragraphs (a) and (b) above shall not apply to a Debt Transfer Transaction in which the assignee, transferee or sub-participant is not an Affiliated Debt Purchaser.

19.13	Effects of a Debt Transfer Transaction

(a)	In relation to any Debt Transfer Transaction entered into by an Affiliated Debt Transferee (other than a Debt Transfer Transaction set out at limb (b) and (c) of the definition of Debt Transfer Transaction), notwithstanding any other term of this Agreement or the other Finance Documents:

(i)	on completion of the relevant assignment pursuant to Clause 19 (Changes to the Participating Banks), the portions of the Loans or Purchase Contracts to which it relates shall:

(A)	in the case of a Debt Transfer Transaction entered into by TSMHL as the assignee or transferee, be extinguished and any related Repayment Instalments and/or Amortisation Amounts, as applicable, will be reduced pro-rata accordingly; and

(B)	in the case of a Debt Transfer Transaction entered into by an Affiliated Debt Transferee as the assignee or transferee, at the option of such Affiliated Debt Transferee and by notice to the Global Facility Agent, be released and any related Repayment Instalments and/or Amortisation Amounts, as applicable, will be reduced pro-rata accordingly;

(ii)	such Debt Transfer Transaction and the related extinguishment or release referred to in paragraph (i) above shall not constitute a prepayment of the Facilities;

(iii)	For the avoidance of doubt, TSMHL and an Affiliated Debt Transferee which is the assignee shall be deemed to be an entity which fulfils the requirements of Clause 19.1 (Assignments and transfers by the Participating Banks) to be a New Participating Bank.

(iv)	no member of the Group shall be deemed to be in breach of any provision of Clause 16 (General Undertakings) solely by reason of such Debt Transfer Transaction;

(v)	Clause 24 (Sharing among the Secured Parties) shall not be applicable to the consideration paid under such Debt Transfer Transaction; and

(vi)	for the avoidance of doubt, any extinguishment or release of any part of the Facilities shall not affect any amendment or waiver which prior to such extinguishment or release had been approved by or on behalf of the requisite Participating Bank or Participating Banks in accordance with this Agreement.

(b)	Each Participating Bank shall, unless such Debt Transfer Transaction is an assignment or transfer, promptly notify the Global Facility Agent in writing if it knowingly enters into a Debt Transfer Transaction with an Affiliated Debt Transferee (a Notifiable Debt Transfer Transaction), such notification to be substantially in the form set out in Part 1 of Schedule 12 (Forms of Notifiable Debt Transfer Transaction Notice).

(c)	A Participating Bank shall promptly notify the Global Facility Agent if a Notifiable Debt Transfer Transaction to which it is a party:
(i)	is terminated; or

(ii)	ceases to be with an Affiliated Debt Transferee,

such notification to be substantially in the form set out in Part 2 of Schedule 12 (Forms of Notifiable Debt Transfer Transaction Notice).

20.	CHANGES TO THE OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents without the approval of all of the Participating Banks.

21.	ACCESSION OF AND CHANGES TO THE HEDGING BANKS

(a)	A Participating Bank or one of its Affiliates may become party to this Agreement as a Hedging Bank and a Hedging Bank may assign any of its rights or transfer any of its rights or obligations under this Agreement, all in accordance with this Clause 21.

(b)	No person entering into any transaction with TSMHL in connection with protection against or benefit from fluctuation in any rate or price will be entitled to share in any Security created by any Common Security Document in respect of any of the moneys, debts or liabilities arising under or in connection with that transaction or benefit from any provision of this Agreement unless and until:

(i)	the proposed hedging transaction is a Permitted Hedging Transaction in respect of TSMHLs actual or projected interest (or profit element or equivalent exposure) or exchange rate exposure in respect of the Facility;

(ii)	that person has become a Hedging Bank in accordance with this Clause 21;

(iii)	the Hedging Documents relating to that transaction comply with the provisions of the Intercreditor Agreement; and

(iv)	that person has acceded to the Intercreditor Agreement as a Hedging Bank.

(c)	In the case of paragraph (b) above, that person shall become a Hedging Bank under this Agreement if:

(i)	that person delivers to the Global Facility Agent a duly completed and signed Accession Letter; and

(ii)	the Global Facility Agent executes an Accession Letter duly completed and signed on behalf of that person.

(d)	Each Party (other than the relevant proposed Hedging Bank under paragraph (b) above) irrevocably authorises the Global Facility Agent to execute on its behalf any Accession Letter which has been duly completed and signed on behalf of that proposed Hedging Letter.

(e)	No Hedging Bank may assign any of its rights or transfer any of its rights or obligations under, or declare or create any trust of any of its rights, title, interest or benefits under, this Agreement or any Hedging Document (including any Hedging Recoveries owing to it):

(i)	except as permitted under the relevant Hedging Document;

(ii)	unless and until the proposed Hedging Bank accedes to this Agreement in accordance with this Clause 21; and

(iii)	the proposed transferee accedes to the Intercreditor Agreement as a Hedging Bank.

(f)	Each Party (other than the relevant transferee under paragraph (e) above) irrevocably authorises the Global Facility Agent to execute on its behalf any Accession Letter which has been duly completed and signed on behalf of that transferee.

SECTION 9

THE FINANCE PARTIES

22.	ROLE OF THE GLOBAL FACILITY AGENT, THE ACCOUNT BANK AND THE ARRANGER

22.1	Appointment of the Global Facility Agent

(a)	Each other Finance Party appoints the Global Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Secured Party authorises the Global Facility Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	Each other Finance Party authorises the Global Facility Agent (acting on the instructions of the Majority Participating Banks) and the Arranger to agree, accept and sign on its behalf the terms of any reliance or engagement letter in relation to any report or letter provided by any person in connection with the Finance Documents or the transactions contemplated in them.

22.2	Duties of the Global Facility Agent

(a)	Subject to paragraph (b) below, the Global Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Global Facility Agent for that Party by any other Party. The Global Facility Agent is not obliged to forward to any Party any Fee Letter or the Mandate Letter.

(b)	Without prejudice to Clause 19.7 (Copy of Transfer Certificate or Assignment Agreement to Company), paragraph (a) above shall not apply to any Transfer Certificate or to any Assignment Agreement.

(c)	Except where a Finance Document specifically provides otherwise, the Global Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Global Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Secured Parties.

(e)	If the Global Facility Agent is aware of the non-payment of any principal, interest, profit, commitment fee or other fee payable to a Secured Party (other than the Global Facility Agent or the Arranger) under this Agreement it shall promptly notify the other Secured Parties.

(f)	The duties of the Global Facility Agent under the Finance Documents are solely mechanical and administrative in nature.

22.3	Role of the Arranger

Except as specifically provided in the Finance Documents, each Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

22.4	Other roles

(a)	The Obligors acknowledge that each Administrative Party or their Affiliates may provide debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Obligors or their respective Affiliates may have conflicting interests regarding the transactions contemplated by the Finance Documents and otherwise.

(b)	Each Administrative Party must not use confidential information obtained from an Obligor or any of their Affiliates by virtue of the transactions contemplated by the Finance Documents in connection with their performance of services for other persons nor furnish any such information to any such other persons.

(c)	The Obligors acknowledge that each Administrative Party is not obliged to use in connection with the transactions contemplated by the Finance Documents, or to furnish to any Obligor or its Affiliates, confidential information obtained from any other source.

22.5	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Global Facility Agent or any Facility Representative or any Arranger as a trustee or fiduciary of any other person.

(b)	All monies held by the Account Bank under this Agreement are held by it as banker. Nothing in this Agreement constitutes the Account Bank as trustee or fiduciary of any other person.

(c)	No Administrative Party shall be bound to account to any Finance Party or the Hedging Bank for any sum or the profit element of any sum received by it for its own account.

22.6	Business with the Group

Each Administrative Party and the Account Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group or any other person.

22.7	Rights and discretions of each Administrative Party

(a)	Each Administrative Party may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)	any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	Each Administrative Party may assume (unless it has received notice to the contrary in its capacity as agent for the Secured Parties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 18.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party, the Majority Lenders, the Majority Participants or the Majority Participating Banks has not been exercised.

(c)	Each Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	Each Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, any Agent may disclose the identity of a Defaulting Participating Bank to the other Finance Parties and the Obligors and shall disclose the same upon the written request of the Company or the Majority Participating Banks.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

22.8	Majority Participating Banks’ instructions

(a)	Unless a contrary indication appears in a Finance Document, each Agent shall (i) exercise any right, power, authority or discretion vested in it as an Agent in accordance with any instructions given to it by the Majority Participating Banks (or in respect of the Conventional Facility Agent, the Majority Lenders, or in respect of the Investment Agent, the Majority Participants (as applicable) (or, if so instructed by the Majority Participating Banks (or the Majority Lenders or the Majority Participants (as applicable)), refrain from exercising any right, power, authority or discretion vested in it as an Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Participating Banks (or the Majority Lenders or the Majority Participants (as applicable).

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Participating Banks or, as applicable, the Majority Creditors will be binding on all the Secured Parties and any instructions given by the Majority Lenders or the Majority Participants will be binding on all the Lenders or all the Participants (as applicable).

(c)	An Agent may refrain from acting in accordance with the instructions of the Majority Participating Banks or the Majority Creditors (or, if appropriate the Majority Lenders or the Majority Participants) until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Participating Banks (or an appropriate majority of the Participating Banks, the Lenders or the Participants or the Majority Creditors), an Agent may act (or refrain from taking action) as it considers to be in the best interest of the Participating Banks (or the Lenders or Participants as applicable) under the Finance Documents.

(e)	The Global Facility Agent is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document.

22.9	Responsibility for documentation

No Administrative Party:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by an Administrative Party, the Hedging Bank, the Company or any other person given in or in connection with any Secured Debt Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Secured Debt Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Secured Debt Document.

22.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 25.10 (Disruption to Payment Systems etc)), an Administrative Party will not be liable including without limitation for negligence or any other category of liability whatsoever for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the relevant Agent) may take any proceedings against any officer, employee or agent of an Agent in respect of any claim it might have against that Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the relevant Agent may rely on, enjoy the benefit of and/or enforce the terms of this paragraph in accordance with provisions of the Third Parties Act.

(c)	An Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in this Agreement shall oblige an Agent or an Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Participating Bank and each Participating Bank confirms to each Agent and Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by an Agent, or the Arranger.

22.11	Participating Banks’ indemnity to an Agent

Each Participating Bank shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence, in relation to any FATCA related liability or any other category of liability whatsoever) incurred by an Agent (otherwise than by reason of an Agent’s gross negligence or wilful misconduct) (or in the case of any cost, loss or liability pursuant to Clause 25.10 (Disruption to Payment Systems etc) notwithstanding an Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of an Agent) in acting as an Agent under the Finance Documents (unless the relevant Agent has been reimbursed by an Obligor pursuant to a Finance Document).

22.12	Resignation of the Agent

(a)	An Agent may resign and appoint one of its Affiliates as successor, in each case, by giving notice to the Company and (i) in the case of resignation of the Global Facility Agent, the Secured Parties, (ii) in the case of resignation of the Conventional Facility Agent, the Conventional Finance Parties and (iii) in the case of resignation of the Investment Agent, the Islamic Finance Parties.

(b)	Alternatively an Agent may resign by giving 30 days’ notice to the Company and (i) in the case of the Global Facility Agent, the Secured Parties; (ii) in the case of the Conventional Facility Agent, the Conventional Finance Parties; and (iii) in the case of the Investment Agent, the Islamic Finance Parties and the Majority Participating Banks, the Majority Lenders or the Majority Participants (as applicable) may appoint a successor Agent.

(c)	If the Majority Participating Banks or an Agent have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as an Agent under the Finance Documents.

(e)	The resignation notice of an Agent shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of this Clause 22. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, (i) in the case of the Global Facility Agent, the Secured Parties; (ii) in the case of the Conventional Facility Agent, the Conventional Finance Parties and (iii) in the case of the Investment Agent, the Islamic Finance Parties may, by notice to relevant Agent require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (d) above shall be for the account of the Company.

(h)	An Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to that Agent under the Finance Documents, either:

(i)	that Agent fails to respond to a request under Clause 14.8 (FATCA Information) and the Company or a Participating Bank reasonably believes that Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 14.8 (FATCA Information) indicates that that Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	that Agent notifies the Company and the Participating Banks that that Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Participating Bank reasonably believes, after consultation with that Agent, that a Party will be required to make a FATCA Deduction that would not be required if that Agent were a FATCA Exempt Party, and the Company or that Participating Bank, by notice to that Agent, require it to resign.

22.13	Replacement of an Agent

(a)	If an Agent is an Impaired Agent, after consultation with the Company, the (i) in the case of the Global Facility Agent, the Secured Parties; (ii) in the case of the Conventional Facility Agent, the Conventional Finance Parties and (iii) in the case of the Investment Agent, the Islamic Finance Parties may, by giving 30 days’ notice to that Agent and the Majority Participating Banks, the Majority Lenders or the Majority Participants (as applicable) (or any shorter notice determined by the Majority Participating Banks, Majority Lenders or Majority Participants (as applicable)) replace that Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)	The Impaired Agent shall (at its own cost) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Global Facility Agent, the Conventional Facility Agent or the Investment Agent (as the case may be) under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Participating Banks, Majority Lenders or Majority Participants (as applicable) to the Impaired Agent. As from this date, the Impaired Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 22.13 (and any agency fees for the account of the Impaired Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

22.14	Confidentiality

(a)	An Agent (in acting as agent for the applicable Finance Parties) shall be regarded as acting through its respective agency or security agency or trustee division which, in each case, shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of an Agent it may be treated as confidential to that division or department and that Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, an Agent is not obliged to disclose to any person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of any contractual or fiduciary duty.

22.15	Relationship with the Participating Banks

(a)	Each Agent may treat each Participating Bank as a Participating Bank, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Participating Bank to the contrary in accordance with the terms of this Agreement.

(b)	Any Participating Bank may by notice to the Global Facility Agent and the relevant Facility Representative appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Participating Bank under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 27.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Participating Bank for the purposes of Clause 27.2 (Addresses) and paragraph (a)(iii) of Clause 27.6 (Electronic communication) and the Global Facility Agent and the relevant Facility Representative shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Participating Bank.

22.16	Credit appraisal by the Participating Banks

Without affecting the responsibility of any Obligor or any other person for information supplied by it or on its behalf in connection with any Secured Debt Document, each Participating Bank and Hedging Bank confirms to the each Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Secured Debt Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Secured Debt Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Secured Debt Document;

(c)	whether that Participating Bank has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Secured Debt Document, the transactions contemplated by the Secured Debt Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Secured Debt Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the an Agent, any Party or by any other person under or in connection with any Secured Debt Document, the transactions contemplated by the Secured Debt Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Secured Debt Document.

22.17	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Participating Bank, the Participating Bank of which it is an Affiliate) ceases to be a Participating Bank, the Global Facility Agent shall (in consultation with the Company) appoint another Participating Bank or an Affiliate of a Participating Bank to replace that Reference Bank.

22.18	Deduction from amounts payable by the an Agent

If any Party owes an amount to an Agent under the Finance Documents that Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which that Agent would otherwise be obliged to make under the Finance Documents, and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

23.	CONDUCT OF BUSINESS BY THE SECURED PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Secured Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Secured Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Secured Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

24.	SHARING AMONG THE SECURED PARTIES

24.1	Payments to Secured Parties

If a Finance Party (a Recovering Creditor) receives or recovers any amount from an Obligor other than (x) in accordance with Clause 25 (Payment Mechanics) or (y), in respect of a Hedging Bank only, a Permitted Hedging Payment, (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Creditor shall, within three Business Days, notify details of the receipt or recovery to the Global Facility Agent;

(b)	the Global Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Creditor would have been paid had the receipt or recovery been received or made by the Global Facility Agent and distributed in accordance with Clause 25 (Payment Mechanics), without taking account of any Tax which would be imposed on the Global Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Creditor shall, within three Business Days of demand by the Global Facility Agent, pay to the Global Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Global Facility Agent determines may be retained by the Recovering Creditor as its share of any payment to be made, in accordance with Clause 25.6 (Partial payments).

24.2	Redistribution of payments

The Global Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Secured Parties (other than the Recovering Creditor) (the Sharing Creditors) in accordance with Clause 25 (Payment Mechanics).

24.3	Recovering Secured Party’s rights

On a distribution by the Global Facility Agent under Clause 24.2 (Redistribution of payments) of a payment received by a Recovering Creditor from an Obligor, as between the relevant Obligor and the Recovering Creditor, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

24.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Creditor becomes repayable and is repaid by that Recovering Creditor, then:

(a)	each Sharing Creditor shall, upon request of the Global Facility Agent, pay to the Global Facility Agent for the account of that Recovering Creditor an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Creditor for its proportion of any interest on the Sharing Payment which that Recovering Creditor is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Creditor, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

24.5	Exceptions

(a)	This Clause 24 shall not apply to the extent that the Recovering Creditor would not, after making any payment pursuant to this Clause 24, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Creditor is not obliged to share with any other Secured Party any amount which the Recovering Creditor has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Secured Party of the legal or arbitration proceedings; and

(ii)	that other Secured Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10

ADMINISTRATION

25.	PAYMENT MECHANICS

25.1	Payments to the Global Facility Agent

(a)	Subject to the Netting Letter, on each date on which an Obligor or a Participating Bank is required to make a payment under a Finance Document, that Obligor or Participating Bank shall make the same available to the Global Facility Agent or to the order of the Global Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Global Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Global Facility Agent specifies.

25.2	Distributions by the Global Facility Agent

Each payment received by the Global Facility Agent under the Finance Documents for another Party shall, subject to Clause 25.3 (Distributions to an Obligor) and Clause 25.4 (Clawback) be made available by the Global Facility Agent as soon as practicable after receipt to the following (in each case to the extent such party is entitled to receive payment in accordance with this Agreement:

(a)	each Administrative Party;

(b)	the Conventional Facility Agent for distribution to the Lenders in accordance with the Conventional Facility Agreement;

(c)	the Investment Agent for distribution to the Participants in accordance with the Investment Agency Agreement; and

(d)	each Hedging Bank,

in each case to such account as that Party may notify to the Global Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

25.3	Distributions to an Obligor

The Global Facility Agent may (with the consent of an Obligor or in accordance with Clause 26 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

25.4	Clawback

(a)	Where a sum is to be paid to the Global Facility Agent under the Finance Documents for another Party, the Global Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Global Facility Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Global Facility Agent, together with:

(i)	in the case of any Party which is not an Islamic Finance Party, interest on that amount from the date of payment to the date of receipt by the Global Facility Agent, calculated by the Global Facility Agent to reflect its cost of funds; and

(ii)	in the case of any Islamic Finance Party, an amount equal to the actual costs, losses and expenses incurred by the Global Facility Agent (excluding any cost of funds and opportunity loss), as calculated by the Global Facility Agent.

25.5	Impaired Agent

(a)	If, at any time, the Global Facility Agent becomes an Impaired Agent, an Obligor or a Participating Bank which is required to make a payment under the Finance Documents to the Global Facility Agent in accordance with Clause 25.1 (Payments to the Global Facility Agent) may instead either pay that amount direct to the required recipient or pay that amount to an account (which must be Sharia compliant if the recipient is an Islamic Finance Party) held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Participating Bank making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest or profit accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 25.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Global Facility Agent in accordance with Clause 22.13 (Replacement of an Agent), each Party which has made a payment to a trust account in accordance with this Clause 25.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Global Facility Agent for distribution in accordance with Clause 25.2 (Distributions by the Global Facility Agent).

25.6	Partial payments

(a)	If the Global Facility Agent receives a payment (other than by reason of receipt by TSMHL of Required Proceeds after the Acceleration Date) that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Global Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee, profit or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal or Cost Price elements of Deferred Sale Prices due but unpaid under the Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	If the Global Facility Agent receives a payment by reason of receipt by TSMHL of Required Proceeds after the Acceleration Date that is insufficient to discharge all the amounts then due and payable by an Obligor under the Secured Debt Documents, the Global Facility Agent shall apply that payment towards the obligations of that Obligor under the Secured Debt Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Secured Debt Documents;

(ii)	secondly, in or towards payment pro rata of:

(A)	any periodical payments (not being payments as a result of termination or closing out) due but unpaid to a Hedging Bank under a Hedging Document; and

(B)	any accrued interest, fee or commission and the Profit Amount element of any Deferred Sale Price due but unpaid under the Secured Debt Documents;

(iii)	thirdly, in or towards payment pro rata of:

(A)	any payments as a result of termination or closing out due but unpaid to a Hedging Bank under a Hedging Document; and

(B)	any principal and the Cost price element of any Deferred Sale Price due but unpaid under the Secured Debt Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Secured Debt Documents.

(c)	The Global Facility Agent shall, if so directed by the Majority Participating Banks, vary the order set out in paragraphs (a)(ii) to (iv) above.

(d)	The Global Facility Agent shall, if directed by all the Participating Banks and each Hedging Bank, vary the order set in paragraphs (b)(ii) to (iv) above.

(e)	Paragraphs (a), (b) and (c) above will override any appropriation made by an Obligor.

25.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

25.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under the Conventional Facility Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

25.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A payment or repayment of a Participation, Loan or Unpaid Sum or a part of a Participation, Loan or Unpaid Sum shall be made in the currency in which the Participation, Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment or repayment of interest in respect of a Loan or profit in respect of a Purchase Contract shall be made in the currency in which the sum in respect of which the interest or profit is payable was denominated when that interest was accrued or profit incurred.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

(f)	A payment of any sum due from an Obligor under any Hedging Document shall be made in the currency in which that sum is denominated on its due date.

25.10	Disruption to Payment Systems etc

If either the Global Facility Agent or the relevant Facility Representative determines (in its discretion) that a Disruption Event has occurred or the Global Facility Agent or the relevant Facility Representative is notified by the Company that a Disruption Event has occurred:

(a)	the Global Facility Agent or the relevant Facility Representative may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of a Facility as the Global Facility Agent or the relevant Facility Representative may deem necessary in the circumstances;

(b)	the Global Facility Agent or the relevant Facility Representative shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Global Facility Agent or the relevant Facility Representative may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Global Facility Agent or the relevant Facility Representative and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 32 (Amendments and Waivers);

(e)	the Global Facility Agent or the relevant Facility Representative shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Global Facility Agent or the relevant Facility Representative) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 25.10; and

(f)	the Global Facility Agent or the relevant Facility Representative (as applicable) shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

26.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor which has not been paid when due under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

27.	NOTICES

27.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

27.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of each Obligor, that identified with its name below;

(b)	in the case of each Participating Bank, that notified in writing to the Global Facility Agent on or prior to the date on which it becomes a Party;

(c)	in the case of the Global Facility Agent, each Facility Representative, each Arranger and the Account Bank, that identified with its name below; and

(d)	in the case of each Hedging Bank, that notified in the relevant Accession Letter,

or any substitute address, fax number or department or officer as the Party may notify to the Global Facility Agent (or the Global Facility Agent or a Facility Representative may notify to the other Parties, if a change is made by the Global Facility Agent or a Facility Representative) by not less than five Business Days’ notice.

27.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if sent by fax before 5.00 p.m. (local time in the place to which it is sent) on a working day in that place, when sent or, if sent by fax at any other time, at 9.00 a.m. (local time in the place to which it is sent) on the next working day in that place, provided, in each case, that the person sending the fax shall have received a transmission receipt; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 27.2 (Addresses), if addressed to that department or officer. For this purpose, working days are days other than Saturdays, Sundays and bank holidays.

(b)	Any communication or document to be made or delivered to an Agent will be effective only when actually received by it and then only if expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices to or from an Obligor shall be sent through the Global Facility Agent or if expressly provided, the relevant Facility Representative.

(d)	A notice from an Obligor to the Global Facility Agent is deemed to be given to each Facility Representative to whose Facility that notice relates and a notice from an Obligor to a Facility Representative is deemed to be given to the Global Facility Agent.

27.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 27.2 (Addresses) or changing its own address or fax number, the Global Facility Agent shall notify the other Parties.

27.5	Communication when Global Facility Agent is Impaired Agent

If an Agent is an Impaired Agent the Parties may, instead of communicating with each other through that Agent, communicate with each other directly and (while that Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by that Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

27.6	Electronic communication

(a)	Any communication to be made between an Agent and a Participating Bank or Obligor under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the relevant Agent and the relevant Participating Bank or Obligor:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between an Agent and a Participating Bank or Obligor will be effective only when actually received in readable form and in the case of any electronic communication made by a Participating Bank to the an Agent only if it is addressed in such a manner as the relevant Agent shall specify for this purpose.

27.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Global Facility Agent or the relevant Facility Representative, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

28.	CALCULATIONS AND CERTIFICATES

28.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Secured Party are prima facie evidence of the matters to which they relate.

28.2	Certificates and Determinations

Any certification or determination by a Secured Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

28.3	Day count convention

(a)	Any interest, profit, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

(b)	In respect of the Islamic Facility, while the Profit Amount relating to a Deferred Sale Price in a Purchase Contract is calculated based on the actual number of days elapsed between the Transaction Date and the first Deferred Payment Date and a year of 360 days and thereafter between Deferred Payment Dates, nevertheless once any Purchase Contract is executed, profit does not ‘accrue’ and there shall be no further increase in the Deferred Sale Price irrespective of the passage of time.

29.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

30.	US BANKS

(a)	Notwithstanding any other provision in the Finance Documents, each Obligor hereby agrees that a Participating Bank (and each employee, representative, or other agent of that Participating Bank) may disclose to any and all persons, without limitation of any kind, the US tax treatment and US tax structure of the transactions contemplated by the Finance Documents and all materials of any kind (including opinions or other tax analyses) that are provided to that Participating Bank relating to such US tax treatment and US tax structure.

(b)	Each Obligor acknowledges that to the extent the Finance Documents or any transaction contemplated under the Finance Documents would constitute a “confidential transaction” that each Participating Bank intends to submit details of the transactions contemplated by the Finance Documents to the IRS or to maintain a list regarding details of such transactions for review by the IRS upon its request.

31.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

32.	AMENDMENTS AND WAIVERS

32.1	Required consents

(a)	Subject to Clause 32.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Participating Banks and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Global Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 32.

32.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of Majority Participating Banks in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, profit, fees or commission payable (it being agreed that a waiver (other than a waiver which stops default interest from accruing under Clause 4.4 (Interest on overdue amounts) of the Conventional Facility Agreement or a Late Payment Amount being payable under Clause 7 (Late Payments Amounts) of the Murabaha Agreement) of a Default would not constitute such a reduction);

(iv)	the currency of payment of any amount under the Finance Documents;

(v)	an increase in or an extension of any Commitment or the Total Commitments (other than pursuant to Clause 2.4 (Increase Commitments)) or the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Participating Banks rateably under the Facility;

(vi)	a change to an Obligor;

(vii)	any provision which expressly requires the consent of all the Participating Banks;

(viii)	Clause 2.1 (Secured Parties’ rights and obligations), Clause 19 (Changes to the Participating Banks), Clause 24 (Sharing among the Secured Parties) or this Clause 32;

(ix)	Clause 5.2 (Change of Control) or Clause 5.3 (Mandatory prepayment) (other than an amendment or waiver which has the effect of changing any notice period for prepayment);

(x)	the manner in which the proceeds of the enforcement of any Security created pursuant to any Common Security Document are distributed;

(xi)	the order of priority or subordination under the Intercreditor Agreement;

(xii)	the nature or scope of the guarantee or indemnity granted under Clause 12.1 (Guarantee and indemnity);

(xiii)	the nature or scope of the Charged Assets except to the extent that it relates to the sale or disposal of a Charged Asset where that sale or disposal is expressly permitted under this Agreement or any other Finance Document;

(xiv)	the release of any Security created pursuant to any Common Security Document or of any Charged Asset, other than, in each case, as permitted by the Finance Documents;

(xv)	change the amount of or the method of calculation of each Deferred Sale Price, other than the provision of any rebate of a Profit Amount (which shall be upon the instruction of all the Participants).

shall not be made without the prior consent of all the Participating Banks.

(b)	An amendment or waiver which relates to the definition of Majority Lenders shall not be made without the prior consent of the Conventional Facility Agent (acting on the instructions of all the Lenders).

(c)	An amendment or waiver which relates to the definition of Majority Participants shall not be made without the prior consent of the Investment Agent (acting on the instructions of all the Participants).

(d)	An amendment or waiver which relates to the rights or obligations of the Global Facility Agent, a Facility Representative, the Account Bank, the Hedging Bank or an Arranger may not be effected without the consent of the Global Facility Agent, the relevant Facility Representative(s) the Account Bank, the Hedging Bank or as the case may be, the relevant Arranger(s).

(e)	Notwithstanding paragraph (a) above, a Fee Letter may be amended or waived with the agreement of each Finance Party that is a party to that Fee Letter and TSMHL.

32.3	Disenfranchisement of Defaulting Participating Banks

(a)	For so long as a Defaulting Participating Bank has any Available Commitment, in ascertaining the Majority Participating Banks (or the Majority Lenders or Majority Participants, as applicable) or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Participating Bank’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 32.3, an Agent may assume that the following Participating Banks are Defaulting Participating Banks:

(i)	any Participating Bank which has notified the Global Facility Agent that it has become a Defaulting Participating Bank;

(ii)	any Participating Bank in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (c) or (d) of the definition of Defaulting Participating Bank has occurred, unless it has received notice to the contrary from the Participating Bank concerned (together with any supporting evidence reasonably requested by the Global Facility Agent) or the Global Facility Agent is otherwise aware that the Participating Bank has ceased to be a Defaulting Participating Bank.

32.4	Replacement of a Defaulting Participating Bank

(a)	The Company may, at any time a Participating Bank has become and continues to be a Defaulting Participating Bank, by giving 20 Business Days’ prior written notice to the Global Facility Agent and such Participating Bank replace such Participating Bank by requiring such Participating Bank to (and such Participating Bank shall) transfer pursuant to Clause 19 (Changes to the Participating Banks) all (and not part only) of its rights and obligations under this Agreement to a Participating Bank or other bank, financial institution, trust, fund or other entity (a Replacement Participating Bank) selected by the Company, and which is acceptable to the Global Facility Agent, the relevant Facility Representative (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Participating Bank (including the assumption of the transferring Participating Bank’s participations or unfunded participations (as the case may be) on the same basis as the transferring Participating Bank) for a purchase price in cash payable at the time of transfer which is either:

(i)	in the case of a Lender, in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents;

(ii)	in the case of a Participant, in an amount equal to such Participant’s participation in the outstanding Deferred Sale Prices; or

(iii)	in an amount agreed between the Defaulting Participating Bank, the Replacement Participating Bank and the Company and which does not exceed the amount described in paragraph (i) above.

(b)	Any transfer of rights and obligations of a Defaulting Participating Bank pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace an Agent;

(ii)	neither the an Agent nor the Defaulting Participating Bank shall have any obligation to the Company to find a Replacement Participating Bank;

(iii)	the transfer must take place no later than 30 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Participating Bank be required to pay or surrender to the Replacement Participating Bank any of the fees received by the Defaulting Participating Bank pursuant to the Finance Documents.

33.	CONFIDENTIALITY

33.1	Confidential Information

Each Secured Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 33.2 (Disclosure of Confidential Information) and Clause 33.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

33.2   Disclosure of Confidential Information

Without prejudice to any Secured Party’s right to disclose Confidential Information relating to any Obligor whether under the common law or the Banking Act, Chapter 19 of the laws of Singapore (as amended or re-enacted from time to time, the Banking Act) or otherwise, any Secured Party, its officers (as defined in the Banking Act) and agents and all persons to whom Section 47 of the Banking Act applies may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, service providers, auditors, partners and Representatives such Confidential Information as that Secured Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or an Obligor and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers and service providers;

(iii)	appointed by any Secured Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 22.15 (Relationship with the Participating Banks);

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 19.8 (Security over Participating Banks’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party;

(ix)	with the consent of the Company; or

(x)	to any Finance Party under and as defined in the Existing Facility Agreement or the Common Security Agent or any creditors or finance parties (howsoever described) in respect of any other Additional Debt, in each case, in connection with the Intercreditor Agreement, in each case, such Confidential Information as that Secured Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Secured Party, it is not practicable so to do in the circumstances; and

(D)	in relation to paragraph (x) above, the person to whom the Confidential Information is to be given is bound by the requirements of confidentiality set out in the Intercreditor Agreement;

(c)	to any person appointed by that Secured Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide:

(i)	administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents;

(ii)	operational functions for a Secured Party; or

(iii)	administrative or technological services to a Secured Party in order to support the regular function of banking services,

such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive; and

(d)	to any rating agency, insurer or insurance broker of, or direct or indirect provider of credit protection to, that Secured Party or any affiliate of that Secured Party.

33.3	Disclosure to numbering service providers

(a)	Any Secured Party may disclose to any national or international numbering service provider appointed by that Secured Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of the Obligors;

(ii)	country of domicile of the Obligors;

(iii)	place of incorporation of the Obligors;

(iv)	date of this Agreement;

(v)	the names of the Global Facility Agent each Facility Representative and each Arranger;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of each Facility;

(ix)	type of each Facility;

(x)	final maturity or termination date for each Facility;

(xi)	changes to any of the information previously supplied pursuant to paragraphs (a)(i) to (x) above; and

(xii)	such other information agreed between such Secured Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (a)(i) to (xii) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Global Facility Agent shall notify the Company and the other Secured Parties of:

(i)	the name of any numbering service provider appointed by the Global Facility Agent in respect of this Agreement, a Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, a Facility and/or one or more Obligors by such numbering service provider.

33.4	Entire agreement

This Clause 33 constitutes the entire agreement between the Parties in relation to the obligations of the Secured Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

33.5	Inside information

Each of the Secured Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Secured Parties undertakes not to use any Confidential Information for any unlawful purpose.

33.6	Notification of disclosure

Each of the Secured Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 33.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 33.

33.7	Continuing obligations

The obligations in this Clause 33 are continuing and, in particular, shall survive and remain binding on each Secured Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Secured Party otherwise ceases to be a Secured Party.

34.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

35.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

36.	ENFORCEMENT

36.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 36.1 is for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

36.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, TSMHL and TSEHL:

(a)	irrevocably appoint the Company (and the Company hereby accepts its appointment) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify TSMHL or TSEHL of the process will not invalidate the proceedings concerned.

36.3	Consent to Enforcement etc

Each Obligor irrevocably and generally consents in respect of any proceedings anywhere in connection with any Finance Document to the giving of any relief or the issue of any process in connection with those proceedings including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of their use or intended use) of any order or judgment which may be made or given in those proceedings.

36.4	Waiver of consequential damages etc

(a)	Each Obligor irrevocably agrees that, in connection with the Finance Documents and the transactions contemplated thereby, no Finance Party nor any of their respective Affiliates, officers, employees or agents shall be liable to that Obligor (except to the extent of its own gross negligence or wilful misconduct) nor liable, on any theory of liability, for any special, indirect consequential or punitive damages and each Obligor agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favour.

(b)	Any third party referred to in paragraph (a) above may enjoy the benefit of or enforce the terms of that paragraph in accordance with the provisions of the Third Parties Act.

36.5	Waiver of interest

The Islamic Finance Parties and the Obligors recognise that the receipt and payment of interest is not permitted under Sharia and accordingly agree that if any claims for amounts due under any Islamic Finance Document or this Agreement are made in a court of law and that court imposes an obligation to pay interest on the amounts being claimed, the Islamic Finance Parties and the Obligors hereby irrevocably and unconditionally expressly waive and reject any entitlement to recover such interest.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

PART 1

THE ORIGINAL LENDERS

Name of Original Lender	Conventional Facility A Commitment (US$)	Conventional Facility B Commitment (US$)
Standard Chartered Bank	57,500,000	42,500,000
First Gulf Bank PJSC	86,250,000	63,750,000
Total	143,750,000	106,250,000

PART 2

THE ORIGINAL PARTICIPANTS

Name of Original Participant	Islamic Facility A Commitment (US$)	Islamic Facility A Commitment (US$)
Standard Chartered Bank	57,500,000	42,500,000
First Gulf Bank PJSC	86,250,000	63,750,000
Total	143,750,000	106,250,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART 1

CONDITIONS PRECEDENT TO UTILISATION

1.	Company

1.1	A copy of the constitutional documents of the Company.

1.2	A copy of resolutions of the board of directors or equivalent body of the Company:

(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice or Transaction Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.

1.4	A certificate of the Company (signed by a director) confirming that guaranteeing the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

1.5	A certificate of an authorised signatory of the Company certifying that:

(a)	all consents required under the Existing Facility Agreement in relation to the transactions contemplated by the Finance Documents have been obtained and are in full force and effect; and

(b)	each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	TSEHL and TSMHL

2.1	A copy of the constitutional documents of each of TSMHL and TSEHL.

2.2	A copy of a resolution of the board of directors of each of TSMHL and TSEHL:

(a)	approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to TSMHL, any Utilisation Request and Selection Notice or Transaction Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

2.3	A copy of special resolutions of each of the shareholders of TSMHL and TSEHL approving the terms of, and the transactions contemplated by, the Finance Documents to which TSMHL or TSEHL (as applicable) is a party and resolving that TSMHL or TSEHL (as applicable) executes the Finance Documents to which it is a party.

2.4	A specimen of the signature of each person authorised by the resolution referred to in paragraphs 2.2 and 2.3 above.

2.5	A certificate of each of TSMHL and TSEHL (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

2.6	A certificate of an authorised signatory of each of TSMHL and TSEHL certifying that each copy document listed in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

3.	Legal opinions

A legal opinion of each of:

(a)	Allen & Overy LLP, legal advisers to the Arrangers and the Global Facility Agent in England; and

(b)	Appleby, legal advisers to the Arrangers and the Global Facility Agent in Mauritius;

(c)	Walkers, legal advisers to the Arrangers and the Global Facility Agent in Jersey; and

(d)	Allen & Overy LLP, legal advisers to the Arrangers and the Global Facility Agent in the Netherlands, and

each in a form and substance satisfactory to the Finance Parties.

4.	Finance Documents

(a)	Each of the following documents duly executed by each party to it:

(i)	this Agreement;

(ii)	the Mandate Letter;

(iii)	the Intercreditor Agreement;

(iv)	each Fee Letter;

(v)	the Conventional Facility Agreement;

(vi)	the Investment Agency Agreement;

(vii)	the Murabaha Agreement;

(viii)	each Broker Document;

(ix)	the Account Pledge (Collection Account);

(x)	the Account Pledge (Proceeds Account);

(xi)	the TSMHL Share Pledge;

(xii)	the TSEHL Fixed and Floating Charge (TSMHL Shares);

(xiii)	the TSMHL Floating Charge (Collection Account); and

(xiv)	the TSMHL Floating Charge (Proceeds Account).

(b)	Simultaneous with the execution of the Account Pledge (Collection Account) and, in any event, no later than the date of the Account Pledge (Collection Account), TSMHL shall deliver or procure to be delivered to the Common Security Agent:

(i)	a “Bordereau” duly executed by TSMHL in the form set out in schedule 1 of the Account Pledge (Collection Account);

(ii)	a copy of the “Notice of Pledge” in the form set out in schedule 2 of the Account Pledge (Collection Account), duly executed by TSMHL and served on the “Account Bank” (as defined in the Account Pledge (Collection Account)); and

(iii)	an acknowledgement signed by the Account Bank in the form of “Acknowledgement” attached to the Notice of Pledge referred to above.

(c)	Simultaneous with the execution of the Account Pledge (Proceeds Account) and, in any event, no later than the date of the Account Pledge (Proceeds Account), TSMHL shall deliver or procure to be delivered to the Common Security Agent:

(i)	a “Bordereau” duly executed by TSMHL in the form set out in schedule 1 of the Account Pledge (Proceeds Account);

(ii)	a copy of the “Notice of Pledge” in the form set out in schedule 2 of the Account Pledge (Collection Account), duly executed by TSMHL and served on the “Account Bank” (as defined in the Account Pledge (Proceeds Account)); and

(iii)	an acknowledgement signed by the Account Bank in the form of “Acknowledgement” attached to the Notice of Pledge referred to above.

(d)	Simultaneous with the execution of the TSMHL Share Pledge and, in any event, by no later than the date of the TSMHL Share Pledge, TSEHL shall deposit with the Common Security Agent by way of security:

(i)	an undated power of attorney in the form of appendix 1 of the TSMHL Share Pledge;

(ii)	an undated Transfer of Shares form duly signed by TSEHL in the form of appendix 2 of the TSMHL Share Pledge;

(iii)	the share certificate(s) representing the Shares (as defined in the TSMHL Share Pledge) comprised in the Collateral (as defined in the TSMHL Share Pledge) duly endorsed with the language set out in appendix 3 of the TSMHL Share Pledge, together with any other documents of title to any part of the Collateral;

(iv)	undated letters of resignation from all directors of TSMHL in the form of Appendix 4 of the TSMHL Share Pledge;

(e)	Simultaneous with the execution of the TSMHL Share Pledge and, in any event, by no later than the date of the TSMHL Share Pledge, TSMHL shall:

(i)	hold meetings of the board of directors and meetings of the shareholders of TSMHL and pass the resolutions in the form attached as Appendix 6 of the TSMHL Share Pledge;

(ii)	deliver or procure to be delivered to the Common Security Agent a letter acknowledging notice of the pledge in the form of Appendix 7 of the TSMHL Share Pledge, confirming that the TSMHL Share Pledge has been inscribed in its records and noted in TSMHL’s register of members;

(f)	Simultaneous with the execution of the TSMHL Share Pledge, and, in any event, by no later than the date of the TSMHL Share Pledge, TSEHL and TSMHL shall:

(i)	cause the “transfer in guarantee” in the form of appendix 5 of the TSMHL Share Pledge, making reference to:

(A)	the TSMHL Share Pledge;

(B)	the names of TSEHL and the Common Security Agent; and

(C)	the amount of the debt secured,

to be signed by TSEHL and the secretary of the TSMHL and delivered to the Common Security Agent and duly inscribed in the register of pledges of TSMHL; and

(ii)	provide to the Common Security Agent and Pledgee a copy of the register of pledges of TSMHL confirming that the entry/inscription referred to above has been duly inscribed.

(g)	Simultaneous with the execution of the TSEHL Fixed and Floating Charge (TSMHL Shares), and, in any event, by no later than the date of the TSEHL Fixed and Floating Charge (TSMHL Shares), TSEHL shall deposit with the Common Security Agent all certificates or other documents of title or evidencing title in respect of each of the Relevant Shares (as defined in the TSEHL Fixed and Floating Charge (TSMHL Shares)) listed in schedule 1 of the TSEHL Fixed and Floating Charge (TSMHL Shares) and, where applicable, all other deliverables prescribed under the TSEHL Fixed and Floating Charge (TSMHL Shares).

5.	Financial information

Certified copies of the Original Financial Statements.

6.	Other documents and evidence

6.1	Evidence that the fees, costs and expenses then due from the Company pursuant to the Fee Letter and Clause 11 (Costs and Expenses) have been paid or will be paid by the first Distribution Date.

6.2	Evidence that each Fee Letter has been duly executed by the parties to it.

6.3	Simultaneous with the execution of the Common Security Documents referred to in paragraph 4 above, executed, dated and effective release documents relating to the release of Security created in respect of the Existing Facility Agreement.

6.4	Evidence satisfactory to the Global Facility Agent that each Participating Bank has carried out and is satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

6.5	The Group Structure Chart.

6.6	A copy of the Scott Wilson Report.

6.7	A list of specimen signatures and contact details for each person who has signing rights in respect of the Proceeds Account.

PART 2

CONDITIONS RELATING TO THE COMMON SECURITY DOCUMENTS

1.	Common Security Documents

1.1	Account Pledge (Collection Account)

(a)	Within 28 days of entry into the Account Pledge (Collection Account), TSMHL shall cause an entry evidencing the Account Pledge (Collection Account) to be made in the charges register of TSMHL.

(b)	Within 28 days of entry into the Account Pledge (Collection Account) TSMHL shall file with the Registrar of Companies in Mauritius a statement of the particulars of the pledge in compliance with section 127 of the Companies Act 2001. TSMHL shall promptly thereafter communicate to the Common Security Agent a copy of the filing duly certified by the Registrar of Companies.

1.2	Account Pledge (Proceeds Account)

(a)	Within 28 days of entry into the Account Pledge (Proceeds Account), TSMHL shall cause an entry evidencing the Account Pledge (Proceeds Account) to be made in the charges register of TSMHL.

(b)	Within 28 days of entry into the Account Pledge (Proceeds Account) TSMHL shall file with the Registrar of Companies in Mauritius a statement of the particulars of the pledge in compliance with section 127 of the Companies Act 2001. TSMHL shall promptly thereafter communicate to the Common Security Agent a copy of the filing duly certified by the Registrar of Companies.

1.3	TSMHL Share Pledge

(a)	Within 28 days of entry into the TMSHL Share Pledge, TSEHL shall cause an entry evidencing the TSMHL Share Pledge to be made in the charges register of TSEHL.

(b)	Within 28 days of entry into the TMSHL Share Pledge, TSEHL shall file with the Registrar of Companies in Mauritius a statement of the particulars of the pledge in compliance with section 127 of the Companies Act 2001. TSEHL shall promptly thereafter communicate to the Common Security Agent a copy of the filing duly certified by the Registrar of Companies.

1.4	TSEHL Fixed and Floating Charge (TSMHL Shares)

(a)	Within 28 days of entry into the TSEHL Fixed and Floating Charge (TSMHL Shares), TSEHL shall cause an entry evidencing the TSEHL Fixed and Floating Charge (TSMHL Shares) to be made in the charges register of the TSEHL.

(b)	By no later than 28 days after the execution of TSEHL Fixed and Floating Charge (TSMHL Shares), TSEHL shall cause the TSEHL Fixed and Floating Charge (TSMHL Shares) to be registered with the Registrar General of Mauritius and inscribed with the Registrar General/Mauritius Conservator of Mortgages and shall, following such inscription, deliver to the Common Security Agent an original of TSEHL Fixed and Floating Charge (TSMHL Shares) bearing the original stamp witnessing the registration of TSEHL Fixed and Floating Charge (TSMHL Shares) with the Registrar General and the inscription of the Charge in the register kept for that purpose by the Mauritius Conservator of Mortgages.

(c)	Within 28 days of entry into the TMSHL Share Pledge, TSEHL shall file with the Registrar of Companies in Mauritius a statement of the particulars of the TSEHL Fixed and Floating Charge (TSMHL Shares) in compliance with section 127 of the Companies Act 2001. TSEHL shall promptly thereafter communicate to the Common Security Agent a copy of the filing duly certified by the Registrar of Companies.

1.5	TSMHL Floating Charge (Collection Account)

(a)	Within 28 days of entry into the TSMHL Floating Charge (Collection Account), TSMHL shall cause an entry evidencing the TSMHL Floating Charge (Collection Account) to be made in the charges register of the TSMHL.

(b)	By no later than 28 days after the execution of TSMHL Floating Charge (Collection Account) TSMHL shall cause the TSMHL Floating Charge (Collection Account) to be registered with the Registrar General of Mauritius and inscribed with the Registrar General/Mauritius Conservator of Mortgages and shall, following such inscription, deliver to the Common Security Agent an original of TSMHL Floating Charge (Collection Account) bearing the original stamp witnessing the registration of TSMHL Floating Charge (Collection Account) with the Registrar General and the inscription of the Charge in the register kept for that purpose by the Mauritius Conservator of Mortgages.

(c)	Within 28 days of entry into the TSMHL Floating Charge (Collection Account), TSMHL shall file with the Registrar of Companies in Mauritius a statement of the particulars of TSMHL Floating Charge (Collection Account) in compliance with section 127 of the Companies Act 2001. TSMHL shall promptly thereafter communicate to the Common Security Agent a copy of the filing duly certified by the Registrar of Companies.

1.6	TSMHL Floating Charge (Proceeds Account)

(a)	Within 28 days of entry into the TSMHL Floating Charge (Proceeds Account), TSMHL shall cause an entry evidencing the TSMHL Floating Charge (Proceeds Account) to be made in the charges register of the TSMHL.

(b)	By no later than 28 days after the execution of TSMHL Floating Charge (Proceeds Account) TSMHL shall cause the TSMHL Floating Charge (Proceeds Account)to be registered with the Registrar General of Mauritius and inscribed with the Registrar General/Mauritius Conservator of Mortgages and shall, following such inscription, deliver to the Common Security Agent an original of TSMHL Floating Charge (Proceeds Account) bearing the original stamp witnessing the registration of TSMHL Floating Charge (Proceeds Account) with the Registrar General and the inscription of the Charge in the register kept for that purpose by the Mauritius Conservator of Mortgages.

(c)	Within 28 days of entry into the TSMHL Floating Charge (Proceeds Account), TSMHL shall file with the Registrar of Companies in Mauritius a statement of the particulars of TSMHL Floating Charge (Proceeds Account) in compliance with section 127 of the Companies Act 2001. TSMHL shall promptly thereafter communicate to the Common Security Agent a copy of the filing duly certified by the Registrar of Companies.

2.	Release of pledge documents

Simultaneous with the completion of all of the steps set out in paragraphs 1.4 to 1.6 above (inclusive), execution and delivery of all release documents relating to the release of:

(a)	the Account Pledge (Proceeds Account);

(b)	the Account Pledge (Collection Account); and

(c)	the TSMHL Share Pledge.

SCHEDULE 3

FORM OF TRANSFER CERTIFICATE

To:	[•] (the Global Facility Agent)

To:	[•] as [Conventional Facility Agent/Investment Agent]

From: [                    ] (the Existing Participating Bank) and [                    ] (the New Participating Bank)

Dated:

Vedanta Resources PLC – US$500,000,000 Common Terms Agreement with a green shoe option to increase the facility amount by US$250,000,000

dated [•] (the Agreement)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 19.5 (Procedure for transfer):

(a)	The Existing Participating Bank and the New Participating Bank agree to the Existing Participating Bank transferring to the New Participating Bank by novation all or part of the Existing Participating Bank’s rights and obligations referred to in the Schedule in accordance with Clause 19.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Participating Bank for the purposes of Clause 27.2 (Addresses) are set out in the Schedule.

(d)	On the Transfer Date the New Participating Bank shall become a [Lender / Participant] under the Finance Documents and shall be bound by the terms of the Finance Documents as a [Lender / Participant].

3.	The New Participating Bank expressly acknowledges the limitations on the Existing Participating Bank’s obligations set out in paragraph (c) of Clause 19.4 (Limitation of responsibility of Existing Participating Banks).

4.	The New Participating Bank confirms it is a New Participating Bank within the meaning of Clause 19.1 (Assignments and transfers by the Participating Banks).

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

7.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Participating Bank]	[New Participating Bank]

By:	By:

This Transfer Certificate is accepted by the Global Facility Agent and the [Conventional Facility Agent/Investment Agent] and the Transfer Date is confirmed as [            ].

[            ]

By:

SCHEDULE 4

FORM OF ASSIGNMENT AGREEMENT

To: [•] as Global Facility Agent and Vedanta Resources PLC

To: [•] as [Conventional Facility Agent/Investment Agent]

From:	[the Existing Participating Bank] (the Existing Participating Bank) and [the New Participating Bank] (the New Participating Bank)

Dated:

Vedanta Resources PLC – US$500,000,000 Common Terms Agreement with a green shoe option to increase the facility amount by US$250,000,000

dated [•] (the Agreement)

1.	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 19.6 (Procedure for assignment):

(a)	The Existing Participating Bank assigns absolutely to the New Participating Bank all the rights of the Existing Participating Bank specified in the Schedule.

(b)	The Existing Participating Bank is released from all the obligations of the Existing Participating Bank under the Finance Documents specified in the Schedule.

(c)	The New Participating Bank becomes a Party as a Participating Bank and is bound by obligations equivalent to those from which the Existing Participating Bank is released under paragraph (b) above.

(d)	On the Transfer Date the New Participating Bank shall become a [Lender / Participant] under the Finance Documents and shall be bound by the terms of the Finance Documents as a [Lender Participant].

3.	The proposed Transfer Date is [ ].

4.	The Facility Office and address, fax number and attention details for notices of the New Participating Bank for the purposes of Clause 27.2 (Addresses) are set out in the Schedule.

5.	The New Participating Bank expressly acknowledges the limitations on the Existing Participating Bank’s obligations set out in paragraph (c) of Clause 19.4 (Limitation of responsibility of Existing Participating Banks).

6.	This Assignment Agreement acts as notice to the Global Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 19.7 (Copy of Transfer Certificate or Assignment Agreement to Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

7.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

8.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Participating Bank]	[New Participating Bank]

By:	By:

This Assignment Agreement is accepted by the Global Facility Agent and the [Conventional Facility Agent/Investment Agent] and the Transfer Date is confirmed as [            ].

Signature of this Assignment Agreement by the Global Facility Agent constitutes confirmation by the Global Facility Agent of receipt of notice of the assignment referred to herein, which notice the Global Facility Agent receives on behalf of each Finance Party.

[•]

By:

SCHEDULE 5

FORM OF ACCESSION LETTER

To: [•] as Global Facility Agent

From:	[Proposed Hedging Bank]

Dated: [•] 2014

Dear Sirs

Vedanta Resources PLC – US$500,000,000 Common Terms Agreement with a green shoe option to increase the facility amount by US$250,000,000

dated [•] (the Agreement)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Proposed Hedging Bank] agrees to become a Hedging Bank and to be bound by the terms of the Agreement as a Hedging Bank.

3.	Details of the Hedging Document are as follows:

Date:	[ ]

Parties:	[Proposed Hedging Bank], [Vedanta Resources PLC] and Twin Star Mauritius Holdings Ltd.

Terms:	[Insert brief summary of type of contract].

4.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Accession Letter has been delivered as a deed on the date stated at the beginning of this Accession Letter.

[Appropriate deed execution blocks to be included]

Vedanta Resources PLC

By:

[Proposed Hedging Bank]

By:

Form of acceptance

This Accession Letter is accepted by the Global Facility Agent and the accession of [Proposed Hedging Bank] as Hedging Bank under the Agreement is accepted.

[•] as Global Facility Agent

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To: [•] as Global Facility Agent

From:	Vedanta Resources PLC

Dated:

Dear Sirs

Vedanta Resources PLC – US$500,000,000 Facility Agreement

dated [•] (the Agreement)

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

We confirm that:

(a)	the ratio of Total Net Borrowings as at the Test Date to EBITDA for the Relevant Period ending on the Test Date was [ ] to 1;

(b)	the ratio of Subsidiary Net Borrowings as at the Test Date to EBITDA for the Relevant Period ending on the Test Date was [ ] to 1;

(c)	the ratio of EBITDA for the Relevant Period ending on the Test Date to Net Interest Expense for the Relevant Period ending on the Test Date was [ ] to 1;

(d)	the ratio of Total Net Assets on the Test Date to Borrowings on the Test Date was [ ] to 1;

(e)	[the Material Subsidiaries are:

(i)	[ ];

(ii)	[ ]; and

(iii)	[ ].]

(f)	[We confirm that no Default is continuing.]*

Signed:	Signed:
Chief Financial Officer / Director	Authorised signatory of
Vedanta Resources PLC	Vedanta Resources PLC

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 7

VSAP AUDIT – SCOPE OF WORK

1.	The audit should pick up on, and follow through on, both specific areas of concern identified in past and forthcoming Scott Wilson Reports as well as the spirit of these issues, such as management needs necessary to proactively address root causes of identified issues.

2.	The audit will assess the approach, standards and procedures of the Group’s Sustainability Assurance Programme and review its general performance since inception.

3.	The audit will interview the sustainability team, internal stakeholders and may interview relevant key external stakeholders in order to verify the performance, robustness, fitness for purpose and integrity of the Group’s Sustainability Assurance Programme.

4.	It will identify system failures, errors, shortcomings for corrective action by the Group in the form of an agreed corrective action plan.

SCHEDULE 8

FORM OF WITHDRAWAL INSTRUCTION

From:	Twin Star Mauritius Holdings Ltd. as TSMHL

To: [Standard Chartered Bank (Mauritius) Limited] as Account Bank

Address: Units 6A & 6B, 6th Floor, Raffles Tower, Lot 19, Cybercity, Ebene, Mauritius

Fax: 230 466 5161

Email: MUPayment.Team@sc.com

Attention: Parweez Rajabally

Deena Shiwpursad

Dated:

Dear Sirs

Vedanta Resources PLC – US$500,000,000 Facility Agreement

dated [•] (the Agreement)

1.	We refer to the Agreement. This is a withdrawal Instruction.

2.	We confirm that the withdrawals are in accordance with terms of the Finance Documents].

3.	In accordance with Clause 17.2 (Accruals on credit balances and withdrawals) of the Agreement, we instruct you to withdraw monies from the [specify relevant Bank Account (account no. [•])] and apply such monies as set out below:

Currency:	[•]

Amount:	[•]

Payee:	[•]

Correspondent Bank details:	[•]

[Payee account details: Accountholder’s Name:	[•]

Account No:	[•]

Bank Name:	[•]

Bank Address:	[•]

SWIFT Code:	[•]

Reference:	[•]

Value Date:	[•]

4.	This instruction is irrevocable.

Yours faithfully

For and on behalf of
Twin Star Mauritius Holdings Ltd.
Title:

SCHEDULE 9

FORM OF INCREASE PARTICIPATING BANK ACCESSION AGREEMENT

To: [•] as Global Facility Agent

To: [•] as [Conventional Facility Agent/Investment Agent]

From: Participating Bank (the Increase Participating Bank)

Dated:

Vedanta Resources PLC – US$500,000,000 Common Terms Agreement with a green shoe option to increase the facility amount by US$250,000,000

dated [•] (the Agreement)

1.	We refer to the Agreement. This accession agreement (the Accession Agreement) shall take effect as an Increase Participating Bank Accession Agreement for the purpose of the Agreement. Terms defined in the Agreement have the same meaning in this Accession Agreement unless given a different meaning in this Accession Agreement.

2.	We refer to Clause 2.4 (Increase Commitments) of the Agreement.

3.	The Increase Participating Bank agrees to assume and will assume all of the obligations corresponding to the Increase Commitment in respect of [insert facility] specified in the Schedule (the Increase Commitment) as if it was an Original Participating Bank in respect of [Conventional/Islamic]Facility [A/B] under the Agreement.

4.	The proposed date on which the increase in relation to the Increase Participating Bank and the Increase Commitment is to take effect (the Commitment Increase Date) is [ ].

5.	On the Increase Date, the Increase Participating Bank becomes party to the Finance Documents as a [Lender/Participant] and shall be bound by the Finance Documents as a [Lender/Participant].

6.	The Facility Office and address, fax number and attention details for notices to the Increase Participating Bank for the purposes of Clause 27.2 (Addresses) are set out in the Schedule.

7.	This Accession Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Accession Agreement.

8.	This Accession Agreement is a Finance Document.

9.	This Accession Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Accession Agreement has been entered into on the date stated at the beginning of this Accession Agreement.

THE SCHEDULE

Increase Commitment/rights and obligations to be assumed by the Increase Participating Bank

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Participating Bank]
By:

This Agreement is accepted as an Increase Participating Bank Accession Agreement for the purposes of the Agreement by the Global Facility Agent and the [Conventional Facility Agent/Investment Agent] and the Increase Date is confirmed as [            ].

[•] as Global Facility Agent

By:

[•] as [Conventional Facility Agent/Investment Agent]

By:

SCHEDULE 10

FORM OF PERMITTED CAIRN DISPOSAL CERTIFICATE

To: [•] as Global Facility Agent

From:	Vedanta Resources PLC

Dated:

Dear Sirs

Vedanta Resources PLC – US$500,000,000 Common Terms Agreement with a green shoe option to increase the facility amount by US$250,000,000 dated [•] (the Agreement)

We refer to the Agreement. This is a Permitted Cairn Disposal Certificate. Terms defined in the Agreement have the same meaning in this Permitted Cairn Disposal Certificate unless given a different meaning in this Permitted Cairn Disposal Certificate.

We confirm that:

(a)	the Cairn India Share Value at the Disposal Date is US$[•], based on the following:

(i)	the number of Cairn India Shares held by TSMHL is [•];

(ii)	the volume weighted average price of Cairn India Shares traded on the stock exchanges operated by BSE Ltd and National Stock Exchange of India Limited during the five Trading Day period immediately preceding the date of calculation is [•]; and

(iii)	the average of the exchange rates for each such Trading Day for the purchase of US$ with INR as determined by reference to the daily reference rate published by the RBI for the purchase of US$ with INR is [•];

(b)	the Common Secured Debt, as notified to us by the facility agents in respect of the Common Secured Debt, outstanding on the Disposal Date is US$[•] and the basis of conversion of any Common Secured Debt not denominated in US Dollars into US Dollars for the purpose of this paragraph (b) is set out below:

[insert conversion mechanics and calculations]

(c)	the number of Cairn India Shares disposed of or to be disposed of on the Disposal Date is [•] (the Relevant Disposal);

(d)	the Required Proceeds received by TSMHL in respect of the Relevant Disposal are equal to US$[•];

(e)	the portion of Required Proceeds that is proposed to be used in the mandatory prepayment of the principal amount outstanding of the Common Secured Debt in accordance with the Intercreditor Agreement is US$[•];

[insert calculations showing the breakdown]

(f)	the Cairn India Share Value, after taking into account the Relevant Disposal, is US$[•];

(g)	no Event of Default is continuing or will occur as a result of the Relevant Disposal; and

(h)	accordingly, the Permitted Cairn Disposal Test has been satisfied on the Disposal Date.

Signed:

Authorised signatory

Signed:

Authorised signatory

SCHEDULE 11

FORMS OF NOTIFIABLE DEBT TRANSFER TRANSACTION NOTICE

PART 1

FORM OF NOTICE ON ENTERING INTO NOTIFIABLE DEBT PURCHASE TRANSACTION

To: [            ] as Global Facility Agent

From: [The Lender]

Dated:

Vedanta Resources PLC – US$500,000,000 Common Terms Agreement with a green shoe option to increase the facility amount by US$250,000,000 dated [•] (the Facilities Agreement)

1.	We refer to paragraph (b) of Clause 19.13 (Effects of a Debt Transfer Transaction) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates

[Lender]

By:

PART 2

FORM OF NOTICE ON TERMINATION OF NOTIFIABLE DEBT PURCHASE TRANSACTION

To: [            ] as Global Facility Agent

From: [The Lender]

Dated:

Vedanta Resources PLC – US$500,000,000 Common Terms Agreement with a green shoe option to increase the facility amount by US$250,000,000 dated [•] (the Facilities Agreement)

1.	We refer to paragraph (c) of Clause 19.13 (Effects of a Debt Transfer Transaction) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [•] has terminated.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates

[Lender]

By:

SIGNATORIES

TSMHL

TWIN STAR MAURITIUS HOLDINGS LTD.

Address:	C/o CIM CORPORATE SERVICES LTD

Les Cascades Building

Edith Cavell Street

Port Louis, Mauritius

Fax:	+230 212 5265

Attention:	Mr Gyaneshwarnath Gowrea or Mr Mohammad Akhtar Janally

Email:	Emerald@cimglobalbusiness.com

By:

Name:

Title:

TSEHL

TWIN STAR ENERGY HOLDINGS LTD.

Address:	C/o CIM CORPORATE SERVICES LTD

Les Cascades Building

Edith Cavell Street

Port Louis, Mauritius

Fax:	+230 212 5265

Attention:	Mr Gyaneshwarnath Gowrea or Mr Mohammad Akhtar Janally

Email:	Emerald@cimglobalbusiness.com

By:

Name:

Title:

The Company

VEDANTA RESOURCES PLC

Address:	5th Floor Hill House, 16 Berkeley Street, London W1J 8DZ

Fax:	+44 207 491 8440

Attention:	Deepak Kumar

Email:	dk@vedantaresources.com

By:

Name:

Title:

The Conventional Facility Arrangers

FIRST GULF BANK PJSC

By:

Name:

Title:

The Conventional Facility Arrangers

STANDARD CHARTERED BANK

By:

Name:

Title:

The Islamic Facility Arrangers

FIRST GULF BANK PJSC

By:

Name:

Title:

The Islamic Facility Arrangers

STANDARD CHARTERED BANK

By:

Name:

Title:

The Original Lenders

FIRST GULF BANK PJSC

By:

Name:

Title:

The Original Lenders

STANDARD CHARTERED BANK

By:

Name:

Title:

The Original Participants

FIRST GULF BANK PJSC

By:

Name:

Title:

The Original Participants

STANDARD CHARTERED BANK

By:

Name:

Title:

The Global Facility Agent

STANDARD CHARTERED BANK

Address:	5th Floor 1 Basinghall Avenue, London, EC2V 5DD

Fax:	+44207 885 9728

Email:	loansagencyuk@sc.com

Attention:	Manager Asset Servicing

By:

Name:

Title:

The Investment Agent

STANDARD CHARTERED BANK

Address:	5th Floor 1 Basinghall Avenue, London, EC2V 5DD

Fax:	+44207 885 9728

Email:	loansagencyuk@sc.com

Attention:	Manager Asset Servicing

By:

Name:

Title:

The Conventional Facility Agent

STANDARD CHARTERED BANK

Address:	5th Floor 1 Basinghall Avenue, London, EC2V 5DD

Fax:	+44207 885 9728

Email:	loansagencyuk@sc.com

Attention:	Manager Asset Servicing

By:

Name:

Title:

The Account Bank

STANDARD CHARTERED BANK (MAURITIUS) LIMITED

Address:	Units 6A & 6B, 6th Floor, Raffles Tower, Lot 19,

Cybercity, Ebene, Mauritius

Fax:	+230 466 5161

Email:	MUPayment.Team@sc.com

Attention:	Parweez Rajabally / Deena Shiwpursad

By:

Name:

Title: